Exhibit 2.1

Certain information in this Exhibit has been excluded because it is both (i) not material and (ii) is the type of information that the Company treats as private or confidential. The redaction of such information is indicated by “[***]”.

Execution Version

Agreement and Plan of Merger

by and among

Propulsion Holdings, LLC
(a Delaware Limited Liability Company)

Cognizant Domestic Holdings Corporation
(a Delaware Corporation)

Eagle Acquisition Sub, LLC
(a Delaware Limited Liability Company)

and

Propulsion Intermediate, LP
(a Delaware Limited Partnership)

June 5, 2024

TABLE OF CONTENTS

i

ii

iii

COMPANY ANNEXES & SCHEDULES
Annex 1.01(a)(i)	-	Key Employees
Annex 1.01(b)	-	Knowledge Parties
Annex 1.01(c)	-	Permitted Liens
Annex 1.01(d)	-	Releases
Annex 1.01(e)(i)	-	Settled Matter
Annex 1.01(e)(ii)	-	Settlement
Annex 1.01(f)	-	Specified Customer
Annex 3.03(b)	-	Form of Closing Consideration Schedule
Annex 4.01(e)	-	Closing Consents
Annex 4.03(a)	-	Antitrust and FDI Clearances
Annex 5.02(a)	-	De Minimus Bring Down Subsidiaries
Annex 5.03(b)	-	Material Leases
Annex 7.01(b)	-	Covenants Exceptions
Annex 7.02	-	Authorized Representative
Annex 7.06(b)	-	Funded Indebtedness
Annex 7.07	-	Resignation Letters
Annex 7.08(a)	-	Additional Consents
Annex 7.08(b)	-	Required Notice
Annex 13.03	-	Notices
Schedule 5.01(b)	-	Board of Directors
Schedule 5.01(c)	-	Ownership Rights
Schedule 5.02(a)	-	Subsidiaries
Schedule 5.02(c)	-	Joint Ventures
Schedule 5.03(b)	-	No Breach
Schedule 5.04(a)	-	Capitalization
Schedule 5.04(b)	-	Options
Schedule 5.04(c)	-	Contractual Rights and Obligations
Schedule 5.04(d)	-	Outstanding Options
Schedule 5.05(a)	-	Financial Statements
Schedule 5.06	-	Absence of Undisclosed Liabilities
Schedule 5.07(a)	-	No Material Adverse Change
Schedule 5.07(b)	-	Absence of Certain Developments
Schedule 5.08(b)	-	Leased Real Property
Schedule 5.08(d)	-	Vacated Real Property
Schedule 5.09	-	Tax Matters
Schedule 5.09(r)	-	Tax Classification
Schedule 5.10(a)	-	Contracts
Schedule 5.10(b)	-	Contract Exceptions
Schedule 5.11(a)	-	Intellectual Property
Schedule 5.12(a)	-	Litigation
Schedule 5.12(b)	-	Governmental Order
Schedule 5.13	-	Governmental Consents
Schedule 5.14(a)	-	Employee Benefits

Schedule 5.14(d)	-	Welfare Plans
Schedule 5.14(f)	-	280G Payments
Schedule 5.15	-	Insurance
Schedule 5.16	-	Environmental Matters
Schedule 5.17	-	Affiliated Transactions
Schedule 5.18	-	Brokerage
Schedule 5.19(a)	-	Permits
Schedule 5.19(b)	-	Compliance with Laws
Schedule 5.20(a)(i)	-	Collective Bargaining Agreements
Schedule 5.20(a)(ii)	-	Unfair Labor Practice Charges
Schedule 5.20(c)	-	Employment Laws
Schedule 5.20(f)	-	Sexual Harassment and Sexual Misconduct
Schedule 5.21	-	Anti-Corruption and International Trade Compliance
Schedule 5.22	-	Customers and Suppliers
Schedule 5.23	-	Government Contracts
Schedule 5.24	-	Privacy and Security

EXHIBITS
Exhibit A	-	Form of Release
Exhibit B	-	Form of Non-Competition Agreement
Exhibit C	-	Specific Policies
Exhibit D	-	Form of Certificate of Merger
Exhibit E	-	Form of Consulting Termination Agreement
Exhibit F	-	Form of Disbursing Agent Agreement
Exhibit G	-	Form of Escrow Agreement
Exhibit H	-	Form of Letter of Transmittal
Exhibit I	-	R&W Insurance Policy
Exhibit J	-	Reorganization Plan
Exhibit K	-	Illustrative Closing Statement
Exhibit L	-	Rules of Engagement for Firm
Exhibit M	-	Form of Company Closing Certificate
Exhibit N	-	Form of Parent and Merger Sub Closing Certificate
Exhibit O	-	Form of Non-U.S. Real Property Holding Corporation Status

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 5, 2024, is made by and among Propulsion Holdings, LLC, a Delaware limited liability company (the “Company”), Cognizant Domestic Holdings Corporation, a Delaware corporation (“Parent”), Eagle Acquisition Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and Propulsion Intermediate, LP, a Delaware limited partnership (the “Representative”), as the sole Unitholder and representative for the Optionholders. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.
WHEREAS, Parent desires to acquire one hundred percent (100%) of the Company Units pursuant to a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;
WHEREAS, simultaneous with the execution of this Agreement and as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and the other Transaction Documents, each of the Representative, AE Industrial Partners, LP, AE Industrial Operating Partners, LLC and AE Industrial Partners Extended Value Fund, LP have executed a certain Sponsor Side Letter (the “Sponsor Side Letter”);
WHEREAS, simultaneous with the execution of this Agreement and as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and the other Transaction Documents, the Persons set forth on Annex 1.01(d) attached hereto have each executed a release, in the form attached hereto as Exhibit A (the “Releases”);
WHEREAS, no later than immediately prior to the Measurement Time, and upon the terms and conditions set forth in this Agreement and the other agreements entered into in connection herewith and therewith, the Company and certain of its Affiliates shall undertake the Reorganization contemplated by, and in accordance with, the Reorganization Plan;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, each Key Employee has executed an employment offer letter with Parent with respect to their employment with the Company (or its applicable Subsidiary) each to be effective upon the Closing (the “Key Employee Offer Letters”) and other employment-related documents;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, each of the Key Employees has executed a Non-Competition Agreement (the “Non-Competition Agreement”) in the form attached hereto as Exhibit B, each to be effective upon the Closing; and
WHEREAS, the respective boards of managers of Merger Sub and the Company have authorized, adopted and approved this Agreement and determined that this Agreement and the Merger are desirable and in the best interests of their respective companies and stockholders, unitholders or members, as applicable.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS
1.01Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:
“Accounting Principles” means (a) the specific accounting principles, methods, policies, practices, procedures and classifications set forth in Exhibit C, (b) to the extent not inconsistent with the immediately preceding clause (a) above, the same accounting principles, methods, policies, practices, procedures and classifications (including in respect of the exercise of management judgment) used by PA LLC and its Subsidiaries in the preparation of the Financial Statements as of, and for the period ending, December 31, 2023 and (c) to the extent not addressed in the immediately preceding clauses (a) or (b), GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c) and clause (b) shall take precedence over clause (c).
“Acquisition Proposal” means any indication of interest, inquiry, request for information, proposal or offer, including any amendment or modification to any existing indication of interest, inquiry, proposal or offer, from any person or group (other than, in each case, Parent or any of its Affiliates or representatives thereof), relating to, or that would reasonably be expected to result in, any of the following, whether in one transaction or a series of related transactions (in each case, excluding the Reorganization contemplated by, and completed in accordance with, the Reorganization Plan): (a) the direct or indirect acquisition of, or lease or license to, all or a material portion of the assets, properties or rights of the Company or any of its Subsidiaries or the Equity Securities of the Joint Ventures held by the Company or its Subsidiaries; (b) the direct or indirect issuance or acquisition of Equity Securities of the Company or any of its Subsidiaries or, in the case of the Joint Ventures, the direct acquisition of Equity Securities of such Joint Venture that are owned by the Company or any of its Subsidiaries (in each case, other than pursuant to (i) agreements in effect on the date hereof that have been made available by the Company to Parent and (ii) employee benefit and equity award plans in effect on the date hereof that have been made available by the Company to Parent); (c) tender offer or exchange offer for Equity Securities of the Company or any of its Subsidiaries or the Equity Securities of the Joint Ventures held by the Company or its Subsidiaries; (d) merger, consolidation or other business combination or similar transaction involving the Company or any of its Subsidiaries or the Equity Securities of the Joint Ventures held by the Company or its Subsidiaries; (e) joint venture or other strategic investment in the Company or its Subsidiaries; (f) reorganization, recapitalization or restructuring of the Company or any of its Subsidiaries or any of their respective obligations; or (g) any combination of the foregoing, in the case of each of clauses (a) through (g), where such transaction or series of related transactions is to be entered into with any person or group of persons other than Parent and its Affiliates.
“Action” means any claim, inquiry, demand, action, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, hearing, citation, summons, subpoena, or any investigation solely to the extent the Company has knowledge of or has been provided with written notice of such investigation, of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity, in each case that is by or before a Governmental Body, arbitrator, arbitration panel or mediator.
“Adjustments” means (a) any amounts paid to the Representative or to the Disbursing Agent at the Representative’s direction pursuant to Section 3.03(i)(ii), but subject to Section 13.13, (b) the Purchase Price Adjustment Escrow Funds distributed to the Representative or to the Disbursing Agent at the Representative’s direction pursuant to the terms of the Escrow Agreement or Section 3.03, as applicable, or otherwise, but in each case subject to Section 13.13, and (c) any portion of the Representative Holdback

Amount released by, or caused to be released by, the Representative pursuant to Section 13.13(a) or otherwise.
“AEI Consultants” means, collectively, AE Industrial Operating Partners, LLC, a Delaware limited liability company, and AE Industrial Partners, LP, a Delaware limited partnership.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Affordable Care Act” is defined in Section 5.14(j).
“Agreement” is defined in the Preamble.
“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (government or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, foreign government employee or commercial entity to obtain a business advantage, including, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, the Indian Prevention of Corruption Act, 1988, Canada Corruption of Foreign Public Officials Act, the Polish Criminal Code and the Polish Act on Liability of Collective Entities for Acts Prohibited Under Penalty, all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any other applicable anti-corruption or anti-bribery Laws.
“Anti-Money Laundering Laws” means all Laws relating to money laundering, including, financial recordkeeping and reporting requirements; such as, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Indian Prevention of Money Laundering Act, 2002, as amended, all money laundering-related Laws of other jurisdictions where the Company or its Subsidiaries conducts business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Body.
“Arbitrators” is defined in Section 13.12(b).
“Audited Financial Statements” is defined in Section 5.05(a).
“Authorized Representative” is defined in Section 7.02.
“Award” is defined in Section 13.12(b).
“Belcan LLC” means Belcan, LLC, an Ohio limited liability company.
“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.
“CARES Act” is defined within the definition of “COVID-19 Measures.”
“Cash” means, as of a given time, an amount equal to the aggregate amount of (a) all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries (in each case, to the extent fully convertible to unrestricted cash within sixty (60) days) following the Closing Date determined on a consolidated basis, including all outstanding security or similar deposits, deposits in transit, demand deposits, money markets or similar accounts, short-term investments and credit card receivables, in each case, calculated in accordance with the Accounting Principles and only to the extent fully convertible into unrestricted cash within sixty (60) days following the Closing Date, and increased for the amount of any fees and expenses, which pursuant to the express terms of this Agreement, are the responsibility of Parent, to the extent paid by the Company or any of its Subsidiaries with Parent’s prior written consent prior to the Measurement Time, net of (b) (i) any of the foregoing used after the Measurement Time and prior to Closing to (A) reduce the amount of Indebtedness or Transaction Expenses or (B) pay the Representative, the Unitholder, or any of their respective Affiliates other than employment compensation and benefits paid to employees in the ordinary course of business consistent with past practice and (ii) the aggregate balance of all outstanding checks, transfers, wires and drafts written against such accounts or deposits.
“Cause” means, with respect to a Key Employee, that such Key Employee: (a) if there is a written employment agreement between the Key Employee and the Company or any of its Subsidiaries in effect on the date of this Agreement, that defines termination of such relationship for cause, “cause” as defined in such agreement; and (b) in the absence of such agreement, any of the following: (i) has been convicted of (or entered a plea of nolo contendere to) a felony or a misdemeanor involving moral turpitude, (ii) has committed, or attempted to commit, any act or failure to act that involves moral turpitude, dishonesty, theft, destruction of property, misconduct, fraud, misappropriation, coercion, embezzlement or unethical business conduct, against the Company or its Subsidiaries or is otherwise materially injurious to the Company, its Subsidiaries or any of their respective affiliates, whether financially or otherwise, or has improperly disclosed confidential information, (iii) is in violation in any respect of the code of conduct as then in effect of the Company or its Subsidiaries or any other rule, policy or guidelines of the Company or its Subsidiaries, (iv) any violation of any other contract or agreement between the Company or its Subsidiaries and such Key Employee and the failure of such Key Employee to cure such violation within ten (10) days following delivery of written notice to such Key Employee from the Company or its Subsidiaries and (v) any failure by the Key Employee to abide by any directives of the board of manager of the Company or an officer to whom the Key Employee reports.
“Certificate of Merger” means the certificate of merger in the form attached hereto as Exhibit D.
“CEST” is defined in Section 5.20(e).
“CGP Registrant” means Belcan Canada Inc.
“Closing” is defined in Section 3.01.
“Closing Balance Sheet” is defined in Section 3.03(c).
“Closing Cash Proceeds” means (a) the Enterprise Value, minus (b) the amount of Indebtedness outstanding as of the Closing, plus (c) the amount of Cash as of the Measurement Time, minus (d) the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (e) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, plus (f) the aggregate exercise price of all In The Money Options, minus (g) the Representative Holdback Amount, minus (h) all Transaction Expenses, minus (i) the Purchase Price Adjustment Escrow Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses or Working Capital shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.
“Closing Common Unit Merger Consideration” means an amount equal to (a) the Estimated Closing Cash Proceeds, minus (b) the Preferred Unit Merger Consideration.

“Closing Common Unit Value” means, with respect to each Common Unit, the product of (a) the Per Unit Portion, multiplied by (b) the Closing Common Unit Merger Consideration.
“Closing Consideration Schedule” is defined in Section 3.03(b).
“Closing Date” is defined in Section 3.01.
“Closing Statement” is defined in Section 3.03(c).
“Closing Working Capital” means Working Capital as of the Measurement Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Cognizant Common Stock” means the Class A common stock, par value $0.01 per share, of Ultimate Parent.
“Common Unit” means a unit having the rights and obligations specified with respect to “Common Units” as set forth in the LLC Agreement.
“Common Unit Merger Consideration” is defined in Section 2.02(b).
“Company” is defined in the Preamble.
“Company Documents” is defined in Section 5.03(a).
“Company Employee” means each employee of the Company or any of its Subsidiaries (a) as of the date hereof or (b) hired after the date hereof but prior to the Closing.
“Company Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 5.01(a) and the first sentence of Section 5.01(b) (Organization and Power), the second, third and fourth sentences of Section 5.02(a), the first and second sentences of Section 5.02(b) (Subsidiaries), Section 5.03(a) (Authorization), clauses (A) (No Violation of Governing Documents), (D) (No Violation of Governmental Order) and (E) (No Violation of Law) of Section 5.03(b) (No Breach), the first and second sentences of Section 5.04(a), Section 5.04(b) and Section 5.04(c) (Units) and Section 5.18 (Brokerage).
“Company IP” means all Developed Technology and all other Intellectual Property, in each case, owned or purported to be owned by, or exclusively licensed or purportedly exclusively licensed to, the Company or any of its Subsidiaries.
“Company Option Plan” means the Propulsion Holdings, LLC 2016 Interest Option Plan, as amended from time to time.
“Company Unit” means, collectively, the Preferred Units and the Common Units.
“Comprehensive Arbitration Rules” is defined in Section 13.12.
“Confidentiality Agreement” is defined in Section 8.05.
“Consulting Agreement” means that certain Consulting Agreement, dated as of July 13, 2015, by and between PA LLC, and AE Industrial Partners, LP, a Delaware limited partnership, as amended by

Amendment No. 1 to Consulting Agreement, dated as of July 4, 2019, by and between PA LLC and AE Industrial Partners, LP, as further amended by Amendment No. 2 to Consulting Agreement, dated as of July 1, 2020, by and among PA LLC, AE Industrial Partners, LP and AE Industrial Operating Partners, LLC, a Delaware limited liability company, as further amended by Amendment No. 3 to Consulting Agreement, dated as of October 30, 2020, by and among PA LLC, AE Industrial Partners, LP and AE Industrial Operating Partners, LLC.
“Consulting Termination Agreement” means the Consulting Termination Agreement in the form attached hereto as Exhibit E.
“Contract” means any contract, agreement, purchase order, sales order, deed, indenture, mortgage, lease, license, note, bond, loan, commitment, purchase order, statement of work, undertaking, franchise, license or other legally binding arrangement, whether written or oral, express or implied (including any amendments and other modifications thereto).
“control” is defined within the definition of “Affiliate.”
“Controlled Goods Program” means the Canadian Controlled Goods Program administered by PSPC.
“Controlled Goods Program Certificate” means the certificate of registration issued to the CGP Registrant by PSPC under the Controlled Goods Program (Certificate No. 28570 issued on 2022-09-26 and expiring on 2027-06-26).
“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations, evolutions, or variants thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Laws, directives, guidelines or recommendations by any Governmental Body in connection with or in response to COVID-19, including (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) enacted March 27, 2020, as amended, supplemented or otherwise modified and including any successor or similar legislation, regulation, rule, interim final rule, FAQ or other guidance related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of such Coronavirus Aid, Relief and Economic Security Act, (b) the Families First Coronavirus Response Act (Pub. L. 116-127) and any administrative or other guidance published with respect thereto by any Governmental Body and (c) the American Rescue Plan Act of 2021 (collectively, “CARES Act”).
“Credit Agreements” means the Term Loan Credit Agreement and the ABL Credit Agreement as defined in Annex 7.06(b).
“CSA” is defined in Section 5.23(r).
“Current Government Bid” means a Government Bid which has not expired and for which an award has not been made.
“Current Government Contract” means a Government Contract which has not expired or terminated, or which has not been finally and formally closed-out in writing.

“Current Government Subcontract” means a Government Subcontract which has not expired or terminated.
“DCSA” shall mean the Defense Counterintelligence and Security Agency.
“DDTC” has the meaning set forth in Section 7.13.
“Delaware Law” means the Delaware Limited Liability Company Act.
“Developed Technology” means all Intellectual Property designed, developed or created by or on behalf of the Company or any of its Subsidiaries, that is owned or purported to be owned by the Company or any of its Subsidiaries and either is provided, delivered, licensed, sold or otherwise made available by or on behalf of the Company or any of its Subsidiaries to any of its or their customers, or is otherwise used by the Company or any of its Subsidiaries to conduct the business of the Company or any of its Subsidiaries, including any such Intellectual Property in (a) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, creations, inventions and invention disclosures, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel, and other information, research, and materials; (c) specifications, designs, models, devices, prototypes, schematics, manuals and development tools; (d) Software, content, and other works of authorship; (e) websites, social media accounts, databases and other compilations of data; (f) trade secrets and proprietary information; and (g) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.
“DFARS” means the Department of Defense supplement to the FAR contained within Chapter 2 of title 48 of the U.S. Code of Federal Regulations.
“Disability” means, with respect to a particular Key Employee, a permanent and total disability within the meaning of Section 22(e)(3) of the Code, but only if such condition is also a “disability” within the meaning of Section 409A(a)(2)(C) of the Code and the regulations or other published guidance promulgated thereunder.
“Disbursing Agent” means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.
“Disbursing Agent Agreement” means a disbursing agent agreement, by and among the Disbursing Agent, Parent and Representative, in the form attached hereto as Exhibit F.
“Disclosure Schedules” is defined in Article V.
“Effective Time” is defined in Section 2.01(b).
“Electronic Delivery” is defined in Section 13.10.
“Enterprise Value” means $1,290,000,000.
“Environmental Laws” means all Laws as enacted and in effect as of the date hereof concerning public or worker health and safety, pollution, protection, investigation or restoration of the environment.
“Environmental Permits” is defined in Section 5.16(d).

“Equity Securities” of any Person shall mean, as applicable, (a) any equity interest, membership interests or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other equity interest or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other equity interest or securities containing any profit participation features, or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other equity interest or securities containing any profit participation features, (d) any equity appreciation rights, phantom equity rights or other similar rights or (e) any equity securities issued or issuable with respect to the securities referred to in the immediately preceding clauses (a) through (d) in connection with a combination of units, recapitalization, merger, consolidation or other reorganization.
“Equityholder Allocation Percentage” means, as to the Unitholder or any Optionholder that has received any portion of the Merger Consideration, a fraction, (a) the numerator of which is with respect to the Unitholder, the number of Company Units, or with respect to any Optionholder, the number of Common Units issuable upon exercise of all In The Money Options, each as held by the Unitholder or the applicable Optionholder immediately prior to the Effective Time and (b) the denominator of which is the sum of (i) the total number of Company Units held by the Unitholder plus (ii) the total number of Common Units issuable upon exercise of all In The Money Options held by the Optionholders, each as held and as the case may be, immediately prior to the Effective Time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any corporation or other entity that, at any relevant time, was or is included in a controlled group of corporations within which the Company or its Subsidiaries is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company or its Subsidiaries, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company or its Subsidiaries is also included, as provided in Section 414(m) of the Code.
“Escrow Agent” means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.
“Escrow Agreement” means an escrow agreement in the form attached hereto as Exhibit G.
“Estimated Closing Balance Sheet” is defined in Section 3.03(a).
“Estimated Closing Cash Proceeds” is defined in Section 3.03(a).
“Estimated Closing Statement” is defined in Section 3.03(a).
“Export Control Laws” means all applicable trade, export control, import, and antiboycott Laws imposed, administered, or enforced by: (a) the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the Export Controls Act of 2018 (22 U.S.C. § 2751 et seq.), Section 999 of the Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774); (b) the Canadian government, including the Export and Import Permits Act (R.S.C., 1985, c. E-19), the Defense Production Act (R.S.C. , 1985, c. D-1), and the Controlled Goods Regulations (SOR/2001-32); and (c) any other jurisdiction, including but not limited to the Export Control Regulation (EU) 2021/821, UK Export Control Act 2022, UK Export Control Order

2008, Council Regulation (EC) No 428/2009 (retained in UK Legal Requirements pursuant to The European Union (Withdrawal) Act 2018), except to the extent inconsistent with U.S. law.
“FAR” means the Federal Acquisition Regulation, title 48 of the U.S. Code of Federal Regulations, including any agency supplements thereto.
“FCL” is defined in Section 5.23(q).
“Financial Statements” is defined in Section 5.05(a).
“Firm” is defined in Section 3.03(f).
“Fraud” means, with respect to a party hereto, the knowing and intentional fraud of such Person in such Person’s making of an express representation or warranty contained in this Agreement (as qualified by the Disclosure Schedules) or an express representation or warranty contained in any certificate or Letter of Transmittal delivered by such Person at the Closing pursuant to this Agreement, with the actual (and not constructive) knowledge of such Person that such representation or warranty was false when made (as opposed to the making of a representation or warranty (affirmatively or by omission) negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the actual intent of such Person of deceiving and inducing the party hereto to whom such representation and warranty was made herein or in such certificate to enter into or consummate the transactions contemplated by this Agreement and upon which such party hereto reasonably and justifiably relied (subject, for the avoidance of doubt, to Sections 8.06 and Section 10.01) to its material detriment.
“Funded Indebtedness” is defined in Section 7.06(b).
“GAAP” means U.S. generally accepted accounting principles, in effect from time to time.
“Governing Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of any such Person and (ii) all bylaws, voting agreements, stockholder agreements, investor rights agreements and similar documents, instruments or agreements relating, in each case, to the organization or governance of such Person, or the transfer of securities of such Person, in each case, as amended, restated, supplemented or otherwise modified.
“Government Bid” means any bid, proposal, quotation, or offer made or issued by the Company or any of its Subsidiaries which, if accepted or awarded, could lead to a Government Contract.
“Government Contract” means any prime contract, cooperative agreement, grant, Other Transaction Agreement, purchase order, task order, delivery order, pricing agreement, letter contract or other Contract or arrangement of any kind for the sale of supplies and services of any type, between the Company or any of its Subsidiaries or any Joint Venture, on the one hand, and (a) any Governmental Body or (b) any prime contractor or higher-tiered contractor to a Governmental Body in its capacity as a prime contractor or higher-tiered contractor.
“Government Contract Lookback Period” means the six (6) year period prior to the date hereof; provided, that, with respect to any particular Government Contract or Government Subcontract, as applicable, such period shall not include any period prior to the date on which the applicable Company Subsidiary party thereto was acquired by the Company (or a Subsidiary thereof).

“Government Official” means (a) any official (elected or appointed), officer, employee of, or any Person acting in an official or public capacity for or on behalf of a Governmental Body, any department, agency or instrumentality thereof, or any company, business, enterprise or other entity owned, in whole or in part, or controlled by Governmental Body, (b) any official (elected or appointed), officer, employee, representative or agent (paid or unpaid) of a public international organization or (c) any official (elected or appointed), officer, employee, representative or agent (paid or unpaid) of a political party or candidate for political office.
“Government Subcontract” means any Contract for the purchase of supplies or services by the Company or any of its Subsidiaries from any subcontractor for work performed under any Government Contract.
“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) international, multinational, supranational, federal, state, provincial, local, municipal, non-U.S., or other government, or any political subdivision thereof or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, regulatory body, or other entity and any court, arbitration panel, or other tribunal).
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, ruling, decision, assessment, consent or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with, or under the supervision of a Governmental Body or arbitrator.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“In The Money Optionholder” means a holder of In The Money Options.
“In The Money Options” means all outstanding Options as to which the Per Unit Portion of the Estimated Closing Cash Proceeds (excluding, for this purpose, the adjustment for the Representative Holdback Amount) exceeds the applicable exercise price per unit of such Option.
“Inbound License” means each Contract pursuant to which any right or interest in any Intellectual Property is licensed or provided to the Company or any of its Subsidiaries, including any authorizations, permissions to access or exploit any other Person’s Intellectual Property, options, covenants not to sue or similar non-assertion covenants.
“Income Tax Return” means any Tax Return with respect to any Income Tax.
“Income Taxes” means the United States federal income Tax and any United States state or local or non-U.S. net income Tax or any franchise or business profits Tax incurred in lieu of a Tax on net income.
“Incremental Employer Payroll Taxes” means, with respect to any particular compensatory payment, an amount equal to the sum of (i) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment, plus (ii) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment to the extent that the employer’s share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the year that includes the Closing Date exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made. For the avoidance of doubt, the amount described in clause (ii) shall be zero with respect to any Person whose total compensation that would be payable to them by the Company and its Subsidiaries during the year in which the Closing occurs (assuming such recipient remained employed by the Company or applicable Subsidiary for the entire year) is anticipated to be in excess of the social security wage base for the year in which the Closing occurs.
“Indebtedness” means, without duplication, as of any particular time, the amount of: (a) all indebtedness for borrowed money of the Company or any of its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties and commitment payable in connection therewith); (b) all liabilities of the Company or any of its Subsidiaries, to the extent drawn upon, evidenced by bonds, debentures, notes, or other similar instruments or debt securities (other than, for the avoidance of doubt, any customs, surety or performance bonds); (c) all liabilities of the Company or any of its Subsidiaries under customs bonds, surety bonds, letters of credit, performance bonds, or other similar arrangements, to the extent drawn or called and all banker’s acceptances; (d) all liabilities of the Company and its Subsidiaries for unpaid deferred purchase price of property or services to the extent earned and accrued (other than trade payables incurred in the ordinary course of business to the extent included in Working Capital); (e) all liabilities of the Company or any of its Subsidiaries arising out of, or in connection with, interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates and other derivative or hedging contracts, in each case, to the extent payable if terminated; (f) any deferred or contingent purchase price liabilities related to past acquisitions by the Company or any of its Subsidiaries of any business (including any earn-out, holdback, post-closing true-up, seller-note, acquisition-related bonuses, retention payments or other similar obligations related to such past acquisitions determined in accordance with the Accounting Principles); (g) any obligation (including accrued interest) of the Company or any of its Subsidiaries with respect to a lease that is (or is required pursuant to the Accounting Principles to be) classified as a capital or finance lease in the Financial Statements; (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (i) all obligations of the Company or any of its Subsidiaries secured by a perfected Lien (other than a Permitted Lien or nonappealable judgment); (j) all indebtedness of a party other than the Company or any of its Subsidiaries, of the type referred to in the immediately preceding clauses (a) through (i), which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which is secured by a Lien (other than a Permitted Lien) on any assets of the Company or any of its Subsidiaries (even though the Company or such Subsidiary has not assumed or otherwise become liable for the payment thereof), which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss; (k) any Unpaid Pre-Closing Taxes (provided, however that the balance of any Unpaid Pre-Closing Taxes shall not be below zero); (l) any liabilities of the Company or any of its Subsidiaries with respect to any factoring or other receivables financing arrangement(s) to the extent the counterparty thereto has the right of recourse against the Company or any of its Subsidiaries with respect thereto; (m) all unpaid, accrued or declared dividends, distributions or other similar payment obligations owed to holders of Equity Securities of the Company (other than salaries and benefits paid to employees of the Company and its Subsidiaries in the ordinary course of business, consistent with past practice); (n) any unpaid termination payments, severance payments or other similar payments due to any former employee, worker, contractor, officer, manager or director initiated by the Company or its Subsidiaries prior to the Closing (but excluding any amounts included in the calculation of Transaction Expenses); (o) all accrued and unpaid employee bonuses in respect of performance periods prior to December 31, 2023; (p) all unfunded or underfunded liabilities under any deferred compensation arrangement, qualified retirement plan or other pension or pension-like plan and any unfunded or underfunded post-retirement and post-employment benefits of the Company and its Subsidiaries; (q) the Incremental Employer Payroll Taxes related to any of the indebtedness referred to in the immediately preceding clauses (n) through (p); (r) the sum of (i) any unpaid amounts under the Settlement, plus (ii) all accrued but unpaid legal expenses related to the Settled Matter;

(s) the outstanding amount of the Specified Volume Rebate, and (t) any accrued or unpaid interest, change of control payments or prepayment premiums, penalties, charges, breakage costs, fees and other expenses or other payment obligations with respect to any of the indebtedness referred to in the immediately preceding clauses (a) through (r), which are required to be paid prior to, on or otherwise in connection with the Closing or the payment of which would become due and payable solely as a result of the Closing; provided, that “Indebtedness” shall not include (i) any liabilities or obligations between or among the Company or any of the Company’s Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company, (ii) any liabilities or obligations with respect to leases classified as operating leases in the Financial Statements and in accordance with the Accounting Principles, or (iii) any liabilities of the Company or any of its Subsidiaries with respect to any non-recourse factoring arrangement(s), which, for the avoidance of doubt, include the factoring and other receivables financing arrangements set forth in part (vi) of Schedule 5.10(a).
“Indian Subsidiaries” means collectively, the Subsidiaries of the Company that are incorporated in India, as set out in Schedule 5.02(a), namely Belcan India Private Limited and SG Aerospace (India) Private Limited.
“Insurance Policies” is defined in Section 5.15(a).
“Intellectual Property” means all intellectual or industrial property of any kind or nature in any jurisdiction throughout the world, including intellectual property rights in the following: (a) patents, patent applications and patent disclosures (together with all reissues, continuations, continuations-in-part, divisionals, extensions, and reexaminations thereof), inventions, industrial designs, discoveries, and ideas, whether or not patentable; (b) trademarks, service marks, trade dress, corporate names, logos, slogans, and similar rights, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works (whether registered or unregistered) and works of authorship of any nature; (d) confidential and proprietary information (including research and development, technical data, designs, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), including trade secrets, and know-how; (e) websites, URLs, domain names, and social media accounts; (f) Software; (g) all registrations, applications, and renewals for any of the foregoing; and (h) all economic, moral and other rights in any of the foregoing.
“IT Assets” means any and all electronic data processing, information, recordkeeping, communications, telecommunications, operating, account management, inventory management and other computer or information technology systems, assets and related documentation, materials, and media, in each case that are owned (or purported to be owned), leased, contracted for, or licensed by the Company or any of its Subsidiaries or that are otherwise used or held for use in the operation of the Company or any of its Subsidiaries, in all cases that are administered and controlled by, or on behalf of, the Company and its Subsidiaries, including any and all such (a) computer hardware and peripherals, telecommunications equipment and infrastructure and other technology-related plants and equipment, including databases, servers, workstations, routers, hubs, switches, data communication lines, networks, communication facilities; (b) Software; (c) websites and web pages, social media sites and social media pages, applications (including mobile applications), and application programming interfaces (APIs); including all related content of the foregoing, including data, data files, programs, scripts, design, layout, text, graphics, images, animation and sound; and (d) cloud services and infrastructure, such as software as a service (SaaS), platform as a service (PaaS) or infrastructure as a service (IaaS).
“Joint Venture” is defined in Section 5.02(c).
“K&E” is defined in Section 13.13(h).

“Key Employees” means the individuals set forth on Annex 1.01(a)(i) attached hereto.
“Key Employee Offer Letters” is defined in the Recitals.
“knowledge” means, with respect to the Company, the actual knowledge of the Persons listed in Annex 1.01(b) attached hereto; provided, however, in the case of the representations and warranties in Sections 5.19, 5.21 and 5.24, other than with respect to a claim of Fraud, “knowledge” means, with respect to the Company, the actual knowledge of the Persons listed in Annex 1.01(b) attached hereto and such facts and circumstances as such Persons should know or have known after reasonable inquiry or in performing their respective duties for the Company and its Subsidiaries with reasonable care.
“Latest Balance Sheet” is defined in Section 5.05(a).
“Law” means any national, federal, state, provincial, local, supra-national, national, non-U.S. or other law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, judgment, order, directive, injunction, judgment, decree, ruling, or other similar requirement or pronouncement having the effect of law of, enacted, adopted, or promulgated by, any Governmental Body.
“Lease” is defined in Section 5.08(b).
“Leased Real Property” is defined in Section 5.08(b).
“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit H.
“Liabilities” means any Indebtedness, liabilities, demands, commitments or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any Contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising.
“Liens” means liens, security interests, charges, encumbrances, mortgages, pledges, claims, adverse interests, community property interests, hypothecations, equitable interests, deeds of trust, easements, encroachments, or other encumbrances on title of any sort, including any restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 13, 2015, as amended by the First Amendment to Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 30, 2020.
“Material Adverse Change” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts (collectively “Events” and each, an “Event”), that, individually or in the aggregate, has, or is reasonably expected to have, a material and adverse effect on the operations, assets, liabilities, properties, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Event shall be taken into account in determining whether there has been a Material Adverse Change to the extent that such Event constitutes, arises from or relates to: (a) any change in any Law; (b) any change in interest rates, credit markets, currency exchange rates or general economic conditions (including changes in the price of gas, oil or other natural resources, commodities or chemicals); (c) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (d) the entry into this Agreement or the announcement of this Agreement and the other agreements entered into by the Company contemplated hereunder; (e) any action taken by the Company at and in accordance with the express written request of Parent or any of its Affiliates; (f) any national or international political event or occurrence, including acts of war or terrorism (including cyberattacks); (g) any natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other acts of God; (h) any epidemic, pandemic or disease outbreak (including COVID-19 and monkeypox), or any Law issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 and monkeypox) or any worsening of such conditions; (i) any political, geopolitical or social conditions, civil unrest, protests, public demonstrations or the response of any Governmental Body thereto or any escalation or any worsening thereof; (j) any failure by the Company or any Subsidiary thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (j) shall not prevent a determination that any change, in and of itself, underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such change is not otherwise excluded from this definition of Material Adverse Change)); (k) any actual sequester, stoppage or shutdown of the U.S. federal government or any other Governmental Body, including any shutdown or furlough of the U.S. federal government; or (l) any cyberattack or cyberterrorism (including by means of cyberattack by or sponsored by a Governmental Body); provided, that, in the case of the foregoing clauses (a), (b), (c), (f), (g), (h), (i) and (k), if such Event materially and disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry and in the markets in which the Company and its Subsidiaries operate, then the material and disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.
“Material Contract” is defined in Section 5.10(b).
“Material Customers” is defined in Section 5.22.
“Material Leases” means the Leases set forth on Annex 5.03(b).
“Material Suppliers” is defined in Section 5.22.
“Measurement Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.
“Merger” is defined in Section 2.01(a).
“Merger Consideration” means, together, the Unitholder’s Merger Consideration and the Optionholders’ Merger Consideration.
“Merger Sub” is defined in the Preamble.
“Merger Sub Documents” is defined in Section 6.01.
“Net Loss” means the total revenue expected to be realized from a Government Contract less total allocable costs expected to be incurred in connection with such Government Contract.
“NISPOM” means the National Industrial Security Operating Manual, codified at 34 C.F.R. 117 and any supplements, amendments or revisions thereto.
“NIST” is defined in Section 5.23(z).
“Non-Competition Agreement” is defined in the Recitals.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, advisors, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, advisor, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Non-U.S. Plan” is defined in Section 5.14(i).
“Objection Notice” is defined in Section 3.03(f).
“OCI” means Organizational Conflicts of Interest.
“Open Source Material” means any Software or other work of authorship that contains, is licensed under, or is otherwise subject to, terms and conditions governing the licensing or distribution of “open source software”, “free software” or “copyleft” software, or “community source code” or any other similar licensing or distribution model or contract that requires as a condition of its use, modification or distribution that it, or other Software or works of authorship into which such Software or work of authorship is incorporated or integrated, or with which such Software or work of authorship is combined or distributed, or that is derived from or linked to such Software or work of authorship, (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.
“Optionholder” means any holder of Options.
“Optionholders’ Closing Consideration” is defined in Section 2.04(b).
“Optionholders’ Merger Consideration” is defined in Section 2.04(b).
“Options” means all options, warrants and rights to acquire Common Units issued under the Company Option Plan which are exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options, warrants and rights, or at the election of the Company’s board of managers)), as of immediately prior to the Effective Time.
“Other Antitrust and FDI Regulations” means (a) the Sherman Act, the Clayton Act, the Federal Trade Commission Act (in each case, as amended), or any other applicable federal, state, local, non-U.S. or multi-jurisdictional Law that is designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers, or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly, and (b) any applicable national, non-US or multi-jurisdictional Laws that are designed or intended to prohibit, restrict or regulate actions by foreigners, such as acquiring interests in, or control over, domestic equities, securities, entities, assets, land or interests, in each case, for compliance with public order or security or national security or similar considerations.
“Other Transaction Agreement” means contractual instruments with the U.S. Government other than standard procurement contracts, grants, or cooperative agreements.
“Outbound License” means each contract pursuant to which any right or interest in any Company IP is licensed or provided to a third party, including any authorizations, permissions to access or exploit any Company IP, options, covenants not to sue or similar non-assertion covenants.

“Outside Date” is defined in Section 9.01(c).
“PA LLC” means Propulsion Acquisition LLC, a Delaware limited liability company.
“Parent” is defined in the Preamble.
“Parent 401(k) Plan” is defined in Section 10.03(g).
“Parent Adjustment Amount” is defined in Section 3.03(i)(i).
“Parent Documents” is defined in Section 6.01.
“Parent Payments” is defined in Section 7.04(b).
“Payoff Letter” means, with respect to any Funded Indebtedness, in customary form and substance, (a) a payoff letter signed by (x) the holders of such Funded Indebtedness (or, to the extent an agent thereunder is authorized pursuant to the documentation evidencing such Funded Indebtedness to execute and deliver such payoff letter and agree to each of the matters set forth in such payoff letter on behalf of itself and all holders of such Funded Indebtedness, such agent), (y) to the extent required by the documentation evidencing such Funded Indebtedness, each of the Subsidiaries of the Company that are borrowers (or in the case of any notes, issuers) in respect of such Funded Indebtedness and, (z) to the extent required by the documentation evidencing such Funded Indebtedness, each of the other Subsidiaries or Joint Ventures of the Company party to such documentation, that includes (i) the amounts (including customary per diem amounts, and, to the extent any letters of credit will be backstopped or cash collateralized in lieu of termination, amounts payable in respect of such backstopping or cash collateralization) required to satisfy in full all such outstanding Indebtedness and other obligations owed by the Company or any of its Subsidiaries or Joint Ventures (if any) that are party to the agreement related to such Funded Indebtedness as of the Closing Date and to terminate all obligations and liabilities of the Company and its Subsidiaries or Joint Ventures (if any) that are party to the agreements related to such Funded Indebtedness or any of their respective Affiliates related thereto (other than any contingent indemnification or other obligations that are not then due and by their express terms survive payment in full of the Funded Indebtedness and the termination of the commitments of any applicable lender to make loans) (the “Outstanding Obligations”), (ii) the payee(s) for the Outstanding Obligations and wire transfer payment instructions therefor, (iii) the provision for any outstanding letters of credit under the agreement related to such Funded Indebtedness to be backstopped or cash collateralized, as determined by Parent, and (iv) an agreement that, upon repayment in full of such Outstanding Obligations, such Funded Indebtedness shall be repaid and satisfied in full, all commitments in respect of such Funded Indebtedness shall terminate, all documentation evidencing such Funded Indebtedness shall be terminated and of no further force and effect (except as may be required in connection with the backstopping or cash collateralization of any outstanding letters of credit), all obligations of the applicable borrowers or guarantors under any other obligations secured under the documentation evidencing such Funded Indebtedness shall be terminated and settled in full, and all Liens granted to secure any such Funded Indebtedness will be automatically released and terminated upon such repayment, with the result that immediately following the Closing there shall be no further monetary obligations of the Company or its Subsidiaries or Joint Ventures (if any) that are party to any of the agreements related to such Funded Indebtedness to any holder of such Funded Indebtedness, in each case of the foregoing, other than any contingent indemnification or other obligations that are not the due and by their express terms survive payment in full of the Funded Indebtedness and the termination of the commitments of any applicable lender to make loans, and all Liens granted under the documentation evidencing such Funded Indebtedness will be released and terminated, (b) a duly executed IRS Form W-9 or W-8BEN, as applicable and (c) an authorization for Parent or its designees or the Surviving Company to file or deliver, as applicable, all UCC termination statements, trademark Lien releases, account control agreement terminations, and all other releases and terminations necessary to evidence the satisfaction and termination of such Indebtedness and to enable the release of any Liens relating thereto upon payment of such Indebtedness, together with fully executed (if applicable) copies of such releases and terminations.
“Pension Plans” is defined in Section 5.14(a).
“Per Unit Portion” means a fraction, the numerator of which is one (1), and the denominator of which is the sum of (a) the total number of Common Units issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, any Common Units issued upon the conversion of Preferred Units in accordance with the terms of the LLC Agreement, but excluding any Common Units held by the Company as treasury units or held by Merger Sub) plus (b) the number of Common Units issuable upon exercise of all In The Money Options.
“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.
“Permitted Liens” means: (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, in each case, provided that adequate reserves are maintained for such contests on the Latest Balance Sheet in accordance with GAAP; (b) landlord’s, mechanic’s, materialmen’s, and other similar statutory Liens arising or incurred in the ordinary course of business, consistent with past practice, for amounts not yet due and payable or which are being contested if adequate reserves with respect thereto are specifically maintained on the Latest Balance Sheet in accordance with GAAP, and provided they are not registered against the Company Units; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements; (d) Liens set forth on Annex 1.01(c); (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body, any violation of which would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Company or the applicable Subsidiary to use the subject property in the same manner as used by the applicable entity prior to the date of this Agreement; (f) easements, rights, covenants, conditions and restrictions of record not securing the payment of any liquidated sum that, individually and in the aggregate, would not reasonably be expected to adversely affect the ability of the Company or the applicable Subsidiary to use the subject property in the same manner as used by the applicable entity prior to the date of this Agreement; (g) non-exclusive licenses of Company IP granted by the Company or the applicable Subsidiary to customers in the ordinary course of business, (h) Liens with respect to Leases in the form of security deposits or otherwise collateralized with letters of credit or similar instruments; and (i) Liens that will be terminated, and in fact are terminated or otherwise discharged, on or prior to the Closing and Liens authorized to be terminated by the Payoff Letters.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Personal Information” means any data that (a) identifies an individual or, in combination with any other information or data, is capable of identifying an individual; (b) is defined as “personal data,” “personally identifiable information,” or “personal information” under any applicable privacy Laws; or (c) is otherwise governed, regulated, or protected by one or more applicable privacy Laws. Personal Information that has been pseudonymized shall also be considered Personal Information to the extent treated as such under any applicable privacy Law.

“Plans” is defined in Section 5.14(a).
“Pre-Closing Income Taxes” means all Income Taxes imposed on or with respect to the Company or any of its Subsidiaries for all taxable periods (or portions thereof) beginning after December 25, 2022 and ending on or prior to the Closing Date, determined (a) based on historical practices and procedures of the Company and its Subsidiaries (including any elections, methods of accounting, and other filing positions), but only in jurisdictions where the Company and its Subsidiaries have historically filed Income Tax Returns except to the extent the Company or any Subsidiary first began doing business in such jurisdiction in the relevant period or with respect to Taxes imposed by a United Kingdom taxing authority pursuant to Pillar II that were not applicable to Tax years of the Company and its Subsidiaries beginning prior to December 25, 2022, (b) without regard to any Tax elections made or actions taken after the Closing that have the effect of accelerating income or Taxes or deferring deductions with respect to a taxable period (or portion thereof) ending on or before the Closing Date, (c) by taking all Transaction Tax Deductions into account in Pre-Closing Tax Periods to the extent such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) in such Pre-Closing Tax Periods, (d) by taking into account (but not below zero) any refunds or credits of Income Taxes of the Company and its Subsidiaries with respect to a Pre-Closing Tax Period, in the case of a refund to the extent of cash actually received or reasonably expected to be received by the Company or a Subsidiary, or in the case of a credit to the extent available to actually reduce or offset the particular Income Tax liability to which such credit relates in the applicable Pre-Closing Tax Period, (e) by excluding any reserves for contingent or uncertain Income Tax positions, (f) by taking into account all Income Tax payments made by (or credits received in lieu thereof) the Company or any its Subsidiaries prior to the Closing (including overpayments from prior taxable years) to the extent such payments (or credits received in lieu thereof) reduce the particular Income Tax liability with respect to which such payments were made, (g) by excluding any Income Taxes attributable to transactions outside the ordinary course of business executed at the direction of Parent or with respect to Parent’s financing, (h) by excluding any Income Taxes attributable to transactions occurring outside the ordinary course of business on the Closing Date after the Closing and (i) in the case of the portion of any Straddle Period ending on the Closing Date in accordance with Section 12.02(c). Notwithstanding anything to the contrary herein, Pre-Closing Income Taxes shall include any Taxes imposed on or with respect to the Company or any Subsidiary under Section 965 of the Code without regard to when such Taxes are due.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.
“Preferred Unit” means a unit having the rights and obligations specified with respect to “Preferred Units” as set forth in the LLC Agreement.
“Preferred Unit Merger Consideration” means an amount equal to the portion of the Estimated Closing Cash Proceeds that the holders of Preferred Units, taken as a whole, shall be entitled to receive at the Closing pursuant to the terms and upon the conditions hereof. For the avoidance of doubt, the Preferred Unit Merger Consideration will exclude the portion of any consideration the holder(s) of Preferred Units shall be entitled to receive if such holder(s) elects to convert such Preferred Units into Common Units in accordance with the LLC Agreement at or prior to the Closing.
“Preferred Value” means, with respect to each Preferred Unit that the holder thereof has not elected to convert into Common Units in accordance with the LLC Agreement at or prior to the Closing, an aggregate amount equal to the sum of (i) such Preferred Unit’s “Preferred Unpaid Yield” (as defined in the LLC Agreement), plus (ii) an amount equal to such unit’s “Preferred Unreturned Capital” (as defined in the LLC Agreement), in each case, as of the Closing.

“Principals” has the meaning ascribed to such term in FAR 2.101.
“Privacy Laws” is defined in Section 5.24(a).
“Privacy Requirements” is defined in Section 5.24(a).
“Privileged Materials” is defined in Section 13.14.
“Privileges” is defined in Section 13.14.
“Processing” is defined in Section 5.24(a).
“PSPC” means Public Services and Procurement Canada, formerly known as Public Works and Government Services Canada.
“PSPC Filing” means the notification provided for under subsection 9(2) of the Controlled Goods Regulations (SOR/2001-32) to be filed by the CGP Registrant with PSPC with respect to the Controlled Goods Program Certificate in connection with the acquisition of one hundred percent (100%) of the Company Units.
“Purchase Price Adjustment Escrow Account” is defined in Section 3.02(b)(iii).
“Purchase Price Adjustment Escrow Amount” means an amount equal to $[***].
“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.
“R&W Insurance Policy” means that certain representations and warranties insurance policy attached hereto as Exhibit I.
“Redemption” means collectively, the transactions contemplated by Step 1(d) of the Reorganization Plan attached hereto as Exhibit J.
“Registered IP” means all issued patents, and all registered copyrights, registered domain names, registered mask works, registered database rights, registered trademarks, and other registered Intellectual Property, and all applications for any of the foregoing, in each case owned or purported to be owned by, or exclusively licensed to, or purported to be exclusively licensed to, the Company or any of its Subsidiaries.
“Reorganization” means the transactions expressly contemplated by the Reorganization Plan attached hereto as Exhibit J in the sequence and on the terms and conditions set forth therein, as the same may be amended in accordance with Section 7.09.
“Reorganization Documents” means each agreement, document, schedule, certificate and instrument contemplated by the Reorganization Plan attached hereto as Exhibit J.
“Reorganization Plan” means the transaction steps, terms and conditions as set forth in Exhibit J.
“Representative” is defined in the Preamble.
“Representative Holdback Amount” means an amount equal to $[***] or such other amount that the Representative specifies in writing to the Company and Parent at least two (2) Business Days prior to the Closing Date.
“Retained Employees” is defined in Section 10.03(a).
“RICO” is defined in Section 10.01.
“RM NewCo” is defined in the Reorganization Plan.
“Robot Morning” means Robot Morning, LLC, an Ohio limited liability company.
“Sanctioned Jurisdictions” means any country, region or territory that is the subject of comprehensive Sanctions Laws which widely prohibit dealings or transactions in, with or involving such country, region or territory (at the time of this Agreement, Belarus, Cuba, Iran, North Korea, Syria, Russia, and the Crimea, Luhansk, Donetsk, Kherson, and Zaporizhzhia regions of Ukraine).
“Sanctioned Person” is defined in Section 5.21(c).
“Sanctions Laws” means all Laws, executive orders, regulations or other requirements relating to any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws that are: (a) administered by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), including the Trading With the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, regulations found at Title 31, Subtitle B, Chapter 5 of the U.S. Code of Federal Regulations (C.F.R.), and any enabling legislation or executive order relating to any of the above; (b) related to or administered by the U.S. Department of State or the U.S. Department of Commerce; (c) administered by Canada, including the United Nations Act (R.S.C., 1985, c. U-2), the Special Economic Measures Act (S.C. 1992, c. 17), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (S.C. 2017, c. 21), the Freezing Assets of Corrupt Foreign Officials Act (S.C. 2011, c. 10), Part II.1 of the Criminal Code (R.S.C., 1985, c. C-46); or (d) administered by the United Nations Security Council, the United Kingdom (including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury), the European Union or any member state thereof, or any other Governmental Body with jurisdiction that has a restrictive trade law applicable to the Company or its Subsidiaries, except to the extent inconsistent with U.S. law.
“Schedule” is defined in Article V.
“Second Request” is defined in Section 10.04(b).
“Section 280G Payments” is defined in Section 7.04(a).
“Securityholders Agreement” means that certain Securityholders Agreement, dated as of July 13, 2015, by and among the Company, and the securityholders thereto.
“Seller” means Propulsion Intermediate, LP, a Delaware limited partnership.
“Seller Adjustment Amount” is defined in Section 3.03(i)(ii).
“Settled Matter” means the matter set forth on Annex 1.01(e)(i).
“Settlement” means the agreement set forth on Annex 1.01(e)(ii).

“SIG” means a standards-setting organization, industry body, consortium, or other multi-party special interest group, including any of the foregoing that may be organized, funded, sponsored, formed, or operated, in whole or in part, by any Governmental Body, that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP.
“Software” means any and all (a) computer programs, firmware, software (whether in source code, object code or other form), application programming interfaces, models, algorithms, methodologies and implementations thereof; (b) development tools, descriptions and flow charts; (c) data, databases, and compilations of data; and (d) programmers’ annotations, notes, documentation, product user manuals, training materials and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.
“Special Capitalization Representation” means the representations and warranties set forth in the first sentence of Section 5.04(d).
“Specified Bench Target” means an amount equal to $[***].
“Specified Contract” means that certain Master Services Agreement, dated as of [***], by and between the Specified Customer and Belcan Services Group, Ltd. Partnership, as amended.
“Specified Contract Business” means the portion of the business of the Company and its Subsidiaries to the extent exclusively related to the performance and fulfilment of the Company’s or its Subsidiaries’ obligations, and exercise of, and entitlements with respect to, the Company’s and its Subsidiaries’ rights under the Specified Contract.
“Specified Contract Employee” means each employee of the Company or any of its Subsidiaries who, during the period commencing on the date of this Agreement and ending on the Closing Date, performed billable work on behalf of the Company or any of its Subsidiaries for the Specified Customer or its Affiliates.
“Specified Customer” means the Person set forth on Annex 1.01(f).
“Specified Period” means the most recently ended calendar week period concluded at least 4 Business Days prior to the Closing Date.
“Specified Period Bench Cost” means [***]
“Specified Revenue” the revenue recognized by the Company or its Subsidiaries and attributable to the Specified Customer or any of its Affiliates.
“Specified Revenue Amount” means the amount set forth on Annex 1.01(f).
“Specified Volume Rebate” means the liability set forth on Annex 1.01(f).
“Specified [***] Liabilities” means [***]
“Sponsor Side Letter” is defined in the Recitals.
“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof or (b) any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. For the avoidance of doubt, none of RSP Tooling, LLC, an Ohio limited liability company, Quality Solutions Alliance, LLC, a North Carolina limited liability company, Alliance Solutions JV, LLC, a Virginia limited liability company or Robot Morning shall be deemed a Subsidiary of the Company.
“Surviving Company” is defined in Section 2.01(a).
“Tail Policies” is defined in Section 8.02(a).
“Target Working Capital” means $[***].
“Tax” means (i) any United States federal, state, or local or non-U.S. taxes, including all income, gross receipts, capital stock, franchise, profits, capital gains, withholding, social security, national insurance, value added, goods and services (GST), customs, unemployment, payroll, employment, severance, disability, real property, personal property, ad valorem, stamp, license, excise, occupation, sales, use, transfer, production, registration, alternative minimum, estimated or other similar tax of any kind whatsoever in the nature of a tax imposed by any Governmental Body, including any interest, penalty, surcharge, cess or addition thereto (whether disputed or not), (ii) any obligations under any legally binding agreements or arrangements with any other Person with respect to such amounts and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of being a successor to or transferee of any Person.
“Tax Returns” means any return, claim for refund, report, information return or other document (including any schedules or any amendments thereto) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
“Teaming Agreement” means each teaming agreement to which the Company or any of its Subsidiaries is a party or otherwise bound or subject (a) with respect to which the applicable term has not yet expired, (b) which has not been terminated pursuant to its terms or (c) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.
“Transaction Documents” means this Agreement, the Disclosure Schedules, the Annexes hereto, the Escrow Agreement, the Disbursing Agent Agreement, Consulting Termination Agreement, the Sponsor Side Letter, each Key Employee Offer Letter, each Release, the Letters of Transmittal, the Reorganization Documents, the Non-Competition Agreements and the certificates delivered pursuant to Section 4.01(c), Section 4.02(c) and Section 12.08.
“Transaction Expenses” means, without duplication, to the extent amounts have been incurred and have not been paid prior to the Closing, the amount of (a) all fees, costs and expenses (including all fees, costs and expenses of legal counsel, investment bankers, brokers, deal vendors (including Datasite), or other advisors, representatives and consultants, and all travel, lodging, entertainment and associated expenses thereof) incurred or otherwise payable by the Company or its Subsidiaries prior to the Closing in connection with the sale of the Company, this Agreement and the other Transaction Documents, and the negotiation, preparation, execution or performance hereof or thereof and including any fees and expenses incurred in connection with the Reorganization and the auction process involving the sale of the Company, (b) all fees payable by the Company or any Subsidiary to the Unitholder, any Optionholder or any Affiliate of any such party, including to the AEI Consultants or their Affiliates, in connection with this Agreement or the transactions contemplated hereby pursuant to any Contract entered prior to the Closing and (c) any “success fees”, sale bonuses, transaction bonuses, retention bonuses, change in control payments, severance or termination payments, or other similar payments payable to any current or former board members, officers, employees, independent contractors, consultants and service providers of the Company or its Subsidiaries at or in connection with the Closing as a result of the closing of the transactions contemplated hereby (excluding (i) any bonuses payable to any employee based on the performance of such employee or the performance of any member of the Company or its Subsidiaries and (ii) any consideration payable to any employee due to actions or decisions made by Parent or any of its Subsidiaries (including the Surviving Company and its Subsidiaries after the Closing)) and (d) the Incremental Employer Payroll Taxes owed in respect to (i) the Optionholders’ Merger Consideration and (ii) the amounts described in the immediately preceding clauses (b) or (c). Notwithstanding the foregoing, “Transaction Expenses” will exclude (A) all costs of the Tail Policies, (B) the cost of the R&W Insurance Policy, (C) all filing fees in connection with any HSR Act or Other Antitrust and FDI Regulations filing or any regulatory approval required by any Governmental Body in connection with the transactions contemplated by this Agreement, (D) any Transfer Taxes, (E) any fees of the Escrow Agent and (F) all costs, fees and expenses and payment obligations to the extent included in Indebtedness or the Closing Working Capital.
“Transaction Tax Deductions” means, regardless of by whom or when paid, any Tax deduction or credit resulting from or attributable to the Company or any of its Subsidiaries from (a) the payment of the Transaction Expenses (including amounts that would have been Transaction Expenses but were in fact paid prior to the Closing), (b) without duplication, any bonuses, change in control payments, other retention payment or other similar payments made in connection with the transactions contemplated by this Agreement and reflected in the determination of the Closing Cash Proceeds as finally determined, (c) any costs, fees, expenses or other liabilities included in the calculation of Closing Working Capital or Indebtedness, any deduction for unamortized financing costs of the Company or any of its Subsidiaries and premium deductions arising from the repayment of indebtedness in connection with the transactions contemplated by this Agreement (including any previously capitalized expenses attributable thereto, interest, breakage fees or accelerated deferred financing fees and other fees associated with such prepayment) and (d) any other costs or expenses incurred in connection with the transactions contemplated by this Agreement; provided, that the parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees that were paid as an amount that did not facilitate the transactions contemplated hereby, and therefore treat seventy percent (70%) of such costs as deductible in the taxable year that included the Closing Date for U.S. federal (and applicable state and local) Income Tax purposes.
“Transfer Taxes” is defined in Section 12.04.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“UK Subsidiaries” means the Subsidiaries of the Company that are incorporated in England and Wales or in Scotland, as set forth on Schedule 5.02(a).

“Ultimate Parent” means Cognizant Technology Solutions Corporation, a Delaware corporation.
“Unitholder” means the holder of the Company Units.
“Unitholder’s Merger Consideration” means, collectively, the Preferred Unit Merger Consideration and the Common Unit Merger Consideration.
“Unpaid Pre-Closing Taxes” means any Pre-Closing Income Taxes unpaid as of the Closing Date, whether accrued for or not.
“Waived Benefits” is defined in Section 7.04(a).
“WARN Act” means the Worker Adjustment and Retraining Notification Act.
“Welfare Plans” is defined in Section 5.14(a).
“Working Capital” means (a) only those specific line items designated as “current assets” on Exhibit K (which for the avoidance of doubt, include non-income Tax assets), minus (b) only those specific line items designated as “current liabilities” on Exhibit K (which for the avoidance of doubt, include non-income Tax liabilities), in each case, for the Company and its Subsidiaries on a consolidated basis calculated in accordance with the Accounting Principles. For the avoidance of doubt, Working Capital shall exclude Cash, Indebtedness, Transaction Expenses, deferred Tax assets and deferred Tax liabilities, income Tax assets and income Tax liabilities. Exhibit K includes an example of the calculation of Working Capital (including any such specific adjustments thereto for purposes of calculating Working Capital). The amounts set forth in such illustrative calculation are included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty in respect thereof. For the avoidance of doubt, in the event of a conflict between the Accounting Principles and Exhibit K, the Accounting Principles will prevail.
“401(k) Plans” is defined in Section 10.03(f).
1.02Other Definitional Provisions.
(a)Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement, including any definitions set forth in the Accounting Principles, is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(c)Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.
(d)Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(e)Contract. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).
(f)“Dollar,” etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States dollars.
(g)Gender. References herein to any gender shall include each other gender.
(h)Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.
(i)“Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.
(j)“Including,” etc. The term “including” “includes” and terms of similar import have the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation.”
(k)Internal References. References herein to a specific article, section, subsection, clause, recital, schedule, exhibit or annex shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules, exhibits or annexes of this Agreement, unless otherwise specified.
(l)“Or”. The word “or” is not exclusive unless expressly indicated otherwise.
(m)Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.
(n)Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.
(o)Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to but excluding.”
(p)“To the extent”. The phrase “to the extent” means the degree by which, and not “if.”

ARTICLE II

THE MERGER
2.01The Merger.

(a)At the Effective Time, Merger Sub shall merge with and into the Company in accordance with Delaware Law (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving company (the “Surviving Company”).
(b)The Merger shall become effective at such time as the Certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”).
(c)From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and Merger Sub, all as provided under Delaware Law.
2.02Conversion of Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
(a)Each Preferred Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash its Preferred Value.
(b)Each Common Unit issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, any Common Units issued upon the conversion of Preferred Units in accordance with the terms of the LLC Agreement) shall be converted into the right to receive in cash (i) the Closing Common Unit Value and (ii) the Per Unit Portion of any Adjustments, if and when made (with respect to the foregoing clauses (i) and (ii), the aggregate amount for all Common Units, the “Common Unit Merger Consideration”).
(c)Each Company Unit held immediately prior to the Effective Time by the Company as treasury units or by Merger Sub shall be canceled, and no payment shall be made with respect thereto.
(d)Each common unit issued by Merger Sub and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued common unit of the Surviving Company.
2.03Disbursing Agent. The Disbursing Agent shall act as disbursing agent in effecting the exchange of cash for Company Units which are converted into the right to payment pursuant to Section 2.02 and the terms of the Disbursing Agent Agreement. To facilitate such exchange, the Company or the Disbursing Agent shall provide the Unitholder with a copy of the Letter of Transmittal. On the Closing Date or, with respect to any Company Units that have not been surrendered to the Disbursing Agent on the Closing Date, one (1) Business Day after surrender of such Company Units together with a duly executed and completed Letter of Transmittal, the Disbursing Agent shall, subject to Section 2.09, pay the Unitholder that has surrendered its Company Units, together with a duly executed and completed Letter of Transmittal, the amount of cash to which it is entitled under Section 2.02 in accordance with the Closing Consideration Schedule. Until so surrendered and exchanged, each Company Unit shall represent solely the right to receive the portion of the Unitholder’s Merger Consideration into which such Company Unit shall have been converted pursuant to Section 2.02, and neither the Disbursing Agent nor the Surviving Company shall be required to pay the holder thereof the cash to which it would otherwise have been entitled pursuant to this Agreement. Notwithstanding anything to the contrary, the Disbursing Agent shall not be liable to the Unitholder for any portion of the Unitholder’s Merger Consideration delivered to a Governmental Body if such delivery is required pursuant to any applicable abandoned property, escheat or similar Law.
2.04Options.

(a)The Company shall cause all outstanding Options to be canceled as of the Effective Time.
(b)At the Effective Time, each In The Money Optionholder shall become entitled to receive in respect of each In The Money Option held by such In The Money Optionholder an amount in cash equal to the product of (i) the number of Common Units such holder could have purchased if such holder had exercised such In The Money Option in full (and paid the applicable exercise price in respect thereof) immediately prior to such time, multiplied by (ii) (A) the excess of the Closing Common Unit Value over the applicable exercise price per unit of such In The Money Option (the aggregate amount for all In The Money Options, the “Optionholders’ Closing Consideration”) and (B) the Per Unit Portion of any Adjustments, if and when made (the aggregate amount for all In The Money Options, together with the Optionholders’ Closing Consideration, the “Optionholders’ Merger Consideration”).
(c)At the Effective Time, each Option that is not an In the Money Option shall be automatically cancelled for no consideration without any action on the part of the Company, Parent, Merger Sub or the holder thereof.
(d)The Surviving Company shall effect the payment of the Optionholders’ Closing Consideration (subject to Section 2.09) through (i) in the case of Optionholders that are employees of the Company or its Subsidiaries, the Surviving Company’s payroll system no later than the next regularly scheduled payroll date after the Closing Date or (ii) in the case of Optionholders that are not employees of the Company or any of its Subsidiaries, by wire transfer of immediately available funds to the account(s) designated by such Optionholder, within five (5) Business Days of the Closing Date.
2.05Certificate of Formation. As of the Effective Time, the certificate of formation of the Surviving Company shall be amended and restated pursuant to the terms set forth in the Certificate of Merger, and as so amended and restated, shall be the certificate of formation of the Surviving Company until amended in accordance with applicable Law.
2.06Limited Liability Company Agreement. The limited liability company agreement of Merger Sub in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company (except that the title thereof shall read “Second Amended and Restated Limited Liability Company Agreement of Propulsion Holdings, LLC”) and, as so amended and restated, shall be the limited liability company agreement of the Surviving Company until amended in accordance with applicable Law.
2.07Closing of Transfer Books. At the Effective Time, the membership interest transfer books of the Company shall be closed, and no transfer of Company Units shall be made thereafter.
2.08Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the managers and officers of Merger Sub at the Effective Time shall be the managers and officers, as applicable, of the Surviving Company.
2.09Withholding. Notwithstanding any provision contained herein to the contrary, the Escrow Agent, Disbursing Agent, Parent, and any Affiliate of Parent (including the Company following the Closing) shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any amounts otherwise payable to any Person pursuant to this Agreement such amounts that are required to be deducted and withheld pursuant to any provision of Tax Law. In the event that Escrow Agent, Disbursing Agent, Parent, or any Affiliate of Parent determines that any deduction or withholding is required under applicable Tax Law (other than withholding with respect to the Options or any other compensatory payment), such Person shall use commercially reasonably efforts to notify the Company and the Representative in writing within a reasonable period of time prior to withholding or deducting any amounts hereunder and indicate (a) the amount to be deducted or withheld with respect to each Person from which any amount is to be deducted or withheld and (b) the relevant provisions of the Code (or other applicable Tax Law) requiring such deduction or withholding, and shall work in good faith with the Company to mitigate, reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. The Escrow Agent, Disbursing Agent, Parent, or any Affiliate of Parent, as applicable, will duly and timely remit any deducted or withheld amounts to the applicable Governmental Body. Any amounts so deducted and withheld by the Escrow Agent, Disbursing Agent, Parent, or any Affiliate of Parent, as the case may be, and duly and timely paid to the appropriate Governmental Body shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.
2.10No Appraisal. The Unitholder shall not be entitled to any appraisal or similar rights under any circumstances and Section 18-210 of Delaware Law shall not apply to, or be incorporated into, this Agreement.
ARTICLE III

THE CLOSING; MERGER CONSIDERATION ADJUSTMENT
3.01The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages at 9:30 a.m. prevailing Eastern Time on the second (2nd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article IV (other than those to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at Closing) or on such other date and time as is mutually agreed to in writing by Parent, the Company and the Representative. The date of the Closing is referred to herein as the “Closing Date”.
3.02The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:
(a)the Company and Merger Sub shall cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger.
(b)Parent shall deliver or cause to be delivered to the Disbursing Agent:
(i)an aggregate amount equal to (A) the sum of the Preferred Unit Merger Consideration and Common Unit Merger Consideration less (B) $100,000,000 (for further distribution by the Disbursing Agent to the holder of the Preferred Units and Common Units of an amount equal to the Preferred Value and Closing Common Unit Value, respectively and in each case, in respect of each Preferred Unit and each Common Unit held by the holder), by wire transfer of immediately available funds to the account(s) designated by the Disbursing Agent;
(ii)all amounts necessary to discharge fully the then-outstanding balance of all Funded Indebtedness (for distribution by the Disbursing Agent, on behalf of the Company or its Subsidiaries, as applicable, to the holders of such Indebtedness) by wire transfer of immediately available funds to the account designated by the Disbursing Agent;
(iii)the Purchase Price Adjustment Escrow Amount for distribution by the Disbursing Agent to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement;

(iv)the Representative Holdback Amount (for distribution by the Disbursing Agent to the Representative) by wire transfer of immediately available funds to the account designated by the Disbursing Agent; and
(v)all Transaction Expenses (other than Transaction Expenses that are compensatory payments to employees or other service providers of the Company or its Subsidiaries, if any) (for distribution by the Disbursing Agent, on behalf of the Company, to each Person who is owed a portion thereof) by wire transfer of immediately available funds to the account designated by the Disbursing Agent.
(c)Parent shall deliver or cause to be delivered to Seller 1,470,589 validly issued, fully paid and non-assessable shares of Cognizant Common Stock (the “Common Stock Consideration”) free and clear of all Liens.
(d)Parent shall pay or cause to be paid to an account designated by the Company:
(i)an aggregate amount equal to the Optionholders’ Closing Consideration (for distribution by the Company or the applicable Subsidiary through the payroll processing system of the Company or such applicable Subsidiary to each Optionholder (or, for non-employee Optionholders, through the standard accounts payable procedures of the Company or such applicable Subsidiary to such persons) of such holder’s portion of the Estimated Closing Cash Proceeds as determined in accordance with Section 2.04); and
(ii) an aggregate amount equal to all Transaction Expenses that are compensatory payments to employees or other service providers of the Company or its Subsidiaries, if any, (in each case, for distribution by the Company or such applicable Subsidiary to such employees or other service providers through the payroll processing system of the Company or such applicable Subsidiary).
(e)Parent shall deliver or cause to be delivered to the Company and the Representative a duly executed counterpart of each of the Escrow Agreement, the Disbursing Agent Agreement, and the certificate delivered pursuant to Section 4.02(c).
(f)the Company and the Representative shall deliver or cause to be delivered to Parent and Merger Sub, each of the following:
(i)a duly executed counterpart of each of the Escrow Agreement, the Disbursing Agent Agreement, Consulting Termination Agreement and the certificates contemplated to be delivered pursuant to Section 4.01(c) and Section 12.08;
(ii)duly executed copies of the Reorganization Documents by each of the parties thereto;
(iii)duly executed copies of the Payoff Letters issued with respect to the Funded Indebtedness;
(iv)duly executed letters of resignation from the directors, officers, and managers of the Company and its Subsidiaries, to the extent employed by, or an equityholder of, any AEI Consultant or any Affiliate thereof (other than the Company and its Subsidiaries), which are each set forth on Annex 7.07 attached hereto;

(v)copies of the certificate of good standing (or its equivalent, if applicable) of the Company issued on or within five (5) days prior to the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of the Company’s organization;
(vi)a duly executed certificate of the secretary or an assistant secretary of the Company and each of its Subsidiaries, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to: (A) no amendments to the Governing Documents of such Person since the date hereof (expect as expressly provided in this Agreement, including the Reorganization Plan); (B) the current other Governing Documents of such Person; and (C) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of such Person relating to the approval, adoption or performance (as applicable) of this Agreement or any other Transaction Document and the transactions contemplated hereby or thereby;
(vii)a duly executed copy of the Consulting Termination Agreement by the Company and the AEI Consultants;
(viii)written consent of the board of managers of the Company authorizing and directing the termination of the 401(k) Plans;
(ix)the Certificate of Merger executed by the Company;
(x)evidence that each Optionholder Notice was provided in accordance with Section 7.10; and
(xi)the Companies House Authentication Code for each of the UK Subsidiaries.
(g)Parent, Merger Sub, the Company and the Representative shall make such other deliveries as are required by Article IV.
For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, the failure of the Unitholder or any Optionholder to satisfy any of the deliveries set forth in Section 2.03 shall not affect Parent’s obligations to deliver to the Unitholder or any Optionholder (or the Disbursing Agent or the Company for further distribution to such Unitholder or Optionholder, as applicable) the portion of the Merger Consideration to which such other Unitholder or Optionholder is entitled at Closing.
3.03Closing Cash Proceeds Adjustment.
(a)At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement in the same form and format as set forth in Exhibit K (such statement, the “Estimated Closing Statement”) setting forth in reasonable detail and with reasonable supporting documentation (i) a good faith estimate of the Closing Cash Proceeds (the “Estimated Closing Cash Proceeds”), including each of the components thereof calculated in accordance with the definition thereof and the Accounting Principles, with supporting calculations related thereto as applicable, based on the Company’s and its Subsidiaries’ books and records and other information then available and (ii) an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Measurement Time (the “Estimated Closing Balance Sheet”). Following delivery of the Company’s calculation of the Estimated Closing Cash Proceeds, the Company shall make available to Parent such additional supporting documentation as is reasonably requested in writing by Parent (subject to execution of any customary work paper access letter to the extent applicable) used in preparing the Estimated Closing Cash Proceeds and the Company shall consider any reasonable comments provided by Parent in good faith based on Parent’s review of the Estimated Closing Cash Proceeds (or any component thereof) and such documentation; provided, that if there is a dispute over the Estimated Closing Cash Proceeds (or any component thereof), the Estimated Closing Cash Proceeds delivered by the Company shall govern in all respects, and the obligation of the Company to consider such reasonable comments of Parent regarding the Estimated Closing Cash Proceeds shall in no event require that the Company revise its calculation of the Estimated Closing Cash Proceeds or that the Closing be postponed or otherwise delayed. For the avoidance of doubt, Parent shall have no obligation to comment on the Estimated Closing Statement and Parent’s failure to so comment on the Estimated Closing Statement shall not be deemed an acceptance of any amounts set forth therein or a waiver of any objections thereto, or otherwise impair Parent’s right to assign different values to any items set forth therein in the Closing Statement in accordance with Section 3.03(c).
(b)Concurrently with the delivery of the Estimated Closing Statement, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”) in the form attached hereto as Annex 3.03(b), which shall set forth, as of the Closing Date, the following: (i) a calculation of the payment due to the Unitholder at the Effective Time with respect to the Unitholder’s Company Units showing, (A) the Unitholder’s name, address, email address and wire instructions, (B) the number and type of Company Units held by the Unitholder, (C) with respect to the Unitholder’s Preferred Units, if any, the portion of the Closing Cash Proceeds due with respect to such Preferred Units, (D) with respect to the Unitholder’s Common Units, if any, the portion of the Closing Cash Proceeds due with respect to such Common Units and (E) the Unitholder’s amount and percentage share of each of the Representative Holdback Amount and the Purchase Price Adjustment Escrow Amount and (ii) a calculation of the amount payable to each Optionholder pursuant to Section 2.04 with respect to such Optionholder’s In The Money Options showing, separately for each option grant held by such Optionholder, (A) such Optionholder’s name, address and email address, (B) the number of Common Units subject to the In The Money Options held by such Optionholder under such grant, (C) such Optionholder’s Closing Consideration and (D) such Optionholder’s amount and percentage share of each of the Representative Holdback Amount and the Purchase Price Adjustment Escrow Amount and (iii) any other information reasonably requested by the Disbursing Agent. At least two (2) Business Days prior to the date any amounts are released by the Escrow Agent or paid by Parent to the Disbursing Agent pursuant to this Agreement, the Escrow Agreement or Disbursing Agent Agreement, as applicable following the Closing Date, the Representative (on behalf the Unitholder and Optionholders) shall deliver to Parent an updated Closing Consideration Schedule to reflect any changes to the Unitholder’s wire instructions or other information reasonably requested by the Disbursing Agent. Neither the Parent nor the Surviving Company shall have any obligation to verify or request any update to the contents of the Closing Consideration Schedule or any liability for any failure to so verify or request an update thereto. Any payments or distributions made in accordance with the Closing Consideration Schedule shall be treated for purposes of this Agreement as having been paid to the appropriate Person in full satisfaction of Parent’s, the Disbursing Agent’s or the Surviving Company’s obligation to make such payment (whether or not the recipient of such payments or distributions is or is not the current party in interest), and Parent, the Disbursing Agent and the Surviving Company shall be entitled to rely entirely and solely on the accuracy of the amount and other information set forth therein and shall have no liability for any errors or omissions therein. Notwithstanding anything to the contrary contained in this Agreement, this Section 3.03(b) shall survive the Closing.
(c)As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Representative a statement in the same form and format as set forth in Exhibit K (such statement, the “Closing Statement”) setting forth Parent’s good faith calculation of the Closing Cash Proceeds, including each of the components thereof, in each case in accordance with the definitions thereof and the Accounting Principles, and a consolidated balance sheet of the Company and its Subsidiaries as of the Measurement Time (the “Closing Balance Sheet”).

(d)The Estimated Closing Statement, the Estimated Closing Balance Sheet, the Closing Statement and the Closing Balance Sheet shall be prepared, and the Estimated Closing Cash Proceeds (including each of the components thereof) and the Closing Cash Proceeds (including each of the components thereof) shall be determined, on a consolidated basis in accordance with the Accounting Principles, except that the foregoing (i) shall not include any changes in assets or liabilities as a result of purchase accounting adjustments, (ii) changes arising from or resulting as a consequence of the transactions contemplated hereby (other than, for the avoidance of doubt, Transaction Expenses), (iii) changes due to events or circumstances occurring or arising following the Closing, except for such events, acts, changes in circumstances or similar developments or other information that is required to be recognized as of immediately prior to the Closing on the Closing Date per Financial Accounting Standards Board Accounting Standards Codification Topic 855 “Subsequent Events” and (iv) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP; provided, that Transaction Expenses and Indebtedness (except for Indebtedness of the type described in clause (vii) of the definition of Indebtedness) and any estimates thereof, shall be determined solely based on the actual dollar amounts thereof.
(e)The post-Closing purchase price adjustment as set forth in this Section 3.03 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used to calculate the amounts set forth on Exhibit K or as otherwise set forth in the Accounting Principles.
(f)Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) shall (i) permit the Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) (subject to execution of any customary work paper access letter to the extent applicable) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheet and Parent’s calculation of the Closing Cash Proceeds and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives reasonable access during normal business hours to Parent’s and its Subsidiaries’ (including the Surviving Company’s and its Subsidiaries’) employees involved in the preparation of the Closing Statement or the Closing Balance Sheet (including making their chief financial officer(s) and accountants reasonably available to respond to reasonable written or oral inquiries of the Representative or its representatives). If the Representative disagrees with any part of Parent’s calculation of the Closing Cash Proceeds (or any component thereof) as set forth on the Closing Statement or the Closing Balance Sheet, the Representative shall, within sixty (60) days after the Representative’s receipt of the Closing Statement and the Closing Balance Sheet, notify Parent in writing of such disagreement by setting forth the Representative’s calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is timely delivered to Parent, then Parent and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. Parent and the Representative each acknowledge and agree that all discussions related to the Objection Notice are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege. In the event that Parent and the Representative are unable to resolve all such disagreements within thirty (30) days after the Representative’s delivery of such Objection Notice or such longer period as Parent and the Representative may mutually agree in writing, Parent and the Representative shall promptly submit all disagreements (but only such disagreements) that remain in dispute and that were properly included in the Objection Notice to BDO USA, LLP, or, if such firm refuses or is otherwise unable to act in such capacity, a nationally-recognized independent public accounting firm as is mutually acceptable to Parent and the Representative (the “Firm”). For the avoidance of doubt, any determination expressly set forth in the Closing Statement which is not objected to in an Objection Notice shall be final and binding upon the parties hereto.
(g)The Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit L. Parent and the Representative shall cooperate with the Firm during the term of its engagement and shall use reasonable best efforts to cause the Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Firm shall consider only those items and amounts in Parent’s and the Representative’s respective calculations of the Closing Cash Proceeds, including each of the components thereof, that are in the Objection Notice and identified as being items and amounts to which Parent and the Representative have been unable to agree. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Except as permitted on Exhibit L in order to clarify or understand any position or argument made by Parent or the Representative in a written submission, the Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written presentations submitted by Parent and the Representative which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement and on Exhibit L (i.e., not on the basis of an independent review). The determination of the Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review, absent knowing and intentional fraud by any of the parties in performing their obligations under Sections 3.03(c) through Section 3.03(g) or manifest mathematical error.
(h)The fees, costs and expenses of the Firm and of any enforcement of the determination thereof, will be allocated between the Parent and Representative in the same proportion that the aggregate amount actually contested but not awarded to the Parent or Representative, respectively, bears to the aggregate amount actually contested by the Parent and Representative, which proportionate allocation shall be determined by the Firm at the time the determination of the Firm is rendered on the merits of the matters submitted. For example, if the disputed amount submitted to the Firm by is $1,000,000, and the Firm determines that the Representative has a valid claim for $400,000 of the $1,000,000, the Representative shall bear sixty percent (60%) of the fees and expenses of the Firm and Parent shall bear the remaining forty percent (40%) of the fees and expenses of the Firm. Prior to the Firm’s determination of the Closing Cash Proceeds, Parent, on the one hand, and the Representative, on the other hand, shall retain the Firm and each pay fifty percent (50%) of any retainer. During such engagement, the Firm will bill fifty percent (50%) of the total charges to each of Parent, on the one hand, and the Representative, on the other hand. In connection with the Firm’s determination of the Closing Cash Proceeds, the Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 3.03(h), and taking into account all fees, costs and expenses of the Firm already paid by each of Parent, on the one hand, and the Representative, on the other hand, as of the date of such determination, the allocation of the Firm’s fees, costs and expenses between Parent and the Representative, which such determination shall be conclusive and binding upon the parties hereto.
(i)Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 3.03:
(i)if the Closing Cash Proceeds as finally determined pursuant to this Section 3.03 are less than the Estimated Closing Cash Proceeds, then Parent and the Representative shall cause the Escrow Agent to: (A) pay to Parent solely and exclusively from the Purchase Price Adjustment

Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the “Parent Adjustment Amount”) equal to such deficiency; and (B) pay to the Representative or to the Disbursing Agent (for further distribution to the Unitholder or any Optionholders who are not current or former employees) or to the Surviving Company (for further distribution to the Optionholders who are current or former employees through the Surviving Company’s (or its applicable Subsidiary’s) payroll system) at the Representative’s direction, in accordance with their respective Equityholder Allocation Percentage as set forth in the Closing Consideration Schedule, the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Parent Adjustment Amount; and
(ii)if the Closing Cash Proceeds as finally determined pursuant to this Section 3.03 are greater than the Estimated Closing Cash Proceeds (the total amount of such excess, the “Seller Adjustment Amount”), then (A) Parent shall pay to the Representative or to the Disbursing Agent (for further distribution to the Unitholder and the Optionholders or the Optionholders who are not current or former employees) or to the Surviving Company (for further distribution to the Optionholders who are current or former employees through the Surviving Company’s (or its applicable Subsidiary’s) payroll system) at the Representative’s direction an amount equal to the lesser of (x) the Seller Adjustment Amount and (y) an amount equal to the Purchase Price Adjustment Escrow Funds and (B) Parent and the Representative shall cause the Escrow Agent to pay to the Representative or to the Disbursing Agent (for further distribution to the Unitholder or the Optionholders who are not current or former employees) or to the Surviving Company (for further distribution to the Optionholders who are current or former employees through the Surviving Company’s (or its applicable Subsidiary’s) payroll system) at the Representative’s direction an amount equal to all of the Purchase Price Adjustment Escrow Funds, in each case of clauses (A) and (B), in accordance with their respective Equityholder Allocation Percentage of the Purchase Price Adjustment Escrow Amount as set forth in the Closing Consideration Schedule.
(j)All payments to be made pursuant to Section 3.03(i) shall (i) be treated by all parties for Tax purposes as adjustments to the Merger Consideration to the extent permitted by applicable Law and (ii) be made by wire transfer of immediately available funds to the account(s) designated by Parent or the Representative, as applicable. Parent hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 3.03(i) shall be the sole and exclusive remedy of Parent for any and all claims arising under this Agreement with respect to this Section 3.03.
3.04Certain Payments. The Company shall act, or shall cause a Subsidiary thereof to act, as paying agent in effecting any payments that are compensatory for income Tax purposes and are made in connection with the transactions contemplated by this Agreement to any individual employed by or providing other services to the Company or any of its Subsidiaries. Without limiting Section 2.09, the Company or its Affiliates (or any other Person that has any withholding obligation with respect to any payment that would be subject to this Section 3.04) shall be entitled to deduct and withhold from any payments to be made pursuant to this Section 3.04 any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Tax Law. To the extent that any amounts are so withheld and duly and timely paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes as having been paid to such Person, as applicable, on behalf of whom such deduction and withholding was made.
ARTICLE IV

CONDITIONS TO CLOSING
4.01Conditions to Parent’s and Merger Sub’s Obligations. The obligation of each of Parent and

Merger Sub to consummate the Closing is subject to the satisfaction of the following conditions at or immediately prior to the Effective Time:
(a)Representation and Warranties.
(i)The representations and warranties set forth in Article V (other than the Company Fundamental Representations, the Special Capitalization Representation and the representations set forth in Section 5.07(a) (No Material Adverse Change)), as qualified by the Disclosure Schedules (subject to Section 13.06), shall be true and correct (without giving effect to any limitation or qualification that includes the word “material,” “materially” or “Material Adverse Change” set forth therein) as of the date of this Agreement and as of the Closing Date, in each case, except (A) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change, (B) for any action expressly required to be performed under, and actually performed in accordance with, this Agreement (including, for the avoidance of doubt, the Reorganization) and (C) for those representations and warranties which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any limitation or qualification that includes the words “material,” “materially” or “Material Adverse Change” set forth therein) as of such earlier date, except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Material Adverse Change.
(ii)The Company Fundamental Representations, as qualified by the Disclosure Schedules (subject to Section 13.06), shall be true and correct in all respects (other than in any de minimis respect) as of the date of this Agreement and as of the Closing Date, in each case, except (A) for any action expressly required to be performed under, and actually performed in accordance with, this Agreement (including, for the avoidance of doubt, the Reorganization) and (B) for those representations and warranties which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects (other than in any de minimis respects) as of such earlier date.
(iii)The Special Capitalization Representation shall be true and correct in all respects (other than inaccuracies which, in the aggregate, involve the ownership of In The Money Options that would entitle the holder(s) thereof to a portion of the Optionholders’ Merger Consideration in an amount not to exceed $[***]) as of the date of this Agreement and the Closing Date.
(iv)The representations set forth in Section 5.07(a) (No Material Adverse Change) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, in each case.
(b)Covenants. The Company shall not be in breach of any of the obligations or covenants required to be performed or complied with by it under this Agreement prior to the Closing in all material respects;
(c)Company Officer’s Certificate. The Company shall have delivered to Parent a certificate signed by a duly authorized officer of the Company in the form attached hereto as Exhibit M, dated as of the Closing Date, certifying that the conditions specified in Section 4.01(a), Section 4.01(b), Section 4.01(f) and Section 4.01(i) have been satisfied;
(d)Key Employees; Sponsor Side Letter.

(i)Each of the Key Employee Offer Letters shall remain in full force and effect (except such enforceability shall be subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity) in accordance with their terms, none of the Key Employees shall have repudiated in writing the terms thereof and, other than (A) if a Key Employee is terminated by, or separated from, the Company or any of its Subsidiaries prior to the Closing for Cause, (B) as a result of the death or Disability of such Key Employee or (C) as a result of any communication or action by Parent (either directly or through a third party acting at the Parent’s direction), in each case, that a reasonable person, in light of all the relevant facts and circumstances, would reasonably believe was primarily intended to induce or encourage such Key Employee to resign from employment, each of the Key Employees shall continue to be employed by the Company or the applicable Subsidiary thereof and shall not have given written notice that they are not willing to be employed by the Surviving Company, Parent or any of its Affiliates following the Closing.
(ii)The Sponsor Side Letter shall remain in full force and effect (except such enforceability shall be subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity) in accordance with its terms, and none of the Representative, AE Industrial Partners Extended Value Fund, LP or AE Industrial Partners, LP shall have repudiated in writing the terms thereof.
(e)Consents. All authorizations, consents, waivers and approvals of all third parties set forth on Annex 4.01(e), shall have been received;
(f)Material Adverse Change. No Material Adverse Change shall have occurred since the date hereof;
(g)Deliverables. Parent shall have received each of the deliverables referred to in Section 3.02(f);
(h)Reorganization. The Reorganization shall have been completed in accordance with, and in the same sequence as, the Reorganization Plan as set forth in Exhibit J; and
(i)Specified Customer [***].
(i)The Specified Revenue attributable to the Specified Period does not exceed the Specified Revenue Amount;
(ii)the Specified Period Bench Cost does not exceed the Specified Bench Target; and
(iii)there are no outstanding Specified [***] Liabilities.
4.02Conditions to the Company’s Obligations. The obligation of each of the Company and the Representative to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Effective Time:
(a)Representations and Warranties. The representations and warranties set forth in Article VI shall be true and correct in all material respects as of the Closing Date;
(b)Covenants. Parent and Merger Sub shall be in compliance with the obligations and covenants required to be complied and performed by them under this Agreement prior to the Closing in all material respects;

(c)Parent and Merger Sub Officers’ Certificate. Parent and Merger Sub shall have delivered to the Company and the Representative a certificate signed by an officer of each of Parent and Merger Sub in the form attached hereto as Exhibit N, dated as of the Closing Date, certifying that the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied;
(d)Deliverables. The Company shall have received each of the deliverables referred to in Section 3.02(e); and
(e)Franchise Taxes. Merger Sub shall have paid all franchise Taxes due and payable by it immediately prior to the Effective Time.
4.03Conditions to All Parties’ Obligations. The obligation of each of the Company, the Representative, Parent and Merger Sub to consummate the Closing is subject to the satisfaction of the following conditions as of immediately prior to the Effective Time:
(a)the approvals and waiting periods under HSR Act (and any extensions thereof) and any Other Antitrust and FDI Regulations that are required for the consummation of the transactions contemplated hereby and set forth on Annex 4.03(a) shall have been received and remain in effect (in the case of approvals) or expired, waived or been terminated (in the case of waiting periods), and any agreement with any governmental entity not to close the transaction shall have expired or terminated;
(b)after the date hereof (i) no injunction, order, judgment, decision, decree or ruling (whether temporary, preliminary or permanent) shall have been issued, promulgated, enacted or enforced by any Governmental Body and remain in effect and (ii) no law, statute or regulation shall have been enacted, promulgated, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Body, in each case of the immediately preceding clauses (i) and (ii), enjoining or otherwise prohibiting (whether temporarily, preliminarily or permanently) the performance of this Agreement or the consummation of any of the transactions contemplated hereby;
(c)No Action shall be pending before any Governmental Body wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prohibit consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or (ii) cause any of the transactions contemplated by this Agreement or the other Transaction Documents to be rescinded following consummation; and
(d)this Agreement shall not have been terminated in accordance with Section 9.01.
4.04Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 4.01, Section 4.02 or Section 4.03, as the case may be, if such failure was primarily caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that the statements in this Article V are true and correct, except (subject to Section 13.06) as set forth in the schedules accompanying this Article V (each, a “Schedule” and, collectively, the “Disclosure Schedules”).
5.01Organization and Power.

(a)The Company is a limited liability company duly organized, validly existing and in good standing under Delaware Law, and the Company has all requisite limited liability company power and authority to own and operate its properties and to carry on its businesses as now conducted. The Company is duly qualified or licensed to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change. Copies of the Governing Documents of the Company as in effect on the date hereof have been made available to Parent.
(b)The Company is not in violation of the provisions of its Governing Documents in any material respect. Schedule 5.01(b) lists all of the members of the board of directors (or equivalent governing body) and officers of the Company as of the date hereof. Other than as listed in Schedule 5.01(b), the operations now being conducted by the Company are not now and have never been conducted by them under any other name.
(c)Except (i) for the Company’s ownership of the Equity Securities of Propulsion Intermediate Holdings, LLC, (ii) for Propulsion Intermediate Holdings, LLC’s ownership of the Equity Securities of PA LLC, (iii) for PA LLC ownership of the Equity Securities of Belcan LLC, (iv) as set forth on Schedule 5.01(c) and (v) as expressly contemplated by the Reorganization (including the Reorganization Plan), none of the Company, Propulsion Intermediate Holdings, LLC or PA LLC has ownership or other rights in any material assets or material properties used in or necessary to carry on the conduct of the business of the Company and its Subsidiaries as presently conducted or as currently proposed to be conducted.
5.02Subsidiaries; Joint Ventures.
(a)Schedule 5.02(a) sets forth for each of the Company’s Subsidiaries (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the Equity Securities held by the Company, directly or indirectly, in such Subsidiary in each case, without giving effect to the Reorganization. Except as set forth on Schedule 5.02(a), the Company does not directly or indirectly own or hold the right to acquire any stock, partnership interest or joint venture interest or other Equity Securities in any other Person, in each case, without giving effect to the Reorganization. Except as set forth on Schedule 5.02(a), the Company owns, directly or indirectly, of record and beneficially, all of the units, shares, capital stock and other Equity Securities in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities Laws), and all such units, shares, capital stock and other Equity Securities are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such Equity Securities) and were not issued in violation of any preemptive or similar rights or applicable Law. Each of the Subsidiaries of the Company set forth in Annex 5.02(a) is duly incorporated, formed or organized, as applicable, and validly existing and has all requisite limited liability company or corporate (or comparable entity) power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Subsidiaries of the Company set forth in Annex 5.02(a) is in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, except where such failure to be in good standing would not adversely affect the Company and its Subsidiaries in any material respect. Each of the Subsidiaries of the Company not set forth on Annex 5.02(a) is duly incorporated, formed or organized, as applicable, and validly existing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, and each of such other Subsidiaries of the Company has all requisite limited liability company or corporate (or comparable entity) power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Subsidiaries of the Company not set forth on Annex 5.02(a) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.
(b)There are no outstanding options, warrants, rights to subscribe to, preemptive rights, purchase rights, call rights, or securities or rights convertible into, any equity interests or securities containing any equity features of the Company’s Subsidiaries, or Contracts, by which the Company’s Subsidiaries are or may become bound to issue additional Equity Securities of the Company’s Subsidiaries or options, warrants, rights to subscribe to, purchase rights, call rights, or securities or rights convertible into, any Equity Securities of the Company’s Subsidiaries. There are no declared or accrued but unpaid distributions or dividends with respect to any of the Company Units. There are no holders of Equity Securities of the Company who are Persons resident in India (as such term is defined under applicable Indian Laws), other than employees or directors of any of the Indian Subsidiaries who have been granted Options under the Company Option Plan.
(c)Schedule 5.02(c) sets forth a true and correct list of any Person, partnership, limited liability company, joint venture, or similar Contract or arrangement (other than the Company’s Subsidiaries set forth on Schedule 5.02(a)) in which the Company or any of its Subsidiaries owns, directly or indirectly, any Equity Securities (collectively, the “Joint Ventures”), and for each Joint Venture: (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the number or percentage of Equity Securities of such Joint Venture held by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Joint Venture. The Company has made available to Parent true and correct copies of the Governing Documents of all Joint Ventures.
5.03Authorization; No Breach.
(a)The Company has full limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
(b)Except (i) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) for the requirements under the HSR Act and any Other Antitrust and FDI Regulations that are required for the consummation of the transactions contemplated hereby, in each case of this clause (ii), as set forth on Annex 4.03(a) and (iii) as set forth on Schedule 5.03(b), the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, require any notice under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, any provision of (A) any of the Company’s or any of its Subsidiaries’ or Joint Venture’s Governing Documents, (B) any Material Contract or Material Lease, (C) any Current Government Contract or Current Government Bid, (D) any outstanding Governmental Order applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries, (E) any applicable Law to which the Company or any of its Subsidiaries is subject or (F) any Permit required to be disclosed on Schedule 5.19(a), except (1) in the case of the immediately preceding clauses (B), (C) and (F), as would not, individually or in the aggregate, (x) adversely impact the Company and its Subsidiaries in any material respect or (y) prevent or materially impair or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement, and (2) in the case of the immediately preceding clauses (A), (D) and (E), as would not, individually or in the aggregate, (x) adversely impact the Company and its Subsidiaries in any respect other than in any de minimis respect or (y) prevent or materially impair or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement.
5.04Units.
(a)As of the date hereof, the equity interests of the Company consist of (i) 22,168,027.10 outstanding Preferred Units, (ii) 170,946,070.33 outstanding Common Units and (iii) 18,252,624.00 Common Units are issuable upon exercise of outstanding Options, in each case, which are held of record as indicated on Schedule 5.04(a). As of the date hereof, the Company Units are held solely by the Unitholder and in the amounts set forth in Schedule 5.04(a). Schedule 5.04(a) further sets forth for each Person the number and class of Company Units and Options held.
(b)All of the outstanding Company Units have been, or upon issuance will be, duly authorized and validly issued, and are uncertificated, and not subject to further obligations on the part of the holder thereof to make future payments for its purchase of such Company Units or contributions to the Company solely by reason of their ownership of such Company Units. Except as set forth on Schedule 5.04(a), there are no outstanding options, warrants, rights to subscribe to, preemptive rights, purchase rights, call rights, or securities or rights convertible into, any Equity Securities or securities containing any equity features of the Company, or Contracts, by which the Company is bound to issue additional Company Units or other equity interests of the Company or options, warrants, rights to subscribe to, purchase rights, call rights or securities or rights convertible into, any Company Units or other equity interests of the Company. None of the Company Units have been issued in violation of preemptive or similar rights, the Securities Act of 1933 or any other Law. There are no declared or accrued but unpaid distributions or dividends with respect to any of the Company Units.
(c)Except as set forth on Schedule 5.04(c), there are no securities or rights of the Company or any of its Subsidiaries, or Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to redeem or otherwise acquire any shares of capital stock or other Equity Securities of the Company or any of its Subsidiaries. Except as set forth on Schedule 5.04(c), none of the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for equity securities of the Company or any of its Subsidiaries having the right to vote) with the equityholders of any of the Company or any of its Subsidiaries on any matter. Except as set forth on Schedule 5.04(c), there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Securities of the Company or any of its Subsidiaries.
(d)Schedule 5.04(d) sets forth for each Option (i) the name of the Optionholder, (ii) the number of Common Units subject to the Option that are outstanding, (iii) the exercise price, (iv) the grant date, (v) the expiration date, (vi) the vesting commencement date and (vii) the vesting schedule (if time based) or a full description of the applicable vesting criteria, including the amount of any performance thresholds. No Option has been granted with an exercise price less than the fair market value of a Common Unit on the date on which the Option was granted. Each Option was granted in accordance with the terms of the Company Option Plan and all applicable Laws. The terms of the Company Option Plan, the LLC Agreement and the applicable agreements for each Option permit the treatment of the Options provided for in Article II and no Optionholder shall receive any consideration pursuant to Article II in respect of any Option that remains unvested as of the Closing.
5.05Financial Statements.
(a)Attached to Schedule 5.05(a) are true, correct and complete copies of: (i) PA LLC’s and its Subsidiaries’ audited consolidated balance sheet as of December 31, 2023 (the “Latest Balance Sheet”) and related consolidated statements of operations and comprehensive loss, of member’s equity and of cash flows for the fiscal year then ended; (ii) PA LLC’s and its Subsidiaries’ audited consolidated balance sheets and related consolidated statements of operations and comprehensive loss, of member’s equity and of cash flows for the fiscal year ended December 25, 2022 (collectively, the “Audited Financial Statements”), and (iii) Belcan LLC’s and its Subsidiaries’ unaudited consolidated balance sheet as of March 31, 2024 and related consolidated statements of operations and comprehensive loss, of member’s equity and of cash flows for the three (3) month-period then ended (collectively with the Latest Balance Sheet, the “Financial Statements”). The Financial Statements (A) have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, which have been maintained in accordance with customary business practices, (B) have been prepared in conformity with GAAP consistently applied and (C) present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (1) the absence of footnote disclosures and other presentation items (none of which if presented would materially differ from those presented in the Audited Financial Statements), (2) changes resulting from recurring normal year-end adjustments (none of which, if made, would be material, individually or in the aggregate) and (3) such other exceptions to GAAP as are set forth on Schedule 5.05(a)(i).
(b)The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects, including that (i) transactions are executed in accordance with management’s general or specific authorization in all material respects, (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain asset accountability and (iii) access to their respective property and assets is permitted only in accordance with management’s general or specific authorization, in each case, in all material respects. The Company has not received any written, or, to the knowledge of the Company, oral, communication of concern from its auditors in respect of the functioning of the internal accounting controls of the Company and its Subsidiaries.
(c)The accounts receivable (including unbilled accounts receivable) of the Company and its Subsidiaries set forth in the Financial Statements and arising subsequent to the Latest Balance Sheet (collectively, the “Accounts Receivable”) are owned by the Company and its Subsidiaries free and clear of any Liens other than Permitted Liens. The Accounts Receivable have arisen in the ordinary course of business and represent bona fide claims of the Company and its Subsidiaries against the obligors with respect thereto for services rendered or other charges arising on or before the date hereof or the Closing Date, as the case may be. The Accounts Receivable, and reserves and allowances with respect thereto, reflected in the Financial Statements are stated thereon in accordance with GAAP, applied consistently with the historical accounting practices of the Company and its Subsidiaries. Subject to the reserves and allowances with respect thereto in the Financial Statements, the Accounts Receivable are not subject to valid material claims of set-off or other defenses or counterclaims that are material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.
(d)None of the Company, Propulsion Intermediate Holdings, LLC or PA LLC conducts any business or operations, and does not engage in any other activities or have any Liabilities, other than those that are incidental to (i) the Company’s ownership of Propulsion Intermediate Holdings, LLC, (ii) Propulsion Intermediate Holdings, LLC ownership of PA LLC, (iii) PA LLC ownership of Belcan LLC or (iv) the maintenance of its existence as an entity in good standing.
5.06Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.06, neither the Company nor its Subsidiaries has any Liabilities other than (a) Indebtedness and Transaction Expenses that are taken into account in calculating the Closing Cash Proceeds as finally determined pursuant to Section 3.03, (b) to the extent accrued and specifically reflected and reserved on the Latest Balance Sheet, (c) arising after the date of the Latest Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, consistent with past practices, (d) arising under Contracts described on Schedule 5.10(a) or under Contracts entered into in the ordinary course of business which are not required to be disclosed on Schedule 5.10(a), (e) incurred in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Reorganization, to the extent performed in accordance with the Reorganization Plan) or the other Transaction Documents, (f) otherwise expressly disclosed on the Disclosure Schedules, to the extent the relevance of such disclosure to this Section 5.06 is readily apparent on its face or (g) not material, either individually or in the aggregate to the Company and its Subsidiaries taken as a whole; provided, that the Liabilities described in each of the immediately preceding clauses (a), (c), (d), (e), (f) and (g) shall not include or refer to any Liability resulting from any violation or noncompliance with Law or breach of Contract, warranty, tort, infringement, misappropriation or any Action.
5.07No Material Adverse Change; Absence of Certain Developments.
(a)Except as set forth on Schedule 5.07(a), since the date of the Latest Balance Sheet through the date hereof, there has not been any Material Adverse Change.
(b)Except as set forth on Schedule 5.07(b), and except in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Reorganization to the extent performed in accordance with this Agreement), since the date of the Latest Balance Sheet through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 7.01 if it had been taken after the date hereof and prior to the Closing Date.
5.08Title to Properties.
(a)The Company and its Subsidiaries own good, valid and, as applicable thereto, marketable title to, or hold a valid leasehold interest in, all of the material, tangible personal property and assets, real, personal and mixed, used or held for use in the conduct of their business, free and clear of all Liens, except for Permitted Liens. Each such item of material, tangible personal property and assets is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course. Except for Robot Morning, upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Company and its Subsidiaries will own or have the right to use all material assets, tangible properties and rights (whether real, personal or mixed, whether accrued, contingent, fixed or otherwise, and wherever located), including the goodwill related thereto, necessary to continue in all material respects to carry on the business of the Company and its Subsidiaries in the manner in which such business historically has been and is currently conducted. No other Person owns, holds or has the right to use any of the material assets or material property used in connection with the operation of the business of the Company and its Subsidiaries, in each case, other than properties or assets leased or in-licensed by the Company and its Subsidiaries.
(b)Schedule 5.08(b) contains a list of all real property leased, subleased, licensed or otherwise occupied by any of the Company or any of its Subsidiaries (collectively, the “Leased Real Property”), and lists, with respect to each such parcel of Leased Real Property, the documents and agreements comprising the Lease thereunder. The Company has delivered to Parent a true and complete copy of the underlying lease or contract in the Company’s possession and control with respect to each Leased Real Property, including all amendments, side letters, notices, guaranties and other ancillary documents (each, a “Lease”). Except as set forth on Schedule 5.08(b), with respect to each of the Leases: (i) either the Company or one (1) of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it, subject to proper authorization and execution by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of the parties thereto generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); (ii) none of the Company nor any of its Subsidiaries has received written notice, or to the knowledge of the Company, oral notice, of any existing material defaults thereunder by the Company or its Subsidiary (as applicable); (iii) no event has occurred which (with notice, lapse of time or both) would reasonably be likely to constitute a material breach or material default thereunder by any of the Company or its Subsidiaries (as applicable) or any other party thereto; (iv) such Lease grants the Company or the applicable Subsidiary (or, in the case of a master lease, the tenant thereunder, being the sublandlord under the applicable (sub)Lease thereunder) the exclusive right to use and occupy the demised premises thereunder; and (v) neither the Company nor any Subsidiary has received any communications to the effect that such Lease will not be renewed at the termination of the term thereof or that such Lease will be renewed only at a substantially higher rent. There has not been any written or oral sublease, license, concession, occupancy agreement or other Contract granting to any other Person the right of use or occupancy of any Leased Real Property or any portion thereof. All rent and other sums and charges due and payable under each Lease have been paid. The Company and its Subsidiaries, as applicable, are in peaceful and undisturbed possession of each Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of the Company and its Subsidiaries, as applicable, to use any Leased Real Property for the purposes for which it is currently being used. To the knowledge of the Company, there are no condemnation proceedings, eminent domain proceedings or expropriation proceedings of any kind pending or threatened with respect to any Leased Real Property. Neither any Lease nor the interest of the Company or any Subsidiary thereof, nor any personal property located on any Leased Real Property, is subject to any Lien (other than a Permitted Lien). All buildings and other structures, facilities, building systems, fixtures, equipment, or other improvements comprising a portion of the Leased Real Property are in good working order and repair for the sufficient operation of the business of the Company and its Subsidiaries as currently conducted (ordinary wear and tear excepted).
(c)Neither the Company nor any of its Subsidiaries owns any real property.

(d)Schedule 5.08(d) sets forth a description of each Leased Real Property (or portion thereof) that has been vacated by the Company and its Subsidiaries and not sublet to any Person other than an Affiliate of the Company or any of its Subsidiaries, but that remains subject to any Lease in effect.
(e)There is no outstanding past due rent due from the Company or any of its Subsidiaries to any landlord.
5.09Tax Matters. Except as set forth on the applicable subsections of Schedule 5.09 corresponding to the following:
(a)the Company and its Subsidiaries have filed all income and other material Tax Returns that are required to be filed by them and all such Tax Returns are true, correct, and complete in all material respects and were prepared in material compliance with all applicable Laws;
(b)all income and other material Taxes due and owing by the Company and its Subsidiaries have been fully paid or properly accrued (whether or not such Taxes are shown on a Tax Return), except to the extent of any reserve established by the Company and its Subsidiaries on their books in accordance with GAAP;
(c)all material Taxes which the Company and its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or other third-party have been fully paid or properly accrued, and the Company and its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law;
(d)neither the Company nor any of its Subsidiaries has received from any taxing authority of any Governmental Body any written notice of proposed deficiency or adjustment of any income or other material Taxes that has not been satisfied by payment, withdrawn or otherwise resolved;
(e)neither the Company nor any of its Subsidiaries has consented in writing to extend the time in which any Income Tax or other material Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect;
(f)there are no past (other than past audits that have been fully resolved), ongoing, pending or threatened in writing Tax audits or Actions by any taxing authority of any Governmental Body against the Company nor and of its Subsidiaries;
(g)neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Tax allocation, sharing or indemnity agreement (other than (A) any agreement solely among the Company and its Subsidiaries, or (B) any agreement entered into in the ordinary course of business and not primarily concerning Taxes);
(h)within the last three (3) years, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries);
(i)neither the Company nor any of its Subsidiaries has any liability for the Taxes of any third party under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. applicable Law) as a result of being a member of an affiliated group filing a consolidated federal Income Tax Return within the last three (3) years (other than a group the common parent of which was the Company or any of its Subsidiaries), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business not primarily concerning Taxes) or otherwise by operation of Law;

(j)within the last three (3) years no claim has been made in writing to the Company or any Subsidiary by any Governmental Body in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is subject to taxation by that jurisdiction;
(k)within the last three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code;
(l)there are no Liens for Taxes on any asset of the Company or any of its Subsidiaries other than for Taxes not yet due and payable;
(m)neither the Company nor any Subsidiary has agreed, and will not be required, to make any adjustment for any period after the Closing Date pursuant to Section 481(a) of the Code (or any similar provision of state, local or non-U.S. applicable Law) by reason of any change in any accounting method made before the Closing Date;
(n)neither the Company nor any Subsidiary will be required to include any material item of income or gain in, or be required to exclude any material item of deduction of loss from, any period ending after the Closing Date as a result of any (i) use of an improper accounting method prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. applicable Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or deferred revenue accrued outside the ordinary course of business or inconsistent with past practice prior to the Closing; (v) income as a result of any election under Section 965(h) of the Code (or any similar provision of state, local or non-U.S. applicable Law); or (vi) global intangible low-taxed income (as defined in Section 951A of the Code) or subpart F income (within the meaning of Section 951(a)(1)(A) of the Code), in each case attributable to income earned on or prior to the Closing Date outside the ordinary course of business of the Company or any of its Subsidiaries;
(o)neither the Company nor any Subsidiary has, in the last six (6) years, had a permanent establishment or otherwise been subject to Income Tax on a net basis in a jurisdiction other than the country of its formation;
(p)each Subsidiary that is formed in a country other than the United States and is listed as a C corporation on Schedule 5.09(r) is considered a “controlled foreign corporation” for U.S. federal income tax purposes;
(q)No Subsidiary is a “passive foreign investment company” for U.S. federal income tax purposes;
(r)the Company is taxed as a corporation under Subchapter C of the Code for United States federal and applicable state and local income Tax purposes and Schedule 5.09(r) lists the U.S. federal income tax classification of each Subsidiary and Joint Venture for U.S. federal income (and applicable state and local) tax purposes;
(s)neither the Company nor any Subsidiary is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with respect to any material Taxes with a Governmental Body that is still in effect, nor is any such request outstanding;

(t)neither the Company nor any Subsidiary is (and has not been for the five (5)-year period ending at Closing) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations;
(u)the Company and its Subsidiaries have charged, collected and remitted on a timely basis (or made adequate provision for the payment of such amounts) all material sales and use Taxes (however denominated) as required under applicable Law on any sale, supply or delivery, made by it;
(v)the Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws, including, for the avoidance of doubt, Section 482 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or non-U.S. applicable Law);
(w)neither the Company nor any of its Subsidiaries has any Liability to pay over any material amount to any Governmental Body under escheat or abandoned or unclaimed property Laws;
(x)neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2);
(y)the Indian Subsidiaries have duly obtained all material Tax registrations required under applicable Indian Tax Law; and
(z)all exemptions, credits or similar treatment claimed by the Indian Subsidiaries with respect to any indirect Tax of the Indian Subsidiaries or in relation to goods and services or other inputs have been validly claimed.
5.10Contracts and Commitments.
(a)Except as set forth on Schedule 5.10(a), neither the Company nor any of its Subsidiaries is a party to any:
(i)collective bargaining agreement or any Contract with a union, works council, or other similar labor organization or other employee representative body;
(ii)bonus, severance, retention, pension, profit sharing, commission, retirement or other form of deferred compensation plan, other than as set forth on Schedule 5.14 and, in each case, applicable to any Company Employees;
(iii)equity purchase, equity option or similar plan applicable to any Company Employees;
(iv)Contract for the employment or engagement of any individual on a full-time or consulting basis providing for base compensation in excess of $[***] per annum;
(v)Contract requiring a capital expenditure by the Company or any of its Subsidiaries in excess of $[***] in the twelve (12) months following the date hereof;
(vi)Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries;

(vii)guaranty of any obligation for borrowed money or other material guaranty;
(viii) any letter of credit, customs bond, surety bond, performance bonds or similar arrangement;
(ix)Contract under which it is lessee of, or holds or operates any personal property owned by any other party, excluding any Company vehicles, for which the annual rental exceeds $[***];
(x)any Contract under which it is lessor of or permits any third-party to hold or operate any property, real or personal, for which the annual rental exceeds $[***];
(xi)other than purchase orders entered into in the ordinary course of business and Leases, any Contract or group of related Contracts with any Material Supplier and all other Contracts pursuant to which the Company or its Subsidiaries has paid in excess of $[***] during the twelve (12) month period ending on December 31, 2023;
(xii)other than purchase orders entered into in the ordinary course of business, any Contract or group of related Contracts with any Material Customer;
(xiii) joint venture, partnership, strategic alliance, profit/loss sharing arrangements or similar Contract, in each case, other than those between or among the Company’s wholly-owned Subsidiaries;
(xiv) (A) material Inbound Licenses and material Outbound Licenses or (B) any other material Contract imposing any material limitation on the Company’s or any of its Subsidiaries’ ability to use, register, license, protect, enforce, or disclose any Intellectual Property material to the business of the Company or any of its Subsidiaries, provided that in each case of (A) and (B) Company is not required to list the following Material Contracts: (1) non-exclusive licenses for generally commercially available, non-custom third-party software used by the Company or any of its Subsidiaries that is not incorporated into any Developed Technology and with an annual license fee of less than $[***], (2) Contracts entered into with employees or third-party contractors in the ordinary course of business conveying the assignment to, or full ownership by, the Company or any of its Subsidiaries of all inventions and Intellectual Property developed by such employees or third-party contractors for the Company or any of its Subsidiaries without further consideration or any restrictions or obligations of the Company or any of its Subsidiaries on the use or ownership of such inventions or Intellectual Property and on substantially the Company’s or its Subsidiaries’ standard forms (an “IP Assignment Agreement”), (3) Contracts primarily for the provision of services to the Company or any of its Subsidiaries in the ordinary course of business where the granting or obtaining (or agreement to obtain) any right to use, or permission or agreement to permit any other Person to use, any Intellectual Property is on a non-exclusive basis, is granted solely as necessary to enable the Person to provide such services to the Company or such Subsidiary, and is ancillary or incidental to the transactions contemplated in such Contract or (4) any Contracts entered into in the ordinary course of business by the Company or the applicable Subsidiary with customers to which the Company or the applicable Subsidiary grants to such customers a non-exclusive license to any Company IP;
(xv)Contract relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business entered into during the past three (3) years and under which the Company or any of its Subsidiaries has any material executory covenants or other executory obligations (other than solely in respect of customary fundamental representations) or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or material line of business;
(xvi) settlement, conciliation, mediation, or similar Contract, in each case, pursuant to which, following the Closing, the Company or any of its Subsidiaries has any executory payment obligation in excess of $[***] or is subject to or which purports to materially restrict the future operations of the Company and its Subsidiaries;
(xvii)Contract containing “most favored nation” or “best pricing” provisions (an “MFN Provision”), or other contract that contains exclusivity, rights of first refusal or rights of first negotiation granted by the Company or any of its Subsidiaries;
(xviii)Contract which provides for or otherwise includes a minimum volume or purchase requirement of the Company or any of its Subsidiaries;
(xix)Contract that purports to materially limit or materially restrict the ability of the Company or any of its Subsidiaries (A) to compete or engage in any material respects in any line of business or with any Person or in any geographic area, (B) to sell any material product or other material asset or to perform any material services for any other Person or (C) to transact business with any other Person (other than customary restrictions on the Company’s or its Subsidiaries’ right to solicit for employment individuals employed by the counterparty to the applicable Contract);
(xx)Current Government Contract with a current contract value of over $[***];
(xxi)power of attorney granted by the Company or any of its Subsidiaries that is currently in effect; or
(xxii)Contract relating to any interest rate, currency, commodity derivatives or hedging transaction.
(b)As of the date hereof, (x) each of the Contracts listed or required to be listed on Schedule 5.10(a) and (y) each Contract pursuant to which the Company or its Subsidiaries has received in excess of $[***] during the twelve (12) month period ending on December 31, 2023 (each of the Contracts described in the immediately preceding clauses (x) and (y), a “Material Contract”) is in full force and effect, and is a legal, valid and binding obligation of the Company or a Subsidiary of the Company which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity. Except as set forth on Schedule 5.10(b), neither the Company nor any Subsidiary of the Company (as applicable) is in material default under any Material Contract, and, to the knowledge of the Company, the other party to each Material Contract is not in material default thereunder. Neither the Company nor any Subsidiary of the Company (as applicable) has materially violated the terms of any MFN Provision in any Material Contract, or otherwise taken any action that would cause a party to be entitled to a material benefit, right or privilege as a result of an MFN Provision in a Material Contract having been triggered. Except as set forth on Schedule 5.10(b), no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a material breach or default on the part of the Company, or any Subsidiary of the Company or, to the knowledge of the Company, any other party under any Material Contract. As of the date hereof, (i) neither the Company nor any Subsidiary of the Company (as applicable) and, to the knowledge of the Company, no other party to any Material Contract has exercised any termination rights with respect thereto and (ii) no party has given written, or to the knowledge of the Company, oral, notice of any material dispute with respect to any Material Contract. There have been no indemnification claims against the Company or its Subsidiaries under any Material Contract within the last three (3) years. Except as set forth on Schedule 5.10(b), the Company has made available to Parent true and correct copies of each Material Contract (other than Contracts that are Material Contracts solely pursuant to clause (y) of the definition thereof).
5.11Intellectual Property.
(a)Schedule 5.11(a)(1) sets forth a true, complete and correct list of: (i) each item of Registered IP, including the title of such Registered IP, domain name address (where applicable) and, for social media accounts, account name or handle; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number and date thereof; and (iii) the registered owner(s) of such item of Registered IP (and, if different, the beneficial owner(s) thereof). Each of the patents and patent applications included in the Registered IP properly identifies by name each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or is pending. In each case where the Company or any of its Subsidiaries has acquired ownership of Registered IP from any other Person, and except as set forth on Schedule 5.11(a)(2) or as would not, individually or in the aggregate, adversely affect the Company or any of its Subsidiaries, in any material respect, the Company or the applicable Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights, title and interest in such Registered IP to the Company or the applicable Subsidiary, and the Company or the applicable Subsidiary has recorded each such assignment with the applicable Governmental Body. All Company IP is valid, subsisting and enforceable, and all necessary registration, maintenance and renewal fees due as of the date of this Agreement in connection with all Registered IP have been made and all necessary documents, recordations and certificates in connection with such Registered IP have been filed with the relevant Governmental Body in the United States or other jurisdictions, under the Laws under the relevant Governmental Body in the United States or other jurisdictions, as the case may be, for the purposes of prosecuting, perfecting, and maintaining such Registered IP. As of the date of this Agreement, no Registered IP that is listed or required to be listed on Schedule 5.11(a)(1) is or has been in the four (4) years prior to the date hereof involved in any interference, opposition, reissue, reexamination, revocation, or equivalent proceeding (other than office actions issued by, or correspondence with, the applicable Governmental Body in the ordinary course of prosecution of pending applications), in which the scope, validity or enforceability of any such Registered IP is being or has been contested or challenged, and no such proceeding has been threatened in writing, or to the knowledge of the Company, in any other manner, against the Company or any of its Subsidiaries in the four (4) years prior to the date hereof with respect to any such Registered IP.
(b)The Company and each of its Subsidiaries has valid and enforceable title (free and clear of all Liens other than Permitted Liens) to all Company IP. The Company and each of its Subsidiaries owns or possesses adequate rights to use all Intellectual Property as is necessary and sufficient to conduct the business of the Company and its Subsidiaries as currently conducted.
(c)The Company IP and the conduct of the business of the Company and its Subsidiaries do not infringe, misappropriate, or otherwise violate, and in the four (4) years prior to the date hereof, have not infringed, misappropriated, or otherwise violated, any Intellectual Property rights of others. In the four (4) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any claims or assertions in writing, or to the knowledge of the Company, in any other manner, from any Person (i) challenging or questioning, any of the Company’s or any of its Subsidiaries’ right, interest or title in any of the Company IP or restrictions on the use or disclosure of any Company IP; or (ii) alleging infringement, misappropriation, or other violation of any Intellectual Property by the Company or any of its Subsidiaries. None of the Company IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company or any of its Subsidiaries, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company IP, in each case, except as would not, individually or in the aggregate, adversely affect the Company or any of its Subsidiaries in any material respect.
(d)To the knowledge of the Company, during the four (4) years prior to the date hereof, no Person has infringed, misappropriated, or otherwise violated in any material respect, and no Person is currently infringing, misappropriating, or otherwise violating in any material respect, any of the rights of the Company or any of its Subsidiaries in any material Company IP.
(e)There is no proceeding pending or threatened against the Company or any of its Subsidiaries in writing, or to the knowledge of the Company, in any other manner, alleging any infringement, misappropriation or other violation of any Intellectual Property by the Company or any of its Subsidiaries or by any Developed Technology or alleging any infringement, misappropriation, or other violation of any Developed Technology or any of the Company’s rights in any other Company IP by any third party.
(f)Except with respect to the agreements listed in Section 5.10(a)(xiv), the Company and each of its Subsidiaries is not obligated to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property due to the sale, license, or other transfer of any material Developed Technology currently marketed by the Company or its Subsidiaries.
(g)The Company and its Subsidiaries have used in the past four (4) years, and continue to use security measures in accordance with generally-accepted industry standards and applicable Law, and in any event no less than commercially reasonable measures, including those designed to restrict unauthorized disclosure of, and to protect the secrecy and confidentiality of the material trade secrets, other material technical information, and other material confidential and proprietary information, in each case, of the Company and its Subsidiaries, including entering into written confidentiality agreements with any officers, directors, employees, consultants, customers, and other Persons with access to such information, and, to the knowledge of the Company, no such information has been disclosed or otherwise accessed by any unauthorized Person or used in any unauthorized manner. All employees, consultants, independent contractors, and customers of the Company and its Subsidiaries with access to any material confidential information of the Company and its Subsidiaries have signed a valid and enforceable written agreement to keep such information confidential or are otherwise bound by legally enforceable duties of confidentiality to the Company with respect to such information, except as would not, individually or in the aggregate, adversely affect the Company or any of its Subsidiaries in any material respect.
(h)Except as set forth on Schedule 5.11(h), or as would not, individually or in the aggregate, adversely affect the Company or any of its Subsidiaries in any material respect, all employees, contractors, and consultants of the Company or any of its Subsidiaries involved in the development of any material Company IP have executed valid IP Assignment Agreements, and no current or former employee, worker, contractor or consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property relevant to the current business of the Company or any of its Subsidiaries from any IP Assignment Agreement executed by such Person in connection with such Person’s employment by or engagement with the Company where such Intellectual Property is necessary for, or otherwise used in, the operation of the business of the Company and its Subsidiaries and the Company and its Subsidiaries do not otherwise have sufficient rights thereto. No employee, officer, director, consultant or advisor of the Company or any of its Subsidiaries (i) has any right, license, and claim or interest whatsoever in or with respect to any Company IP or (ii) to the knowledge of the Company, is in violation of any IP Assignment Agreement.

(i)Except as would not, individually or in the aggregate, adversely affect the Company or any of its Subsidiaries, in any material respect, none of the Developed Technology or material IT Assets: (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of any data) that adversely affects the use, functionality, or performance of such Developed Technology or IT Asset or any product or system containing or used in conjunction with such Developed Technology or IT Asset; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Developed Technology or IT Asset, in any material respect.
(j)None of the material Developed Technology or material IT Assets contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.
(k)Neither the Company nor any of its Subsidiaries has conveyed or purported to convey ownership or exclusive rights, whether as a deliverable or otherwise, in the same Software or other Intellectual Property to more than one customer or other third Person. The source code for all material Software included in the Developed Technology and Company IP: (i) has been documented in all material respects in a professional manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support such Software in accordance with the Company’s or any of its Subsidiaries’ obligations to their customers; and (ii) has not been disclosed or delivered to any third party other than to service providers under agreements that include reasonable confidentiality obligations in favor of the Company. No event has occurred, and no circumstance exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery of the source code for any material Software included in the Developed Technology or Company IP by or on behalf of the Company or any of its Subsidiaries to any third party, other than to the extent required by the agreements set forth on Schedule 5.11(k)(ii).
(l)Neither the Company or any of its Subsidiaries nor any party acting on their behalf (in the course of acting on their behalf) has used Open Source Material in any manner that would with respect to any Company IP: (i) require its disclosure or distribution in source code form; (ii) require the licensing thereof for the purpose of making derivative works; (iii) impose any restriction on the consideration to be charged for the distribution thereof; (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Intellectual Property owned by the Company or any of its Subsidiaries or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property owned by the Company or any of its Subsidiaries or (v) impose any other material limitation, restriction or condition on the right of the Company or any of its Subsidiaries with respect to Company IP. With respect to any Open Source Material that is or has been used in any way by the Company or its Subsidiaries, the Company and each of its Subsidiaries, and any parties acting on their behalf (in the course of acting on their behalf) are in material compliance with all applicable licenses with respect thereto.
(m)The IT Assets are adequate in all material respects for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted and are in good working condition. During the four (4) years prior to the date hereof, there has not been any failure, breakdown, malfunction, performance reduction or other adverse event with respect to any such IT Assets that has caused any (i) material disruption of, loss, destruction, damage, or harm of or to the Company or any of its Subsidiaries or any customer’s operations, personnel, property, data, or other assets or (ii) material liability of any kind to the Company or any of its Subsidiaries, in each case, that was not remediated in all material respects. The Company and each of its Subsidiaries has implemented disaster recovery plans designed to mitigate the interruption of operations of the Company and each its Subsidiaries in accordance with applicable Law, and in any event no less than commercially reasonable plans, in all cases, in all material respects.
(n)Except as would not, individually or in the aggregate, adversely affect the Company or any of its Subsidiaries in any material respect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien (other than a Permitted Lien) on, or any other limitation on the Company or any of its Subsidiaries with respect to, any Company IP; (ii) the release, disclosure or delivery of any source code included in the Company IP by or to any escrow agent or other Person; (iii) the grant or transfer to any other Person of any license or other right or interest under, to or in any Company IP; (iv) the Company or any of its Affiliates granting to any Person any ownership interest in, covenant not to sue, access to, license, or other right with respect to any Intellectual Property; or (v) any of the Company IP or any other Intellectual Property material to the business of the Company or any of its Subsidiaries being bound by, or subject to, any material limitation or impairment not in effect on the date hereof. After the Closing, the Company and its Subsidiaries will possess the same rights to the Company IP in all material respects as the Company and its Subsidiaries possessed immediately prior to the Closing.
(o)Neither the Company nor any of its Subsidiaries is or has been a member of any SIG. Neither the Company nor any of its Subsidiaries has made any contribution to any SIG nor is bound by, nor has agreed to be bound by, any contract that purports to grant or requires the granting of, any right in any Company IP as a result of any contribution or disclosure to, or participation in, any SIG.
(p)No funding, facilities or resources of a Governmental Body, university, college, other educational institution or research center was used in connection with the creation, conception, development, marketing, distribution, sale, offer for sale or other commercialization of any Company IP or Developed Technology in a manner that would grant such Governmental Body university, college, other educational institution or research center any claim or right in or to such Company IP or Developed Technology (whether express or implied, whether contractual or by operation of Law). To the knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company IP or any Developed Technology has performed services for a Governmental Body, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant, or independent contractor was also performing services for the Company or any of its Subsidiaries. The Company and its Subsidiaries have accounting systems capable of segregating underlying costs of (i) development of Company IP with funding received from any Governmental Body, (ii) development of Company IP exclusively at private expense, and (iii) development of Company IP with mixed funding.
(q)No Governmental Body, or other Person on behalf of any Governmental Body, has Intellectual Property rights in any Company IP; and no subcontract issued by the Company or any of its Subsidiaries under a Government Contract provides rights to a Governmental Body in any Company IP. No Company IP was either conceived or first reduced to practice in performance of any Contract funded by a Governmental Body; and no Company IP is a subject invention (as defined in the Bayh-Dole Act or applicable Governmental Body regulations). The Company and its Subsidiaries have, in all material respects, complied with each contractual obligation to timely disclose to the applicable Governmental Body, timely file applications, and retain title to all subject inventions that are Company IP. The Company and its Subsidiaries have, in all material respects, complied with all obligations in any Government Contract or any applicable Law to file reports for such subject inventions.
(r)The Company and its Subsidiaries have marked all Government Bid documents with notices and proprietary markings, prior to, or at the time of, submission if such documents include any Company IP and are entitled to such notices and proprietary markings. All Intellectual Property delivered by the Company or any of its Subsidiaries in performance of any Government Contract (other than third party computer software) has included the proper restrictive legends as defined in or authorized by, as applicable, the FAR, DFARS, or other FAR supplement or contract clause. Neither the Company nor any of its Subsidiaries is using any Intellectual Property in the performance of any Government Contract in any material respect, without having obtained the necessary licenses or permissions from the owner of the Intellectual Property or the relevant Governmental Body.
5.12Litigation. Except as set forth on Schedule 5.12(a), there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, Joint Ventures, or with respect to the transactions contemplated by this Agreement or the other Transaction Documents. Except as set forth on Schedule 5.12(b), neither the Company nor any of its Subsidiaries nor any of the assets owned or, to the Company’s knowledge, used by the Company or any of its Subsidiaries or, to the knowledge of the Company, owned or used by any Joint Venture is subject to any outstanding Governmental Order. To the knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is subject to any Governmental Order in his or her capacity as such that prohibits such director or officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company and its Subsidiaries.
5.13Governmental Consents. Except (a) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) for the requirements under the HSR Act and any Other Antitrust and FDI Regulations that are required for the consummation of the transactions contemplated hereby and (c) as set forth on Schedule 5.13, no material consent, approval, exemption, waiver, filing, registration, declaration, notification or authorization of, with or to any Governmental Body is required to be obtained or made in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or the consummation by the Company of any other transaction contemplated hereby.
5.14Employee Benefit Plans.
(a)Schedule 5.14(a) lists all material Plans. For purposes of this Agreement, “Plan” means any of the following: (i) nonqualified deferred compensation or retirement plans, (ii) “pension plan” (as such term is defined under Section 3(2) of ERISA, whether or not subject to ERISA) (the “Pension Plans”), (iii) “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA, whether or not subject to ERISA) (the “Welfare Plans”) or (iv) any other group health, life insurance, change in control, retention, retirement, retiree life or medical, pension, termination pay, severance, paid time off, individual consulting, employment, equity, equity-based, phantom equity, deferred compensation, vacation or fringe benefit plan, program, agreement, scheme or arrangement, in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any Company Employee or former employee, worker, officer, director, independent contractor, equityholder or consultant of the Company or its Subsidiaries, or to which the Company or any of its Subsidiaries has any Liability; provided, however, that the term “Plan” shall not include any governmental or statutory benefit plans and plans, programs, policies, or agreements required to be maintained by applicable Law or maintained by any Governmental Body. Each Pension Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a favorable determination letter or opinion letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and there are no facts or circumstances that would reasonably be expected to jeopardize the qualification of such Pension Plan. The Plans have been established, administered, funded, maintained, and operated in all material respects in accordance with their terms and with any applicable collective bargaining agreement or other instruments or agreements applicable to any Plan and in compliance in all material respects with the requirements of the Code, ERISA and other applicable Law.
(b)With respect to the Plans, (i) all required contributions have been made or properly accrued in all material respects, (ii) there are no material actions, suits or claims pending or, to the knowledge of the Company, threatened, other than routine claims for benefits and (iii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material liability to the Company or any Subsidiary.
(c)Neither the Company nor any of its Subsidiaries sponsors or sponsored, maintains or maintained, contributes or contributed to, or has or has had any Liability (including on account of an ERISA Affiliate) with respect to (i) a Pension Plan that is subject to Title IV of ERISA, Section 302 of ERISA or 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(d)Except as set forth on Schedule 5.14(d), none of the Welfare Plans obligates the Company or any of its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits or benefits under a Welfare Plan after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.
(e)With respect to each Plan (but with respect to each Non-U.S. Plan, only to the extent reasonably available after making reasonable inquiry) the following materials have been made available to Parent (to the extent applicable): (i) the plan document and all material amendments thereto (or, if any such Plan is not written, a written description of the material terms thereof), (ii) all related trust agreements, funding arrangements, and insurance contracts, (iii) the most recent determination, opinion or advisory letter received from the IRS or HM Revenue & Customs or other competent taxation authority; (iv) the most recent financial statements and annual reports filed with any Governmental Body (including Form 5500 Annual Returns/Reports and all schedules thereto) for the three most recent plan years for which reports were filed; (v) the current summary plan description and each summary of material modifications thereto, (vi) all non-routine correspondence with any Governmental Body during the last three (3) years and (vii) nondiscrimination testing results for the three most recently completed plan years for which the testing was performed.
(f)Except as set forth on Schedule 5.03(b) and Schedule 5.14(f), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, whether alone or when combined with the occurrence of any other event, will (i) constitute a stated triggering event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Company or its Subsidiaries, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Plan, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Plan, (iv) directly or indirectly cause the Company or its Subsidiaries to transfer or set aside any assets to fund or otherwise provide for benefits for any individual or (v) result in any payment, benefit or vesting that would, alone or combined with any other payment, benefit or vesting, be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.
(g)Each Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained and operated in all material respects in compliance with Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to “gross-up”, compensate, reimburse, make whole or otherwise indemnify any individual for the imposition of any excise Tax under Section 4999 or 409A of the Code.
(h)There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of the Company or its Subsidiaries by any Person that provide for or would reasonably be construed as a contract or promise (i) by the Company or any of its Subsidiaries to provide for any pension, welfare or other similar insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Plans, or (ii) to the Company’s knowledge, regarding continued employment or terms and conditions of employment with Parent or with the Company or its Subsidiaries following the Closing.
(i) Without prejudice to the rest of this Section 5.14, each Plan maintained, sponsored or contributed to for the benefit of employees residing and working for the Company or any of its Subsidiaries outside the United States and primarily subject to the Laws of a jurisdiction outside of the United States (each, a “Non-U.S. Plan”) (i) complies in all material respects with applicable Law, (ii) is fully funded, or book reserved, as appropriate to the extent such Non-U.S. Plan is intended to be funded or book-reserved in accordance with applicable Law, and has been, registered to the extent required, and has been maintained in good standing in all material respect with applicable Governmental Bodies and (iii) if intended to qualify for special Tax treatment, meets all requirements for such treatment in all material respects. No Non-U.S. Plan constitutes a defined pension benefit plan. None of the Company or its Subsidiaries, or any of their respective agents or delegates, has within the last three (3) years breached any fiduciary obligation with respect to the administration or investment of any Non-U.S. Plan. None of the Non-U.S. Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependents of retired employees. All employee data necessary to administer each Non-U.S. Plan in accordance with its terms and conditions and all Laws is in possession of the Company and its Subsidiaries, and such data is complete, correct, and in a form which is sufficient for the proper administration of such Non-U.S. Plan and all such data has been processed in accordance with applicable Laws relating to data protection.
(j)Except as would not reasonably be expected to result in a material Liability to the Company or any Subsidiary, the Company and its Subsidiaries are, and have at all times been, in compliance with the Patient Protection and Affordable Care Act of 2010, as amended (the “Affordable Care Act”), and the Company and its Subsidiaries are not otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980B, 4980D or 4980H of the Code or under the Affordable Care Act or in connection with the requirements relating thereto.
5.15Insurance.
(a)Schedule 5.15(a) sets forth each insurance policy owned or held by the Company and its Subsidiaries or to which the Company and its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage as of the date hereof, except with respect to any Plans (the “Insurance Policies”). Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy as required by the terms thereof. Neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any of the Insurance Policies, canceling or materially amending any such policy. All Insurance Policies are valid, binding and enforceable and in full force and effect, except subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity. All premiums on the Insurance Policies due and payable have been paid. Neither the Company nor its Subsidiaries has within the last three (3) years made any claim against any such insurance policy as to which the insurer has denied or is denying coverage or defended or is defending the claim under a reservation of rights. Neither the Company nor its Subsidiaries has within the last three (3) years been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. For any Insurance Policy with a “claims-made” reporting trigger, the Company and its Subsidiaries have reported all material claims and all circumstances of which the Company has knowledge which would reasonably be expected to give rise to any material claim (as “claim” is defined in such Insurance Policy) to any respective insurance carrier. The Company and its Subsidiaries have in place all material Insurance Policies required by applicable Law.
(b)Schedule 5.15(b) lists all claims of the Company and its Subsidiaries under any Insurance Policies which are pending as of May 14, 2024.
5.16Environmental Matters. Except as set forth on Schedule 5.16:
(a)The Company and its Subsidiaries are, and have been during the past three (3) years, in compliance in all material respects with all Environmental Laws applicable to their respective current operations at and occupancy of the real property listed on Schedule 5.08(b). To the Company’s knowledge, there exists no facts, circumstances or conditions that would reasonably be expected to adversely affect such continued compliance with Environmental Laws.
(b)Neither the Company nor any of its Subsidiaries has during the past three (3) years received written notice, or to the Company’s knowledge, oral notice, from any Governmental Body alleging it is in violation of or has a Liability or material investigatory, corrective or remedial obligation under Environmental Laws or Environmental Permits.
(c)Neither the Company nor any of its Subsidiaries is subject to any current or, to the knowledge of the Company, threatened, Action or Governmental Order asserting a material remedial obligation or material Liability under Environmental Laws.
(d)The Company and its Subsidiaries hold and are, and have been during the past three (3) years, in material compliance with all material Permits required under or issued pursuant to any applicable Environmental Laws for their current operations at and occupancy of the real property listed on Schedule 5.08(b) (collectively, “Environmental Permits”). To the Company’s knowledge, there exists no facts, circumstances or conditions that would reasonably be expected to adversely affect such continued compliance with Environmental Permits.
5.17Affiliated Transactions. Except (a) for the Consulting Agreement, (b) for transactions between or among the Company or any of the Company’s Subsidiaries, employment relationships, the provision of compensation and benefits to employees (including the Plans), in each case, in the ordinary course of business and (c) as set forth on Schedule 5.17, to the knowledge of the Company, no officer, director, manager, equityholder or Affiliate of the Company or its Subsidiaries is a party to any Contract, transaction or other business relationship with the Company or its Subsidiaries or has any ownership interest in any material property owned or used by or exclusively licensed to the Company or any of its

Subsidiaries, and any such transactions under (a), (b) and (c) above, have been in compliance in all material respects with applicable Laws.
5.18Brokerage. Except as set forth on Schedule 5.18, no broker, finder or similar agent or Person has been retained or engaged by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement for which any brokerage commissions, finders’ fees or similar compensation or other Liability may be incurred by the Company or any of its Subsidiaries.
5.19Permits; Compliance with Laws.
(a)Except as set forth on Schedule 5.19(a)(i), each of the Company and its Subsidiaries holds all material Permits which are required under applicable Law or otherwise necessary for the operation of the business of the Company and its Subsidiaries as presently conducted or to occupy the Leased Real Property leased by it, and is, and for the past three (3) years has been, in compliance, in all material respects, with all such material Permits. All such material Permits are set forth on Schedule 5.19(a)(ii). Neither the Company nor any of its Subsidiaries has received written notice of any Actions pending or, to the knowledge of the Company, threatened, relating to the suspension, cancellation, nonrenewal, revocation or modification of any material Permit which is required under applicable Law or otherwise necessary for the operation of the business of the Company and its Subsidiaries as presently conducted. The Indian Subsidiaries and their respective operations in India are located in the Special Economic Zones or Software Technology Parks of India unit or similar locations.
(b)Except as set forth on Schedule 5.19(b): (i) the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance, in all material respects, with all applicable Laws and Governmental Orders; (ii) neither the Company nor any of its Subsidiaries has, during the past three (3) years, received any written or, to the knowledge of the Company, oral notice of any Action against it by or before any Governmental Body alleging any failure to comply with any applicable Law or Governmental Order; and (iii) there is no outstanding or, to the Company’s knowledge, threatened, Governmental Order against or involving the Company or any of its Subsidiaries.
5.20Employees.
(a)Except as set forth on Schedule 5.20(a)(i), neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or any similar agreement with a union, trade union, works council, employee representative body or other similar labor organization applicable to any Company Employee. Except as set forth on Schedule 5.20(a)(ii), to the knowledge of the Company there are, and for the past three (3) years there have been: (A) no pending union organizing activities involving employees of the Company or any of its Subsidiaries; (B) no pending or, to the knowledge of the Company, threatened strikes, work stoppages, walkouts, or lockouts affecting the Company or any of its Subsidiaries; and (C) no pending or, to the knowledge of the Company, threatened, unfair labor practice charges against the Company or any of its Subsidiaries before the National Labor Relations Board, or a similar labor relations board pursuant to any state or local Laws.
(b)To the extent permitted by applicable Law, the Company has provided to Parent a true, complete and accurate list of each Company Employee as of April 30, 2024, including: (i) the employing entity, (ii) date of hire by the Company or the applicable Subsidiary, (iii) job name, (iv) work location, (v) current rate of compensation (including bonus history) to the extent available, (vi) whether the employee is employed pursuant to a fixed term contract, and if so, the date the fixed term is due to expire and (vii) whether such Company Employee (A) is full-time or part-time, (B) has a work permit or visa enabling them to work in the location where they are based, (C) is overtime exempt or non-exempt (as applicable) and (D) is active or inactive, other than, in the case of this clause (D), with respect to employees of Belcan Government Solutions, Inc. To the extent permitted by applicable Law, the Company has provided to Parent a true, complete and accurate list of each consultant or independent contractor, or contingent worker who renders services to the Company or any Subsidiary in any jurisdiction as of April 30, 2024, whether operating in their own name or operating through any kind of personal services company or umbrella company, or equivalent, including: (i) the name of the entity to which the services are being provided; (ii) the location of where the services are provided; (iii) the date the engagement commenced; and (iv) rate of pay. Where the Company has provided to Parent (whether in the data room or otherwise), a sample contract of employment, or contract for services, for employees, consultants, independent contractors or workers in a particular country, it hereby represents to Parent that all employees or consultants or independent contractors or workers, as the case may be, in that country, are employed or engaged on the sample terms, (save for individual levels of remuneration or other non-material deviations), unless an alternative contract has been disclosed for particular employees, consultants, independent contractors or workers.
(c)Except as disclosed on Schedule 5.20(c), in the past three (3) years, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to labor, labor relations or employment, including any provisions thereof relating to equal employment opportunity, discrimination, wages, harassment (including sexual harassment), hours, pensions (including the automatic enrolment provisions of the UK Pensions Act 2008), overtime, employee safety and health, immigration control, drug testing, termination pay, vacation pay, maternity benefits, proper classification of exempt and non-exempt employees, individual independent contractors and contract labor, any material filing, material registration and material reporting requirements, collective bargaining, workers’ compensation and unemployment insurance. The Company and its Subsidiaries have no material Liability for any unpaid compensation due to their current or former employees, non-employee service providers and independent contractors engaged in the last three (3) years under applicable Law, or any Taxes, interest or penalties for failure to pay any of the foregoing.
(d)No Key Employee or group of Company Employees has informed the Company or any of its Subsidiaries, either in writing or, to the knowledge of the Company, orally, of any plans to terminate his or her or their employment with the Company or the applicable Subsidiary generally within the one (1) year anniversary of the Closing or as a result of the transactions contemplated hereby.
(e)Except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries individually or in the aggregate, each Person whom the Company or its Subsidiaries retains, or in the past three (3) years has retained, as an independent contractor, qualifies or qualified as an independent contractor and not as an employee of the Company or its Subsidiaries under all applicable labor and employment Laws and under all applicable Plans. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Company or its Subsidiaries to be in breach of any agreement with any employee or cause the Company or its Subsidiaries to be liable to pay any severance or other termination amount to any employee, worker, independent contractor or consultant. Except as would not reasonably be expect to result in material Liability to the Company and its Subsidiaries individually or in the aggregate, all Company Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. In respect of all independent contractors operating through personal services companies and who fall within the UK off payroll working rules, the Company and its Subsidiaries have (a) undertaken the HMRC Check for Employment Status Test (“CEST”), (b) classified the independent contractors as such in line with the results of the CEST and (c) carried out a status determination confirming the classification with each contractor. In the past three (3) years, no individual or non-employee service provider whose services are provided to the Company and any of its Subsidiaries by a personal services company, umbrella company, agency, or any other Person, has asserted the right to be considered an employee or worker of the Company or any of its Subsidiaries, nor has any Governmental Body made any ruling, or published any decision, that any such individual should be so considered.
(f)Except as otherwise set forth on Schedule 5.12(a), in the past three (3) years, there have not been any material Actions concerning employees or former employees or workers or former workers including relating to employment discrimination, harassment, wage payment, overtime obligations or other issues pertaining to unlawful employment practices, pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened. Except as otherwise set forth on Schedule 5.20(f), in the past three (3) years, (i) there has not been any pending, or, to the Company’s knowledge, threatened, allegation of sexual harassment or sexual misconduct against any current or former senior supervisory employee with of the Company or its Subsidiaries and (ii) the Company and its Subsidiaries have not entered into any settlement agreement related to allegations or threatened allegations of sexual harassment or sexual misconduct by any current or former senior supervisory employee of the Company or its Subsidiaries.
(g)Except for instances of non-compliance that would not be material to the Company and its Subsidiaries, individually or in the aggregate, (i) the Company and its Subsidiaries have in their files a U.S. Citizenship and Immigration Services Form I-9 (or similar right to work authorization documentation for employees outside of the United States) that was completed and, if necessary, that has been updated, in each case in material compliance with applicable Law for each Company Employee and former employee of the Company and its Subsidiaries employed within the past three (3) years with respect to whom such form is required to be maintained under applicable Law, and (ii) in the past three (3) years, (A) the Company and its Subsidiaries have not knowingly hired or continued to employ unauthorized workers, (B) the Company and its Subsidiaries have not used the services of any individual through a staffing agency, contract or subcontract knowing that the individual was an unauthorized worker, and (C) all Company Employees who require them, have valid and up to date visas, work permits and other permissions allowing them to work lawfully in the countries where they are based. There are no outstanding, pending or, to the knowledge of the Company, threatened Actions relating to the engagement of any third-party staffing agency employees by the Company or its Subsidiaries.
5.21Anti-Corruption and International Trade Compliance. Except as set forth on the subsections of Schedule 5.21 corresponding to each of the following:
(a)The Company and its Subsidiaries, and their respective directors, officers, employees and, to the knowledge of the Company, their respective agents, representatives and other Persons acting on behalf of the Company or its Subsidiaries are, and for the past five (5) years have been, in compliance with all Anti-Corruption Laws. Without limiting the generality of the foregoing, the Company and its Subsidiaries, and their respective directors, officers, employees and, to the knowledge of the Company, their respective agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries, within the past five (5) years, have at no time: (i) unlawfully offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value (including gifts or entertainment), to any Government Official or to any other Person: (A) for the purpose of (1) improperly influencing any act or decision of any Government Official in their official capacity; (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties; (3) securing any improper advantage or favor; (4) inducing any Government Official to improperly influence or affect any act or decision of any Governmental Body; or (5) assisting in obtaining or retaining or directing business in violation of any Anti-Corruption Laws; or (B) (i) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other means of obtaining business or any improper advantage in violation of any Anti-Corruption Laws; (ii) made any other unlawful payment; (iii) made any charitable contribution or donations for any improper purpose or in violation of Anti-Corruption Laws; (iv) accepted, received, agreed to accept or authorized the acceptance of any improper payment, anything of value, or other advantage in violation of any Anti-Corruption Laws; or (v) violated any applicable Anti-Corruption Laws.
(b)The Company and its Subsidiaries have at all times within the last six (6) years maintained all corporate books, records and financial accounts to accurately reflect the transactions and dispositions of its business and its assets. Within the last six (6) years, there have been no false or fictitious entries made in the books and records in connection with the Company or its Subsidiaries’ business and assets relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and there has been no secret or unrecorded fund in connection with the Company or its Subsidiaries’ business and assets.
(c)The Company and its Subsidiaries, and their respective directors, officers, employees and, to the knowledge of the Company, their respective agents, representatives and other Persons acting on behalf of the Company and its Subsidiaries, are, and have been within the last five (5) years, in compliance with all Export Control Laws and Sanctions Laws. Neither the Company nor its Subsidiaries, nor any of their directors, officers, or employees, nor, to the knowledge of the Company, their respective agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries: (i) has been or is designated on, or is directly or indirectly, individually or in the aggregate, fifty percent (50%) or more owned or controlled by any Person that has been or is designated on, any list of Specially Designated Nationals and Blocked Persons published by OFAC, or any other list of sanctioned persons issued by, the U.S. Department of State, the U.S. Department of Commerce, the European Union or any Member State thereof, the United Kingdom, or any other relevant Governmental Body; or (ii) is a national of, organized under the Laws of, or located or resident in any Sanctioned Jurisdiction (clauses (i) and (ii) in this Section 5.21(c) collectively, “Sanctioned Person”).
(d)The Company and its Subsidiaries, and their respective directors, officers, employees and, to the knowledge of the Company, their respective agents, representatives and other Persons acting on behalf of the Company or its Subsidiaries have not, within the past five (5) years, exported or reexported, directly or indirectly, any products, software, technology or services to, or engaged in or otherwise participated in, or assisted or facilitated any transaction with any Sanctioned Person or any Sanctioned Jurisdiction.
(e)Neither the Company nor its Subsidiaries, nor any of their directors, officers, or employees and, to the knowledge of the Company, their respective agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries is or has been within the last five (5) years engaged in any activities or dealings in connection with its business or its assets in violation of Anti-Money Laundering Laws.
(f)There are no pending or, to the knowledge of the Company, threatened claims with respect to compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws and Sanctions Laws in connection with the Company’s business or its assets and there are otherwise no existing actions, conditions, or circumstances that would reasonably be expected to give rise to any future claims of violation of Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws and Sanctions Laws.

(g)Neither the Company nor its Subsidiaries, nor any of their directors, officers, employees, nor, to the knowledge of the Company, their respective agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries has (i) entered into a Consent Agreement with the U.S. Department of State, Directorate of Defense Trade Controls or (ii) been convicted of violating any Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws and Sanctions Laws or has been, or is currently, subject to any investigation or Action by a Governmental Body for potential corruption, fraud, or violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws and Sanctions Laws.
(h)The Company and its Subsidiaries have not received any written notice to the effect that, or otherwise been advised that, the Company or any of its Subsidiaries is not in compliance with any Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws and Sanctions Laws and there are no presently existing circumstances that are reasonably likely to result in any violation of any such Laws.
5.22Customers and Suppliers. Schedule 5.22 sets forth (a) (i) a list of the top fifteen (15) customers of the Company and its Subsidiaries on a consolidated basis by dollar value of sales to such customers for the fiscal years ended December 31, 2022 and December 31, 2023 (collectively, the “Material Customers”) and (ii) opposite the name of each such Material Customer the dollar value of the aggregate sales to such customer during such periods and (b) (i) a list of the top ten (10) suppliers and vendors (excluding insurers, landlords or benefit providers) of the Company and its Subsidiaries on a consolidated basis by dollar value of net purchases from such suppliers and vendors for the fiscal years ended December 31, 2022 and December 31, 2023 (collectively, the “Material Suppliers”) and (ii) opposite the name of each such Material Supplier the dollar value of the aggregate purchases by the Company and its Subsidiaries during such periods. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral, notice from any Material Customer to the effect that any such customer will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products or services from the Company or any of its Subsidiaries, or otherwise adversely modify its relationship with the Company or any of its Subsidiaries in any material respect. There are no pending or, to the knowledge of the Company, threatened material disputes, material claims (including warranty claims), material complaints or other Actions between any Material Customer and the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral, notice from any Material Supplier to the effect that any such supplier will terminate, materially restrict, suspend, stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Company or any of its Subsidiaries, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened material disputes, material claims (including warranty claims), material complaints or other Actions between any Material Supplier and the Company or any of its Subsidiaries.
5.23Government Contracts and Compliance.
(a)Schedule 5.23(a) sets forth a true, correct and complete list of: (i) each Current Government Contract with a current contract value of over $[***]; (ii) each Current Government Bid with an estimated contract value over $[***]; and (iii) each Teaming Agreement. With respect to each Government Contract and Government Bid required to be set forth on Schedule 5.23(a), the schedule lists: the Government Contract number or, for a Government Bid, the applicable solicitation number; and the start and end date of the period of performance (including option periods). Except where disclosure of or reference to is prohibited by applicable Law, the Company has made available to Parent true and complete copies of all Current Government Contracts and all Current Government Bids, including any and all material amendments and modifications thereto. It is understood and agreed that Current Government Contracts or Current Government Bids, the disclosure of or reference to which is prohibited by applicable Law, are not required to be listed on Schedule 5.23(a).
(b)During the Government Contract Lookback Period, to the knowledge of the Company, all Current Government Contracts were legally awarded, are valid and binding on the parties thereto, are in full force and effect, and are enforceable in accordance with their terms, except subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity. To the knowledge of the Company, no Current Government Contract (or if applicable, prime contract under which a Government Contract was awarded or is anticipated to be awarded) or Current Government Bid is currently the subject of a bid protest proceeding (or the contract award decision has been remanded to the agency following any corrective action), and no Current Government Contract is reasonably likely to become the subject of a bid protest proceeding. Each Government Subcontract and Current Government Contract was entered into without the commission of any act alone or in concert with any other Person, and without any consideration having been paid or promised, that is in violation of any applicable Law. To the knowledge of the Company, there is no reasonable basis to expect that any Current Government Contract or Current Government Subcontract will not remain in effect after the Closing in accordance with its terms. No Governmental Body, prime contractor, or higher-tier subcontractor has notified the Company or any of its Subsidiaries in writing of the intention to cancel or materially reduce the value of any Current Government Contract or Current Government Subcontract or to seek the Company or any of its Subsidiaries’ agreement to materially lower rates under any Current Government Contract, Current Government Subcontract or Current Government Bid. Neither the Company nor any of its Subsidiaries, nor any of their respective Principals, has any notice of any facts or circumstances that would reasonably be expected to result a change to the relationship that the Company or any of its Subsidiaries has with any party to any Current Government Contract or Current Government Subcontract that would reasonably be expected to have an adverse effect on a Current Government Contract.
(c)During the Government Contract Lookback Period, (i) the Company and its Subsidiaries have complied with all terms and conditions of each Government Contract, each Government Subcontract and each Government Bid, including all clauses, provisions, and requirements incorporated expressly by reference or by operation of any applicable Laws or regulations, (ii) the Company and its Subsidiaries have performed in all material respects each obligation required to be perform under each Government Contract and each Government Subcontract; and (iii) the Company and its Subsidiaries have complied in all material respects with the requirements of all applicable Laws and pertaining to each Government Contract, Government Subcontract and Government Bid, including the FAR, DFARS, and other agency supplements to the FAR, the Truthful Cost or Pricing Data Act (formerly, the Truth in Negotiations Act), the Anti-Kickback Act, the Buy American Act, the Trade Agreements Act, and similar sourcing Laws, the Service Contract Act of 1965, as amended, the Defense Base Act, the Procurement Integrity Act, as amended, the Office of Federal Procurement Policy Act, the Small Business Act, and the Cost Accounting Standards, whether incorporated explicitly into each such Government Contract, by reference or by operation of Law, where and as applicable.
(d)During the Government Contract Lookback Period, all representations, certifications, disclosures, and warranties executed, acknowledged or submitted by or on behalf of the Company or any of its Subsidiaries with respect to any Government Contract, Government Subcontract or Government Bid were current, accurate, and complete in all material respects as of their effective date (the date on which they were made or deemed made); the Company and its Subsidiaries have complied, as applicable, in all material respects with all such representations, certifications disclosures, and warranties, and any obligation to update the same.

(e)During the Government Contract Lookback Period, (i) all Cost or Pricing Data (as defined in FAR 2.101 whether certified or uncertified) and other material information submitted by the Company or any of its Subsidiaries in support of the negotiation of Government Contracts and Government Bids, or modifications thereto, or in support of requests for payments or requests for equitable adjustment thereunder, were, as of the date of price agreement, payment, or submission, current, accurate, and complete in all material respects; (ii) neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of any alleged overcharging, mischarging, or other defective pricing in violation of the Truthful Cost or Pricing Data Act (formerly, the Truth in Negotiations Act), the cost principles set forth in the FAR, or other applicable Law; (iii) all sales, pricing, and discount information submitted by the Company or any of its Subsidiaries in support of a Government Bid were current, accurate, and complete in all material respects when submitted; and (iv) all invoices and claims for payment (including requests for progress payments and provisional costs payments) submitted by the Company or any of its Subsidiaries under any Government Contract or Government Subcontract were current, accurate, and complete in all material respects.
(f)During the Government Contract Lookback Period, (i) no Governmental Body, prime contractor, or higher-tier subcontractor under any Government Contract or Government Subcontract, nor any other Person, has notified the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally of any material actual or alleged violation or breach of any applicable Law, representation, certification, disclosure obligation, contract term, condition, requirement, or specification, or administrative order, pertaining to any Government Contract, Government Subcontract or Government Bid; (ii) neither the Company nor any of its Subsidiaries has received any notice of termination for default or cause, notice of termination for convenience (in whole or in part), cure notice or show cause notice, default or deficiency notice, letter of concern stop work order, corrective action request, or non-exercise of an option to extend relating to any Government Contract; (iii) no such notice or order has been threatened, in writing, with respect to any Government Contract; (iv) to the knowledge of the Company, no event, condition, or omission has occurred or exists that would constitute grounds for such notice or order; and (v) no Government Contract has been terminated for default or cause.
(g)Except as set forth on Schedule 5.23(g), (i) neither the Company nor any of its Subsidiaries has any interest in any material outstanding claims or contract disputes arising under or relating to any Government Contract, Government Subcontract or Government Bid, other than regular claims for payment, (ii) neither the Company nor any of its Subsidiaries has received notice of any material outstanding claims, setoffs/withholds, contract disputes, or requests for equitable adjustments arising under or relating to any Government Contract, Government Subcontract or Government Bid; and (iii) no Governmental Body has threatened to assert a claim against the Company for a material breach of contract or violation of any applicable Laws. To the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in any material claims, contract disputes, or requests for equitable adjustments related to any Current Government Contract, Current Government Subcontract or Government Bid.
(h)During the Government Contract Lookback Period, neither the Company, nor its Subsidiaries, nor any of their respective Principals, managers, employees, or agents is or has been (i) debarred, suspended, proposed for suspension or debarment, listed as an excluded party on the System for Award Management, or otherwise excluded from participation in the award or performance of any Government Contract for or with any Governmental Body, or is or was, the subject of a finding of non-responsibility or ineligibility for Government Contracts (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements); (ii) subject to any tax delinquencies or felony convictions requiring disclosure under any applicable Law or Government Contract; or (iii) to the knowledge of the Company, under any administrative, civil or criminal investigation or review, or the subject of any information or criminal indictment, lawsuit, subpoena, civil investigative demand, discovery request, or administrative proceeding, concerning any actual or alleged violation of any requirement or applicable Law pertaining to a Government Contract, Government Subcontract or Government Bid, including any civil False Claims Act or other “whistleblower” or “qui tam” lawsuit. No suspension, debarment, or exclusion action has been commenced or threatened against the Company, any of its Subsidiaries, or any of their respective Principals, managers, employees, or agents; and, to the knowledge of Company, no facts or circumstances exist that would warrant or give rise to the institution of suspension or debarment proceedings or a finding of non-responsibility or ineligibility for Government Contracts against the Company, any of its Subsidiaries, or any of their respective Principals, managers, employees, or agents. No negative determination of responsibility has been made or issued against the Company or any of its Subsidiaries with respect to any Government Contract or Government Bid.
(i)Except as set forth on Schedule 5.23(i), neither the Company nor any of its Subsidiaries has received any adverse or negative past performance evaluations, reports, or ratings (including weaknesses or deficiencies noted in any Contract Performance Assessment Reports, ratings of less than “satisfactory,” findings of default or other failure to perform, or termination or default) in connection with any Government Contract or Government Bid. To the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in any past performance evaluation report, with a rating of less than satisfactory (or equivalent) by any Governmental Body in connection with any Government Contract or Government Bid.
(j)Schedule 5.23(j) sets forth, for the Government Contract Lookback Period, a true and correct list of (A) each Government Contract that was awarded, and each Government Bid that were submitted, based on the status of the Company or any of its Subsidiaries as a small business concern as defined in FAR 2.101, (B) each Government Contract for which the Company or any of its Subsidiaries represented itself at time of submission of its Government Bid or at the time of award as a small business concern as defined in FAR 2.101, and (C) each Government Contract that was awarded to the Company or any of its Subsidiaries pursuant to a procurement that was restricted to offerors qualified as small business concerns as defined in FAR 2.101, small disadvantaged business status, protégé status, or any other preferential status. Each representation or certification made by the Company or any of its Subsidiaries during the past six (6) years that pertains to any size status or other preferential status was current and accurate as of its effective date. The Company and its Subsidiaries have complied, and are in compliance, with all applicable Laws that require notice or acknowledgement of any change in size status or preferential status, and all applicable Laws concerning the establishment and performance of small business mentor-protégé agreements and joint ventures and requirements for performance of Government Contracts awarded to any such joint venture entity.
(k)The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) require a termination of any Current Government Contract or Current Government Subcontract or render unacceptable any Current Government Bid due to loss of size status or other preferential status; or (ii) result in a material violation, breach, or default of any term or provision of any Current Government Contract, Current Government Subcontract or Current Government Bid.
(l)Within the Government Contract Lookback Period, and to the knowledge of the Company, no facts or circumstances have existed in connection with any Government Contract, Government Subcontract or Government Bid that would reasonably be expected to give rise to a claim for fraud against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action nor is party to any litigation that would reasonably be expected to give rise to an Action for: (i) liability under the federal False Claims Act, (ii) a material claim for price adjustment under the

Truthful Cost or Pricing Data Act, FAR Part 31 cost principles, or comparable Law, (iii) any other material request for a reduction or cost adjustment in the price or estimate cost of any Government Contract or Government Subcontract. Neither the Company nor any of its Subsidiaries is aware of any allegation, act, or omission arising under, or relating to any potential liability under the immediately preceding clauses (i), (ii) or (iii).
(m)During the Government Contract Lookback Period, neither the Company nor any of its Subsidiaries has made any disclosure under FAR Subpart 3.1003 or FAR 52.203-13 to any Governmental Body with respect to credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, and, to the knowledge of the Company, there are no facts or circumstances that would require such mandatory disclosure. Neither the Company nor any of its Subsidiaries has made a voluntary disclosure to any Governmental Body with respect to any actual or alleged irregularity, misstatement, or omission arising under or relating to a Government Contract, Government Subcontract or Government Bid that would reasonably be expected to give rise to material liability.
(n)Neither the Company’s nor any of its Subsidiaries’ accounting or business systems or practices or procedures has been subject to a final determination of noncompliance or inadequacy by any Governmental Body.
(o)Except as set forth in Schedule 5.23(o), during the Government Contract Lookback Period: (i) neither the Company nor any of its Subsidiaries has undergone or is currently undergoing any audit, review, inspection, investigation, survey or examination of records relating to any Government Contracts or Government Subcontracts; (ii) neither the Company nor any of its Subsidiaries has conducted any internal investigation or audit in connection with which such Company used any legal counsel, auditor, accountant, or investigator; (iii) neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of, and neither the Company nor any of its Subsidiaries has undergone, any investigation or review relating to any Government Contract, and no such audit, review, inspection, investigation, survey or examination of records is threatened or pending; or (iv) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice that it is or was being specifically audited or investigated by any Governmental Body; and (v) neither the Company nor any of its Subsidiaries has received any written notice or otherwise become aware that any audit, review, inspection, investigation, survey, or examination of records that has revealed any fact, occurrence, or practice that would reasonably be expected to give rise to material liability.
(p)During the Government Contract Lookback Period, there have been no reports resulting from any audits, reviews, or inspections by any Governmental Body relating to any Government Contract, Government Subcontract or Government Bid concluding that the Company or any of its Subsidiaries engaged in overcharging, mischarging, defective pricing, or other practices in violation of the FAR or applicable Law. To the knowledge of the Company, there are no audits, reviews, or inspections by any Governmental Body relating to any Government Contract, Government Subcontract or Government Bid that are either ongoing or have been completed but the report of which has not yet been issued (and is expected to be issued) and which are expected to recommend material fines, penalties, or other sanctions. No material claim for payment or reimbursement of costs incurred by the Company or any of its Subsidiaries relating to any Government Contract or cost accounting practice under the Cost Accounting Standards or otherwise has been disallowed by any Governmental Body, or is the subject of any review, audit, or other investigation by any Governmental Body.

(q)Schedule 5.23(q) sets forth, to the extent permitted by applicable Law, a true and complete list of (i) all facility security clearances (“FCLs”) held by the Company or any of its Subsidiaries; and (ii) the number and level by type of personnel security clearances held by employees of the Company or any of its Subsidiaries to the extent such clearances are required in connection with any Current Government Contract or Current Government Subcontract. The FCLs set forth on Schedule 5.23(q) are valid and in full force and effect and constitute all FCLs necessary to conduct the business of the Company and its Subsidiaries and perform all Current Government Contracts and Current Government Subcontracts and the reasonably anticipated terms of any Government Contracts that would result from any pending Government Bids, except subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
(r)The Company and its Subsidiaries have the required procedures and facility and personnel security clearances in place to conduct the Company’s and its Subsidiaries’ business of a classified nature up to the level of its present clearances, and are taking and have taken all actions reasonably necessary to maintain such facility and personnel clearances. The Company and its Subsidiaries are in compliance in all material respects with applicable industrial security requirements, including those specified in the NISPOM and related security regulations, and all applicable requirements under each Current Government Contract and Current Government Subcontract relating to the safeguarding of and access to classified information. The Company and its Subsidiaries have implemented proper procedures, practices, and records necessary to maintain security clearances required for performance of the Current Government Contracts. During the Government Contract Lookback Period, neither the Company nor any of its Subsidiaries has been notified in writing or, to the knowledge of the Company, orally by the DCSA or any other cognizant security agency (“CSA”) of any investigations, inquiries or reviews relating to the facility security clearances granted by any Governmental Body to the Company and neither DCSA nor any other CSA has issued to the Company or any of its Subsidiaries any adverse findings or determinations relating to the Company’s or any of its Subsidiaries’ handling of classified or Controlled Unclassified Information (as defined in Executive Order 13556) and, to the knowledge of the Company, there has been no unauthorized disclosure of classified information by any employee of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no facts, events, conditions, acts, omissions or other circumstances that would reasonably be expected to give rise to any revocation or loss of any FCL of the Company or any of its Subsidiaries.
(s)The Company, its Subsidiaries, and, to the knowledge of Company, each of their respective trustees, directors, officers, managers, principals and employees, representatives, agents and consultants is in compliance in all material respects with all conflict of interest policies established by the Company and its Subsidiaries, as applicable.
(t)The Company and its Subsidiaries have disclosed each OCI as required in connection with any Government Contract, Government Subcontract or Government Bid. Except as set forth on Schedule 5.23(t), neither the Company nor any of its Subsidiaries has been required to implement any OCI mitigation plan pursuant to FAR Subpart 9.5 or any contract clause, provision, or requirement of any Government Contract, Government Subcontract or Government Bid. There is no specific work or future business opportunity from which the Company or any of its Subsidiaries is currently limited, prohibited, or otherwise restricted from performing or bidding, due to an OCI as defined in FAR 2.101, contract terms or provisions related to OCIs, or an OCI mitigation plan that applies to the Company or any of its Subsidiaries in connection with any Government Contract, Government Subcontract or Government Bid. To the knowledge of the Company, neither the Company nor any of its Subsidiaries suffers from an OCI under any Government Contract or Government Subcontract, nor has the Company or any of its Subsidiaries performed any activities under any Government Contract or Government Subcontract that would be reasonably expected to create or result in the Company or any of its Subsidiaries suffering from an OCI.

(u)The Company and its Subsidiaries have complied in all material respects with all requirements pertaining to the handling, recordation, storage and disposition of all property furnished by or on behalf of a Governmental Body in connection with any of the Government Contracts or Government Subcontracts. Neither the Company nor any of its Subsidiaries possess, or has possessed, any such property valued over $[***] in connection with any Current Government Contract or Current Government Subcontract.
(v)The Company and its Subsidiaries are in compliance with the ethical rules and suspension/debarment regulations in FAR Parts 3 and 9, and FAR 52.203-13, Contractor Code of Business Ethics and Conduct, including all mandatory disclosure obligations, the Anti-Kickback Act, and the Procurement Integrity Act. To the knowledge of the Company, there are no facts or circumstances that, with the passage of time or the giving of notice or both, would constitute a violation of any of the foregoing. Neither the Company, nor any of its Subsidiaries, nor any of their respective employees, officers, and agents, has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former government officials or employees or other ethical standards applicable to such officials and employees. To the knowledge of the Company, no payment has been made by the Company or any of its Subsidiaries, or by a Person acting on behalf of the Company or any of its Subsidiaries, to any Person (other than to any bona fide employee or agent of such Company, as defined in subpart 3.4 of the FAR), which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable Law.
(w)Neither the Company nor any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment or offered, promised, or authorized the payment of anything of value to any foreign or domestic government officials or employees of any foreign or domestic political parties or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any Person in violation of applicable Law; (c) made any other payment in violation of applicable Law to any official of any Governmental Body, including bribes, gratuities, kickbacks, lobbying expenditures, political contributions, or contingent fee payments; (d) violated any applicable money laundering or anti-terrorism law or regulation; or (e) otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the FCPA, the Travel Act, or any similar applicable Law.
(x)The Company and its Subsidiaries have complied in all material respects with all timekeeping/time recordation requirements applicable to each Government Contract and Government Subcontract, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in an investigation by any Governmental Body based upon the Company’s or any of its Subsidiaries’ failure to comply with such applicable timekeeping/time recordation requirements.
(y)During the Government Contract Lookback Period, all personnel who performed under any Government Contract or Government Subcontract met, and all personnel who are performing under any Government Contract or Government Subcontract meet, all express qualification requirements for the labor categories under which they have been charged, or are being charged. All personnel listed in any Current Government Bid meet all applicable requirements set forth in the applicable solicitation in all material respects. Neither the Company nor any of its Subsidiaries has replaced any personnel performing a Current Government Contract without obtaining all required approvals from the applicable Governmental Body and any other party whose consent is required for replacement of personnel. The Company and its Subsidiaries have complied with all requirements of FAR 52.222-41 and FAR 52.222-43.

(z)Within the Government Contract Lookback Period, the Company and its Subsidiaries have maintained all required data security, cybersecurity, and physical security systems and procedures in place to meet, and the Company and its Subsidiaries are in compliance with, all requirements imposed by any Government Contract, any Government Subcontract and applicable Law, including those requirements set forth in the FAR, DFARS, and other FAR supplements. The Company and its Subsidiaries are in compliance with (1) DFARS 252.204-7012, Safeguarding Covered Defense Information and Cyber Incident Reporting, including compliance with the cybersecurity standards set forth in the National Institute of Standards and Technology (“NIST”) Special Publication 800-171 and (2) DFARS 252.204-7020, including being registered in and maintaining current summary level NIST SP 800-171 Assessment Methodology data in the Supplier Performance Risk System, to the extent applicable to its Government Contracts and Government Subcontracts. Within the Government Contract Lookback Period, any data security, cybersecurity or physical security breaches related to any Government Contract has been reported to the applicable Governmental Body or higher tier contractor as required.
(aa)Within the Government Contract Lookback Period, the Company and its Subsidiaries have been in compliance in all respects with the requirements applicable to Government Contracts and Government Subcontracts pertaining to sourcing of “electronic parts” (as defined by DFARS 202.101), including the requirements specified in DFARS 252.246-7008, Sources of Electronic Parts, and have implemented counterfeit electronic part detection and avoidance procedures and practices and maintains records necessary to comply with the requirements of DFARS 252.246-7007, Contractor Counterfeit Electronic Part Detection and Avoidance System, as applicable to performance of any Government Contract or Government Subcontract.
(ab)During the Government Contract Lookback Period, the Company and its Subsidiaries have been in compliance with the requirements of FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment, and FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment, which implement Section 889 of the 2019 National Defense Authorization Act, and have undertaken a reasonable inquiry to determine any use by the Company or any of its Subsidiaries of covered telecommunications equipment and services, as defined in applicable Law, and has reported any identified prohibited uses to the proper Governmental Body. Neither the Company nor any of its Subsidiaries is currently operating under a waiver granted under FAR 4.1204 nor has provided any disclosures from the Company’s or any of its Subsidiaries’ noncompliance with these requirements in connection with any Government Contract or Government Bid.
(ac)Neither the Company nor any of its Subsidiaries has entered into any financing arrangement with respect to any Current Government Contract or Current Government Subcontract. Neither the Company nor any of its Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, any Current Government Contract, Current Government Subcontract or Current Government Bid, or any account receivable or revenue relating thereto to any other Person, whether as a security interest or otherwise, in each case, other than any assignments under the Credit Agreements.
(ad)Except as set forth in Schedule 5.23(dd), neither the Company nor any of its Subsidiaries has incurred or currently projects cost overruns or a Net Loss on any Current Government Contract. To the knowledge of the Company, no Government Bid, if accepted and resulting in the award of a Government Contract, is reasonably expected to result in a Net Loss. To the knowledge of the Company, no amount or payment due to the Company or any of its Subsidiaries pertaining to a Government Contract or Government Subcontract has been withheld or set-off in a material amount, nor has any claim been made to withhold or set-off payment, and the Company and its Subsidiaries are entitled to all progress, milestone or other payments received to date with respect to any Government Contract. None of the Government Contracts that have been terminated or expired during the Government Contract Lookback Period are subject to adjustment arising from differences between any negotiated or provisional rates applicable to each such Government Contract and any final rates applicable to such Government Contract.
5.24Privacy and Security.
(a)The Company and its Subsidiaries are, and at all times during the three (3) prior to the date hereof, have been, in compliance in all material respects with all of the following to the extent pertaining to data protection, data privacy, data security, data breach and security incident notification, data localization, and cross-border data transfer in the United States of America and elsewhere in the world and applicable to the conduct of the business of the Company and its Subsidiaries (i) all Laws (“Privacy Laws”) (ii) internal or published policies or notices relating to the Company’s and its Subsidiaries’ collection, use, storage, disclosure, processing, handling, protection, or cross-border transfer (“Processing”) of Personal Information; (iii) terms of any Contracts to which the Company and its Subsidiaries are bound; and (iv) industry standards or codes-of-conduct to which the Company and its Subsidiaries are legally bound relating to the Company’s and its Subsidiaries’ Processing of Personal Information (collectively, “Privacy Requirements”).
(b)Except as set forth on Schedule 5.24(b), in the three (3) years prior to the date hereof, the Company and its Subsidiaries have not received any subpoenas, demands, notices, fines, enforcement measures, orders, or court orders from any governmental, data protection authority, or other entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Privacy Laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Body or other entity for any actual or potential violation of any Privacy Laws.
(c)The Company and its Subsidiaries have taken commercially reasonable steps, compliant with applicable Privacy Requirements, designed to protect (i) the operation, confidentiality, integrity, and security of the Company’s and its Subsidiaries’ IT Assets that are involved in the Processing of Personal Information and (ii) Personal Information in the Company’s and its Subsidiaries’ possession or control from unauthorized use, access, disclosure, deletion, or modification.
(d)Except as set forth on Schedule 5.24(d), in the three (3) years prior to the date hereof, neither the Company nor its Subsidiaries has experienced any material failures, crashes, security incidents, data breaches, unauthorized access, use, or disclosure, or other adverse events or incidents, in each case, related to Personal Information that would require, in any material respect, notification by the Company of individuals, law enforcement, any Governmental Body, customers, vendors, or any others or any remedial action under any applicable Privacy Requirements. Except as set forth on Schedule 5.24(d), to the knowledge of the Company, there are no pending complaints, actions, fines, or other penalties levied against the Company or its Subsidiaries, in connection with any such failures; crashes; security incidents; data breaches; unauthorized access, use, or disclosure; or other adverse events or incidents.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company and the Representative that the statements in this Article VI are true and correct:

6.01Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Parent in connection with the transactions contemplated by this Agreement (the “Parent Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Merger Sub is a limited liability company duly organized, validly existing, and in good standing and active status under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Merger Sub in connection with the transactions contemplated by this Agreement (the “Merger Sub Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Merger Sub is a wholly owned direct Subsidiary of Parent.
6.02Authorization. The execution, delivery and performance of this Agreement and each of the Parent Documents or the Merger Sub Documents (as applicable) by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings, as applicable, on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Parent Documents or the Merger Sub Documents (as applicable) will be at or prior to the Closing, duly and validly authorized, executed and delivered by Parent and Merger Sub (as applicable), and assuming that each of this Agreement, the Parent Documents and the Merger Sub Documents (as applicable) is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Parent Documents or the Merger Sub Documents (as applicable) when so executed and delivered will constitute, a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
6.03Governmental Bodies; Consents. Except (a) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (b) for the requirements under the HSR Act and any Other Antitrust and FDI Regulations that are required for the consummation of the transactions contemplated hereby, the execution, delivery and performance of this Agreement and each of the Parent Documents by Parent or Merger Sub Documents by Merger Sub and the consummation of the transactions contemplated hereby and thereby, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof, do not and will not conflict with, result in any breach of, constitute a default under (with or without notice or lapse of time or both), result in a violation of, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of Parent or Merger Sub to make any payment under, any provision of (A) any of the Governing Documents of Parent or Merger Sub, (B) any outstanding Governmental Order applicable to Parent or Merger Sub or any of the properties or assets of Parent or Merger Sub or (C) any applicable Law to which Parent or Merger Sub is subject, in each case, to the extent such conflict, breach, default, violation, termination, cancellation, acceleration, loss or obligation would not materially and adversely affect Parent’s or Merger Sub’s ability to perform under this Agreement or to consummate the transactions contemplated hereby.
6.04Litigation. There are no Actions pending or, to Parent’s or Merger Sub’s actual knowledge, overtly threatened against or affecting Parent or Merger Sub at law or in equity, or before or by any Governmental Body, which would materially and adversely affect Parent’s or Merger Sub’s ability to perform under this Agreement or to consummate the transactions contemplated hereby.

6.05Brokerage. No broker, finder or similar agent or Person has been retained or engaged by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement for which any brokerage commissions, finders’ fees or similar compensation or other Liability may be incurred by or on behalf of Parent or Merger Sub.
6.06Investment Representation. Parent is acquiring the Company Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.
6.07Sufficient Funds. Parent has, and will have on the Closing Date, sufficient immediately available cash funds to consummate the transactions contemplated hereby, including to pay the Merger Consideration and all fees and expenses of Parent and Merger Sub related to the transactions contemplated by this Agreement, the Parent Documents and the Merger Sub Documents, and to satisfy all other payment obligations of Parent and Merger Sub contemplated herein and therein.
6.08Capitalization. As of the date hereof, Ultimate Parent has, and at the Closing will have, sufficient authorized but unissued Cognizant Common Stock to deliver the Common Stock Consideration to Seller at the Closing. The Cognizant Common Stock comprising the Common Stock Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and no stockholder of Ultimate Parent or any of its Subsidiaries will have any preemptive right of subscription or purchase in respect thereof. The Common Stock Consideration will be issued to Seller with good and valid title, free and clear of all Liens.
ARTICLE VII

COVENANTS OF THE COMPANY
7.01Conduct of the Business.
(a)From the date hereof until the Closing or the earlier termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its and its Subsidiaries’ businesses in the ordinary course of business consistent with past practice and (ii) maintain and preserve intact its business, material assets and properties and the present commercial relationships with its officers, employees, suppliers and customers with whom it does business, except (A) as otherwise expressly required or expressly contemplated by this Agreement, (B) in connection with the Reorganization, to the extent performed in accordance with the Reorganization Plan, (C) as set forth on Annex 7.01(b), (D) with respect to the conduct of the Specified Contract Business, which shall not be subject to the obligations of this Section 7.01, provided that such conduct does not adversely impact the other businesses, operations or financial condition of the Company and its Subsidiaries and Joint Ventures or (E) as consented to in writing (email being sufficient) by Parent (such consent not to be unreasonably withheld, delayed or conditioned); provided that if Parent does not provide written confirmation of receipt of the Company’s written request therefor (an email being sufficient) within five (5) Business Days, then such consent will be deemed to have been provided.
(b)From the date hereof until the Closing or the earlier termination of this Agreement, except (A) as otherwise expressly required or expressly contemplated by this Agreement, (B) in connection with the Reorganization, to the extent performed in accordance with the Reorganization Plan and (C) as set forth on Annex 7.01(b) or as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned); provided that if Parent does not provide written confirmation of receipt of the Company’s written request therefor (an email being sufficient) within five (5) Business Days, then such consent will be deemed to have been provided and except with respect to the conduct of the Specified Contract Business, which shall not be subject to the obligations of this Section 7.01; provided that such conduct does not adversely impact the other businesses, operations or financial condition of the Company and its Subsidiaries, the Company shall not, and shall cause each of its Subsidiaries not to:
(i)(A) amend or propose to amend the respective Governing Documents of the Company or any of its Subsidiaries or Joint Ventures in any manner or (B) split, combine or reclassify the capital stock or other Equity Securities of the Company or any of its Subsidiaries, in each case, except as may be required in connection with the conversion of any Preferred Units into Common Units in accordance with the terms of the LLC Agreement as in effect on the date hereof;
(ii)issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, transfer or dispose of, any shares of capital stock or other Equity Securities of the Company or any of its Subsidiaries or Joint Ventures or issue any shares of capital stock or Equity Securities of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other Equity Securities of the Company or any of its Subsidiaries or Joint Ventures (other than this Agreement and the agreements contemplated hereby), or grant any unit appreciation or similar rights, in each case, except as may be required in connection with the conversion of any Preferred Units into Common Units in accordance with the terms of the LLC Agreement as in effect on the date hereof or in the ordinary course;
(iii)redeem, purchase or otherwise acquire any outstanding shares of capital stock or other Equity Securities of the Company or any of its Subsidiaries or Joint Ventures or declare or pay any non-cash dividend or make any other non-cash distribution to any Person other than the Company or one (1) or more of its Subsidiaries on or prior to the Closing Date, in each case, except as may be required in connection with the conversion of any Preferred Units into Common Units in accordance with the terms of the LLC Agreement as in effect on the date hereof;
(iv)(A) enter into any collective bargaining agreement or any similar agreement with a union, trade union, works council, employee representative body or other similar labor organization applicable to any Company Employees, (B) grant to any Company Employee any material change in compensation, except (x) for pay increases, promotions, and bonuses made in the ordinary course of business for any Company Employee whose base compensation is less than $[***], (y) as may be required by applicable Law or the terms of any Plan or other contract or (z) in connection with annual renewals of any health or welfare plans, (C) materially amend, terminate, adopt or establish any Plan (or any arrangement that would constitute a Plan, if adopted), except (x) to the extent required by Law or the terms of any Plan or contract or (y) as would not be material and would be in the ordinary course of business or (D) hire or terminate the employment of any Company Employee whose base compensation equals or exceeds $[***], other than terminations for cause;
(v)sell, lease, transfer, or otherwise dispose of, any material property or material assets owned or leased by the Company or any of its Subsidiaries, except for (A) the sale, lease, licensing, transfer or disposition of inventory or obsolete machinery, equipment, or other assets in the ordinary course of business and (B) as to the Leased Real Property, the exercise of the Company’s or any of its Subsidiaries’ rights and remedies under any Lease, in the ordinary course of business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property;

(vi)abandon, fail to maintain, or allow to lapse any material Company IP or otherwise knowingly take any action that would result in any loss, lapse, abandonment, invalidity, unenforceability, or other failure to maintain any material Company IP, except in each case for the lapse or expiration of any Company IP at the end of its applicable statutory term (where such statutory term cannot be continued, renewed, or otherwise extended);
(vii)sell, transfer, license, or otherwise dispose of any material Company IP, except for non-exclusive licenses to the Company IP granted by the Company or the applicable Subsidiary in the ordinary course of business consistent with the Company’s or the applicable Subsidiary’s past practices;
(viii) enter into, participate in, establish, or join any SIG;
(ix)except for amendments in the ordinary course of business, amend or terminate (except for a termination resulting from the expiration of a contract in accordance with its terms) any Material Contract, Current Government Contract, or Current Government Bid;
(x)acquire any business or Person, by merger or consolidation, purchase of assets or Equity Securities, or by any other manner, in a single transaction or a series of related transactions, or otherwise acquire or license any assets or properties outside of the ordinary course of business that are material to the Company and its Subsidiaries taken as a whole;
(xi)except in accordance with the capital budget of the Company and its Subsidiaries, a copy of which has been made available to Parent, commit or authorize any commitment to make any capital expenditures in excess of $[***] in the aggregate;
(xii)make any change in any method of accounting or auditing practice, including any changes in accounting practices or procedures relating to Working Capital, other than changes required as a result of changes in GAAP or applicable Law;
(xiii) make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company or any of its Subsidiaries (A) to any Subsidiary of the Company, (B) to any employee in connection with travel, entertainment or related business expenses or other customary out-of-pocket expenses in the ordinary course of business or (C) in the ordinary course of business to any customer, distributor, licensor, supplier or other Person with which the Company or any of its Subsidiaries has significant business relations;
(xiv) (A) make (other than consistent with past practice) or change any material Tax election, (B) change any annual Tax accounting period or any method of Tax accounting, unless otherwise required by applicable Law, (C) enter into any “closing agreement” (as defined in Section 7121 of the Code) with any taxing authority with respect to any amount of Taxes, (D) settle any claim or assessment in respect of a material amount of Tax, (E) amend any income or other material Tax Return, (F) surrender any right to claim a material Tax refund or (G) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(xv)cancel or terminate any material Insurance Policy;
(xvi)institute or settle any material proceeding, other than (A) ordinary course collection matters or matters involving the payment with respect to such matter of $[***] or less by the Company or its Subsidiaries, (B) the Settled Matter (including the payment of all amounts outstanding under the Settlement) or (C) any matters settled by the Company or its Subsidiaries solely for monetary compensation of $[***] or less and is fully paid by the Company or its Subsidiaries in cash prior to Closing or which such amount owed in such settlement is otherwise included in the calculation of Closing Working Capital; provided, that each such settlement (1) does not include a finding or admission of Liability, violation of Law or violation of the rights of any Person by the Company of any of its Subsidiaries and (2) provides for the unconditional release of the Company and its Subsidiaries from all Liabilities and obligations in connection with such proceeding;
(xvii)waive or release any material right or material claim against a third Person;
(xviii)adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xix)create, incur, assume or guarantee any debt for borrowed money outside of the ordinary course of business involving more than $[***] in the aggregate, except for borrowing from banks (or similar financial institutions) reasonably necessary to fund capital expenditures or working capital in a manner consistent with the Company’s budget for capital expenditures and ordinary working capital requirements (a copy of which has been made available to Parent) including, for the avoidance of doubt, borrowings under the Company’s Credit Agreements existing as of the date hereof;
(xx)amend, modify or otherwise change the Company Option Plan or the terms of any Option or, except to the extent expressly required pursuant to the terms of the applicable Option or Company Option Plan, cause the accelerated vesting of any Options; and
(xxi)authorize, or commit or agree to take any action described in clauses (i) through (xx) of this Section 7.01(b).
(c)Notwithstanding anything to the contrary herein, neither Parent’s nor Merger Sub’s consent shall be required with respect to any matter to the extent that the requirement of such consent (or the failure to take such action in the absence of such consent) would violate applicable Law. Notwithstanding anything to the contrary in this Section 7.01(c), the Company and its Subsidiaries may use all available Cash to make Cash dividends or distributions or pay Transaction Expenses or Indebtedness of the Company and its Subsidiaries, in each case, so long as (1) such use of Cash does not and following the Closing, is not reasonably expected to, interfere with the operation of the Company and its Subsidiaries in the ordinary course, consistent with past practice, (2) such dividends or distributions are declared, set aside and paid solely in cash and (3) the payment of such Cash is completed prior to the Measurement Time and reflected in full in the Closing Statement.
(d)Prior to the Closing, the Company shall use commercially reasonable efforts to cause any Person that holds shares of any Indian Subsidiary and that is not a Subsidiary of the Company to execute and deliver an undated share transfer form to enable the transfer of such shares to a Person designated by Parent.
7.02Access to Books and Records. From the date hereof until the Closing or the earlier termination of this Agreement, the Company, consistent with applicable Law, shall, and shall cause its Subsidiaries to, provide Parent and its authorized agents or representatives, including its independent accountants, with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, the individuals set forth on Annex 7.02, Permits, Contracts, books and records of the Company and its Subsidiaries that Parent may reasonably request; provided, that such access is permissible under applicable Law, does not jeopardize the health and safety of any employee of the Company or its Subsidiaries, does not unreasonably interfere with the normal operations of the Company and its

Subsidiaries and is not requested or made (x) in connection with any pending or threatened dispute between or among the parties hereto or (y) for Parent to discover or initiate a claim or to exercise a remedy hereunder; provided, further, that all requests for access shall be directed to the individual set forth on Annex 7.02 (as representative for the Company) or such other person(s) as the representative for the Company may designate from time to time (such individual set forth on Annex 7.02 and any person so designated by such person, each an “Authorized Representative”); and provided, further, that such access shall not extend to any (a) environmental sampling or testing or invasive or subsurface investigation, (b) trade secrets or other competitively sensitive information or (c) any information that is subject to any applicable attorney-client, work product or other privilege (provided, that the Company shall use reasonable best efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege, including, as applicable and appropriate, by disclosure (i) subject to execution of a joint defense agreement in customary form, (ii) through a “clean team” arrangement in customary form, (iii) by redacting solely the information that cannot be disclosed or (iv) through any combination of the above or other arrangements as are reasonably acceptable to Parent and the Company). None of the Company, any Subsidiary of the Company, the Unitholder or any Optionholder, the Representative nor any other Person makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.02, and neither Parent, Merger Sub nor any other Person may rely on the accuracy of any such information, in each case, other than to the extent expressly provided in the representations and warranties of the Company expressly and specifically set forth in Article V, as qualified by the Disclosure Schedules (subject to Section 13.06). The information provided pursuant to this Section 7.02 will be governed by all the terms and conditions of the Confidentiality Agreement.
7.03Efforts. On the terms and subject to the conditions of this Agreement, the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the Closing, and refrain from taking any action that would reasonably be expected to have the effect of materially delaying, preventing or impeding the Closing; provided, that without limiting any other covenant (including Section 7.01), agreement, remedy (including this Section 7.03), representation or warranty in this Agreement, nothing in this Section 7.03 shall require the Company or any of its Subsidiaries or any of their respective Affiliates to actually cure any (a) breach of, or inaccuracy in, any of the representations and warranties in Article V or in any Transaction Document or (b) any Material Adverse Change; provided, further, that for the avoidance of doubt, clause (a) of the foregoing proviso shall not relieve the Company from any of its obligations hereunder to use its reasonable best efforts to seek to cure or seek to cause to be cured any such breach to the extent such efforts would be consistent with the Company’s and its Subsidiaries’ conduct in the ordinary course of business. In furtherance of the foregoing, but subject to Section 10.04, the Company shall (i) use its reasonable best efforts to make or cause to be made all filings and submissions under any Laws or regulations applicable to the Company or any of its Subsidiaries required for the consummation of the transactions contemplated herein, (ii) reasonably coordinate and cooperate with Parent in exchanging such information and providing such assistance as Parent may reasonably request in connection with all of the foregoing and (iii) reasonably promptly provide any additional information and documentary material that may be reasonably requested in connection with such filings, make any further filings pursuant thereto that may be necessary in connection therewith, and take all actions reasonably necessary to obtain all required clearances.
7.04Section 280G.
(a)The Company and each of its Subsidiaries shall use commercially reasonable efforts to obtain, prior to the initiation of the equityholder approval procedure described in Section 7.04(c), from each Person to whom any payment or benefit is required or proposed to be made that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of the Company and its applicable Subsidiaries in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder.
(b)In connection with the foregoing, Parent shall provide the Representative with all information and documents necessary to allow the Company and each of its Subsidiaries to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Parent, Merger Sub or any of their respective Affiliates (“Parent Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least ten (10) Business Days prior to the Closing Date (and shall further provide any such updated information as is necessary prior to the Closing Date).
(c)Prior to the Closing, the Company and each of its Subsidiaries shall use its commercially reasonable efforts to obtain the approval by such number of equityholders of the Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in Section 7.04(a) to receive or retain, as applicable, such Person’s Waived Benefits; provided that in no event shall this Section 7.04 be construed to require the Company or any of its Subsidiaries to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company, such Subsidiary or any other Person, and in no event shall the Company or any of its Subsidiaries be deemed in breach of this Section 7.04 if any such Person refuses to waive any such rights or if the equityholders fail to approve any Waived Benefits.
(d)Notwithstanding anything to the contrary in this Section 7.04 or otherwise in this Agreement, to the extent Parent has provided material misinformation, or Parent’s omission of information has resulted in material misinformation, with respect to any Parent Payments, and such omission of information or misinformation results in the payment of “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code and the Treasury Regulation thereunder), there shall be no breach of the representation contained in Section 5.09 or the covenant contained herein.
7.05Exclusive Dealing.
(a)Except as expressly contemplated by the Reorganization Plan or in connection with the conversion of any Preferred Units into Common Units in accordance with the terms of the LLC Agreement as in effect on the date hereof, any exercise of Options or pursuant to any agreement existing as of the date hereof and made available to Parent concerning the purchase of any Company Units or any Options, during the period from the execution of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, each of the Representative and the Company shall not, directly or indirectly, through any of its Affiliates, officers, directors, managers, direct or indirect equityholders, employees, agents, advisors, representatives or otherwise, and neither the Company nor the Representative will authorize or permit any of the foregoing to, directly or indirectly, (i) solicit, initiate, seek or propose an Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding (except solely to provide notice that the Company cannot engage in the foregoing activities due to the existence of the exclusivity provisions herein) or negotiations regarding any information or afford any person (or any representative thereof) any access (including to the Company’s officers, employees, properties, books or records) in connection with, or for the purpose of, facilitating, or otherwise cooperate in any way with any Person (or any representative thereof) with respect to any inquiry, expression of interest, proposal, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, other than informing the Person making such inquiry, expression of interest, proposal, or offer that the Company or the Representative, as applicable, cannot engage in the foregoing activities due to the existence of the exclusivity provisions herein, (iii) agree to, accept, approve, endorse, or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse, or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of any governing body of the Company. The Company and the Representative shall immediately cease and cause to be terminated any and all existing activities, discussions, or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal. If the Representative or any Affiliates, officers, directors, managers, employees, agents, direct or indirect equityholders, advisors or representatives of the Company or the Representative, whether or not in his, her, or its capacity as such, takes any action that the Company is obligated pursuant to this Section 7.05 to cause such Person not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 7.05.
(b)The Company or the Representative, as the case may be, shall immediately notify Parent after receipt by the Company or the Representative (or, to the knowledge of the Company or of the Representative, by any of their respective Affiliates, officers, managers, directors, equityholders, employees, agents, advisors, representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal or (iii) any request for nonpublic information relating to the Company or for access to any of its properties, assets, or books and records by any Person other than Parent or its representatives if such access is not in the ordinary course of business consistent with past practice, unless the Company or the Representative, as applicable, reasonably believes such request would not be expected to lead to an Acquisition Proposal. Such notice shall include either the identity of the Person making any such Acquisition Proposal, or, if such disclosure would violate a contractual confidentiality obligation in existence as of the date hereof, a general description of the nature and business of such party (e.g., private equity firm, global IT service provider, etc.). The Company shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal, or offer and any correspondence or communications related thereto. The Company shall provide Parent with forty-eight (48) hours’ prior written notice (or such lesser prior notice as is provided to the members of the Company’s board of managers) of any meeting of the Company’s board of managers at which the Company’s board of directors is reasonably expected to discuss any Acquisition Proposal.
(c)Each of the Company, the Representative and Parent, acknowledge that this Section 7.05 as a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid in the Merger or (ii) a failure to induce Parent to enter into this Agreement.
7.06Payoff Notices; Payoff Letters; Expense Direction Notices.
(a)Payoff Notices. Prior to the Closing, the Company shall satisfy all notification and consent requirements, as applicable and to the extent not otherwise waived by the applicable lender, under the terms of the agreements with respect to the repayment of the Funded Indebtedness at the Closing.
(b)Payoff Letters. Prior to the Closing Date, the Company shall deliver to the Parent Payoff Letters from the holders of Indebtedness of the types described in clauses (a) and (b) of the definition of “Indebtedness” and, to the extent related to the forgoing, clause (t) which, as of the date hereof, consist of the Indebtedness identified on Annex 7.06(b) (the “Funded Indebtedness”). The Company shall use commercially reasonable efforts to deliver drafts of such Payoff Letters at least five (5) Business Days prior to the Closing Date.
(c)Expense Direction Notices. Prior to the Closing Date, the Company shall provide Parent with a written notice that includes: (i) wire transfer instructions for any Transaction Expenses to be paid at the Closing (except for such compensatory Transaction Expenses to be paid through the payroll processing system of the Company or its applicable Subsidiary), (ii) final invoices with respect to any such Transaction Expenses payable to third parties and (iii) properly completed and duly executed IRS Forms W-8 or W-9 (as applicable) from each such third party. The Company shall use commercially reasonable efforts to deliver drafts of such notices at least five (5) Business Days prior to the Closing Date.
7.07Resignation Letters. The Company and each of its Subsidiaries shall obtain and deliver to the Parent on or prior to the Closing duly executed letters of resignation from the directors, officers, and managers of the Company and its Subsidiaries identified on Annex 7.07 attached hereto or otherwise requested in writing at least ten (10) Business Days prior to the Closing Date.
7.08Consents; Notices.
(a)The Company and each of its Subsidiaries shall use its commercially reasonable efforts to obtain prior to the Closing all authorizations, consents, waivers and approvals of all third parties set forth on Annex 7.08(a) attached hereto; it being understood that, for purposes of this Section 7.08(a), the “commercially reasonable efforts” of the Company to obtain, or cause to be obtained, such authorizations, consents, waivers and approvals will not require (a) the Company or any of its Affiliates to commence any action, suit or proceeding against such third parties set forth on Annex 7.08(a) attached hereto or any of their respective Affiliates, (b) to pay any fee to any such third party to obtain such authorizations, consents, waivers and approvals, (c) to waive or surrender any right, to modify any agreement (including any Contract set forth on Schedule 5.10(a)), or to grant any accommodation or concession (financial or otherwise) to such third parties set forth on Annex 7.08(a) attached hereto or any of their respective Affiliates, in each case, to the extent any such fee, waiver, surrender, modification, accommodation or concession is effective prior to the Closing or, if effective after the Closing, has not been consented to by Parent, or require the Company to waive or forego any right, remedy or condition hereunder. In no event shall obtaining the authorizations, consents, waivers and approvals of all third parties set forth on Annex 7.08(a) attached hereto or the failure to obtain such authorizations, consents, waivers and approvals be, or be deemed to be, a condition to the transactions contemplated hereunder or the Closing.
(b)The Company shall use its commercially reasonable efforts to give all notices specified on Annex 7.08(b) prior to the Closing.
7.09Reorganization. The Company shall, and shall cause its Subsidiaries to, cause the Reorganization to be consummated in the sequence, and on the terms and conditions, as set forth in the Reorganization Plan, prior to the Closing. The Reorganization and the Reorganization Plan set forth in Exhibit J may not be amended, modified, supplemented or waived in any respect adverse to Parent or any of its Affiliates (including, following the Closing, the Surviving Company and its Subsidiaries), without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
7.10Optionholder Notice. No later than five (5) days prior to the Closing, the Company shall provide a written notice to each then current Optionholder advising such current Optionholder that, upon the Closing, the Options held by such then current Optionholder shall be cancelled in exchange for the payment, if any, provided in Section 2.04 (such notice, the “Optionholder Notice”).

7.11Letters of Credit. The Company shall reasonably cooperate with Parent in Parent either (a) replacing, backstopping or cash collateralizing any letters of credit issued under any agreement related to any Funded Indebtedness that Parent determines should either remain outstanding after the Closing or be replaced as of the Closing or (b) seeking to eliminate the contractual obligations of the Company to maintain any letter of credit issued under any agreement related to any Funded Indebtedness; it being understood that, for the avoidance of doubt, the elimination of any such contractual obligations shall in no event be a condition to the Closing hereunder.
7.12PSPC Filing. As promptly as reasonably practicable following the execution and delivery of this Agreement, but in any event no later than thirty-two (32) Business Days prior to Closing, the Company shall cause the CGP Registrant to file the PSPC Filing with PSPC. In furtherance of the foregoing, Parent and Merger Sub shall use their commercially reasonable efforts to reasonably coordinate and cooperate with the Company and the CGP Registrant in exchanging reasonably required information and providing such reasonable assistance as the Company or the CGP Registrant may reasonably request in connection with the PSPC Filing. The parties hereto commit to instruct their respective counsel to reasonably cooperate with each other and use their reasonable best efforts to facilitate and expedite the completion and transmission of the PSPC Filing by the CGP Registrant. In no event shall obtaining any authorization, consent, waiver or approval of the PSPC or the failure to obtain any authorization, consent, waiver or approval be, or be deemed to be, a condition to the transactions contemplated hereunder or the Closing.
7.13DDTC Registration. From the date hereof until the Closing, the Company shall, and shall cause its Subsidiaries to, retain the current registration with the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”) (registration code M15154) and shall, and shall cause its Subsidiaries to, submit a request for registration renewal to the DDTC at least thirty (30) days but no earlier than sixty (60) days prior to the expiration date of the current registration.

ARTICLE VIII

COVENANTS OF PARENT
8.01Access to Books and Records. From and after the Closing, Parent shall, and shall cause each of the Surviving Company and its Subsidiaries to, provide the Unitholder, the Optionholders, the Representative and their respective agents and advisors with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Surviving Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees (if any) of each of Parent, the Surviving Company, and each of their respective Affiliates for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose; provided, that such access does not unreasonably interfere with the normal operations of the Surviving Company and its Subsidiaries, is permissible under applicable Law, and does not jeopardize the health and safety of any its Subsidiaries; and provided, further, that such access shall not extend to any (a) trade secrets or other competitively sensitive information or (b) any information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege (provided, that the Parent shall, and shall cause each of the Surviving Company and its Subsidiaries to, use reasonable best efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege). Unless otherwise consented to in writing by the Representative, none of Parent, the Surviving Company or any of its Subsidiaries shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company and its Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof which Parent, the Surviving Company or any of their respective Subsidiaries may intend to destroy, alter or dispose of.
8.02Director, Manager and Officer Liability and Indemnification; Resignation
(a)Prior to or simultaneously with the Closing, the Company (at Parent’s expense) shall purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’, managers’ and officers’ liability insurance, non-cancellable, prepaid extended reporting period endorsements or insurance policy(ies) (i.e., “tail coverage”) which provide coverage on terms no less favorable (including with respect to both policy limit and scope) as the policies maintained by the Company or any of its Subsidiaries on the date hereof, for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement and three (3) year non-cancellable, prepaid extended reporting period endorsements for each other “claims made” insurance maintained by Company and its Subsidiaries, such as professional liability/errors & omissions, cyber liability, etc. (collectively, such policies, the “Tail Policies”).
(b)For a period of six (6) years after the Closing, Parent shall not, and shall not permit the Surviving Company or any of its Subsidiaries to, amend, repeal or otherwise modify (in a manner adverse to the beneficiary thereof, except as may be required by applicable Law) any provision in the Surviving Company’s or any of its Subsidiaries’ Governing Documents relating to the exculpation or indemnification of any officers, directors, managers or similar functionaries for acts and omissions occurring prior to the Effective Time, it being the intent of the parties hereto that the current and former officers, directors, managers and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law for acts and omissions occurring prior to the Effective Time. Parent agrees and acknowledges that this Section 8.02 shall be binding on Parent’s successors and assigns. Notwithstanding the foregoing, neither Parent, the Surviving Company, or any such Subsidiary shall have any obligation to indemnify, defend or hold harmless, or provide any advancement of expenses to, any Person to any matter that constitutes a breach of any of the representations and warranties in this Agreement, or a breach of any of the Company’s covenants or agreements hereunder for the period prior to the Closing.
(c)If the Surviving Company, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company and its Subsidiaries shall succeed to the obligations set forth in this Section 8.02.
(d)Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director, manager or similar functionary of the Company or its Subsidiaries at or prior to the Effective Time or any other party covered by directors’, managers’ and officers’ liability insurance at or prior to the Effective Time, on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 8.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
(e)The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each individual who was an officer, director, manager or similar functionary of the Company and its Subsidiaries at or prior to the Effective Time and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
8.03Efforts. On the terms and subject to the conditions of this Agreement, Parent and Merger Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the Closing (and refrain from taking any action that would reasonably be expected to have the effect of materially delaying, preventing or impeding the Closing). In furtherance of the foregoing but subject to and without limiting Section 10.04, Parent and Merger Sub shall (a) use reasonable best efforts to make or cause to be made all filings and submissions under any Laws or regulations applicable to Parent or Merger Sub required for the consummation of the transactions contemplated herein, (b) reasonably coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing and (c) reasonably promptly supply any additional information and documentary material that may be requested in connection with such filings, make any further filings pursuant thereto that may be reasonably required in connection therewith, and take all actions necessary to obtain all required clearances. For the avoidance of doubt, nothing in this Section 8.03 shall limit the obligations of Parent and its Affiliates pursuant to Section 10.04 of this Agreement.
8.04Contact with Business Relations. Neither Parent nor Merger Sub is authorized to and shall not (and shall not permit any of their respective Affiliates or any of its or their respective employees, agents or representatives to) contact any officer, director, manager, employee (in each case, other than an Authorized Representative), or, with respect to the businesses of the Company and its Subsidiaries or the transactions contemplated hereby, any customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries prior to the Closing, in each case, without the prior written consent and coordination of an Authorized Representative (not to be unreasonably delayed, conditioned or withheld).
8.05Continuing Confidentiality. Parent shall remain bound by that certain Confidentiality Agreement, dated as of November 22, 2023, by and between Propulsion Holdings, LLC and Parent (the “Confidentiality Agreement”), and it shall be responsible for any breaches of the Confidentiality Agreement by any of Parent’s representatives; provided, however, that nothing in this Section 8.05 or in the Confidentiality Agreement shall restrict the ability of Parent to make any press release or public announcement related to this Agreement or the transactions contemplated herein to the extent permitted under Section 13.01. Upon the Closing, the Confidentiality Agreement shall automatically terminate and be of no force or effect. For the avoidance of doubt, the parties hereto acknowledge and agree that the permitted uses specified in Section 3(a) of the Confidentiality Agreement include confirming the satisfaction of the conditions to the Closing and the exercise of Parent’s and Merger Sub’s rights under this Agreement and the other Transaction Documents in the event such conditions are not satisfied.
8.06Access and Investigation; Non-Reliance. Each of Parent, Merger Sub and their respective representatives (a) have had access to and the opportunity to review all of the documents in (i) the project “Eagle” data room maintained by Datasite on behalf of the Company and (ii) the “Belcan 3rd Party Contract Review Documents” data room maintained by SharePoint on behalf of the Company, in each case, to the extent made available to Parent, Merger Sub and their respective representatives and (b) have been afforded reasonable access to the facilities and officers, directors, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. Parent and Merger Sub and each of their respective Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, each of its Subsidiaries and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent and Merger Sub and each of their respective Non-Recourse Parties (x) have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company expressly and specifically set forth in Article V (as qualified by the Disclosure Schedules), together with any representations and warranties expressly and specifically made by the Unitholder in its Letter of Transmittal and (y) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, any Subsidiary of the Company the Unitholder, the Optionholders, the Representative or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Parent or Merger Sub or any of their respective Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to Parent, Merger Sub or any of their respective Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”). In connection with the transactions contemplated hereby, each of Parent and Merger Sub has been represented by, and adequately consulted with, legal counsel of their choice and each of Parent, Merger Sub and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, Parent and Merger Sub have knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 8.06, Section 10.01, Section 11.02 and Section 13.15.
8.07R&W Insurance Policy. Parent shall ensure that the R&W Insurance Policy expressly waives any claims of subrogation (except in the case of Fraud (as defined in this Agreement)) and shall not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action, suit or proceeding against the Company, the Unitholder, the Optionholders, the Representative or any of their respective Non-Recourse Parties, based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents, other than in the case of Fraud.
8.08DCSA. From and after the date of this Agreement, the Company shall provide, or cause to be provided, such assistance as reasonably requested by Parent in connection with DCSA’s post-closing review of foreign ownership, control or influence pursuant to the NISPOM and any other applicable U.S. national industrial security regulations pertaining to the transactions contemplated hereby, including, if requested, an initial notification to DCSA of the transactions pursuant to the NISPOM and any other applicable U.S. national industrial security regulations prior to the Closing.
8.09Key Employee Covenant. From the date of this Agreement through the Closing, Parent shall not, and shall cause its Affiliates and Representatives not to, engage in any communication or action by Parent (either directly or through a third-party acting at the Parent’s direction), in each case, that a reasonable person, in light of all of the relevant facts and circumstances, would reasonably believe was primarily intended to induce or encourage any Key Employee to resign from employment with the Company or any of its Subsidiaries or to otherwise cause the condition set forth in Section 4.01(d)(i) not to be satisfied.

8.10Common Stock Consideration. To the extent the Common Stock Consideration contains any restrictive legend, Parent shall facilitate and cause the de-legending of such Common Stock Consideration in connection with any future sale of such Common Stock Consideration by Seller in accordance with applicable Law.
ARTICLE IX

TERMINATION
9.01Termination. Without prejudice to other remedies which may be available to the parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time as follows and in no other manner:
(a)by mutual written consent of Parent, on the one hand, and the Company or the Representative, on the other hand;
(b)by Parent, on the one hand, or by the Company, on the other hand, by written notice to the other, if any Governmental Body having competent jurisdiction issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of the transactions contemplated hereby, which order, decree, ruling or any other action shall have become final and non-appealable rendering the condition set forth in Section 4.03(b) incapable of being satisfied; provided, that no termination may be made under this Section 9.01(b) if the issuance of such order, decree, ruling or such other Action has been primarily caused by the action or inaction of the terminating party;
(c)by Parent, on the one hand, or by the Company, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before 5:00 pm (Eastern time) that is 180 days following the date of this Agreement or such other date Parent and the Company may agree in writing (the “Outside Date”); provided, however, that no termination may be made under this Section 9.01(c) (i) by the Company if a breach of this Agreement by the Company or the Representative has resulted in the failure to close or (ii) by Parent if a breach of this Agreement by Parent or Merger Sub has resulted in the failure to close, as the case may be, before the Outside Date; provided, further, that, if on the Outside Date the conditions to Closing set forth in Section 4.03(a) or Section 4.03(b) (in the case of Section 4.03(b), only as a result of any final, binding and non-appealable injunction, order, judgment, decision, decree or ruling arising under the HSR Act or any Other Antitrust and FDI Regulation) shall not have been satisfied or waived in writing, but all other conditions to Closing shall have been satisfied or waived in writing (or, in the case of conditions that by their nature are to be satisfied at the Closing shall be capable of being satisfied on such date), then the Outside Date may be extended by either Parent or the Company by up to two additional ninety (90) day periods;
(d)by Parent, if neither Parent nor Merger Sub is then in material breach of this Agreement, by written notice to the Company, upon a breach of any representation or warranty (as qualified by the Disclosure Schedule, subject to Section 13.06), covenant or agreement on the part of the Company or Representative set forth in this Agreement (as of the date of this Agreement or any subsequent date) such that any of the conditions set forth in Section 4.01(a) or Section 4.01(b) would not be satisfied as of the time of such breach and such breach shall not have been cured within fifteen (15) Business Days after receipt by the Company of written notice of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured; or
(e)by the Company or the Representative, if the Company or the Representative, as

applicable, is not then in material breach (or deemed breach per express terms under this Agreement, including under Section 7.05) of this Agreement, by written notice to Parent, upon a breach of any representation or warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (as of the date of this Agreement or any subsequent date), such that any of the conditions set forth in Section 4.02(a) or Section 4.02(b) would not be satisfied as of the time of such breach, and such breach shall not have been cured within fifteen (15) Business Days after receipt by Parent of written notice of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured.
9.02Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect (other than Article I, Section 8.05, Section 8.06, this Section 9.02, Section 10.01, Section 11.02, Section 13.02, Section 13.11, Section 13.12, Section 13.13, Section 13.15, and Section 13.18, and Section 13.20 which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any party hereto of any liability for damages resulting from any willful breach by such party of this Agreement. For purposes of clarification, the parties hereto agree that (i) if, prior to the Outside Date, Parent and Merger Sub do not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 4.01 and Section 4.03 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing) on the second (2nd) Business Day following full satisfaction or due waiver of all of such Closing conditions (other than those conditions that, by their terms, are to be satisfied at the Closing) or on such other date and time as is mutually agreed to in writing by Parent, the Company and the Representative, such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Parent and Merger Sub and (ii) if, prior to the Outside Date, the Company does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 4.02 and Section 4.03 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing) on the second (2nd) Business Day following full satisfaction or due waiver of all of such closing conditions or on such other date and time as is mutually agreed to in writing by Parent, the Company and the Representative, such failure or refusal to close shall be deemed to be a willful breach of this Agreement by the Company. In determining losses or damages recoverable upon termination of this Agreement by a party hereto for another party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include the benefit of the bargain lost by such party hereto, taking into consideration all relevant matters (including other opportunities and the time value of money).
ARTICLE X

ADDITIONAL AGREEMENTS AND COVENANTS
10.01Acknowledgement by Parent. The representations and warranties of the Company expressly and specifically set forth in Article V (together with any representations and warranties expressly and specifically made in any other Transaction Document or by the Unitholder in its Letter of Transmittal), as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Unitholder, the Optionholders, the Representative or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by)

Parent or Merger Sub or any of their respective Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to Parent, Merger Sub or any of their respective Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Unitholder, the Optionholders, the Representative and each of their respective Non-Recourse Parties and (a) each of Parent, Merger Sub and their respective Non-Recourse Parties has only relied, and will only rely, on the representations and warranties of the Company expressly and specifically set forth in Article V (as qualified by the Disclosure Schedules) and the representations and warranties expressly and specifically made in any other Transaction Document or made by the Unitholder in its Letter of Transmittal, (b) each of Parent, Merger Sub and their respective Non-Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied and will not rely on any other representations, warranties or statements (including by omission) and (c) none of Parent, Merger Sub or any of their respective Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by omission) on any basis or legal theory whatsoever (whether sounding in contract or tort, at law or in equity, on public policy grounds, under any Law (including under securities Laws or the Racketeer Influence and Corrupt Organizations Act of 1970 (“RICO”)), on the basis of “unjust enrichment” or otherwise). Parent and Merger Sub are otherwise acquiring the Company, its Subsidiaries, its Joint Ventures and their respective businesses on an “AS IS, WHERE IS” basis. Without in any way limiting the generality of the foregoing, Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make projections, forward-looking statements and other forecasts and estimates, and certain business plan information, that Parent and Merger Sub are familiar with such uncertainties, that Parent, Merger Sub and their respective Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward-looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) Parent, Merger Sub and their respective Non-Recourse Parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents (including the reasonableness of the assumptions underlying such projections, forward-looking statements, forecasts, estimates and business plan information).
10.02Further Assurances. From time to time following the Closing, as and when requested in writing (including by electronic delivery) by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.
10.03Employees and Employee Benefits.
(a)Salary and Wages. Parent will cause the Company and its Subsidiaries to continue the employment effective immediately after the Closing Date of all Company Employees, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such Company Employees who are employed by the Company and its Subsidiaries immediately following the Closing Date are referred to as “Retained Employees”. Parent will cause the Company and its Subsidiaries to provide each such Retained Employee who remains employed with (i) at least the same annual base salary or base wages, as applicable, as the annual base salary or base wages provided by the Company or its applicable Subsidiary prior to the Closing Date; and (ii) cash incentive compensation opportunities (including target bonus opportunities, commissions and other similar cash-based opportunities, but excluding, save as required by applicable Law, any equity plan program or arrangement) that are substantially equal in the aggregate to those provided to such Retained Employees by the Company or its applicable Subsidiary prior to the Closing; in each case, for a period of one (1) year following the Closing Date; provided, however, that nothing in this Section 10.03(a) shall obligate Parent or the Company or any of its Subsidiaries to continue the employment of any such Retained Employee for any specific period.
(b)Employee Benefits. As of the Closing Date and for a period of one (1) year thereafter, Parent shall provide, or shall cause the Company and its Subsidiaries to provide, each Retained Employee with employee benefits (other than, save as required by applicable Law, any equity-based compensation, retiree welfare benefits or defined benefit pension plans) that are substantially similar in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing Date.
(c)Severance. Without limiting the foregoing provisions of this Section 10.03, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, pay severance benefits to Retained Employees whose employment with the Surviving Company or any of its Subsidiaries is involuntarily terminated (other than for cause) within twelve (12) months following the Effective Time in amounts no less favorable than the amount of severance benefits to which such persons would have been entitled under the terms of the applicable Plan as in effect as of the Closing Date.
(d)Employee Service Credit. Parent shall give, or cause the Company and its Subsidiaries to give, each Retained Employee credit under all benefit plans, programs, arrangements, or policies that cover the Retained Employee after the Closing Date, including any vacation and sick leave, for purposes of eligibility, vesting, but not, save as required by applicable Law, for entitlement to benefits (other than with respect to vacation or paid time off calculation), for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date, to the same extent recognized by the Company or its Subsidiaries as of the Closing Date. Parent shall use commercially reasonable efforts to allow such Retained Employees to participate in each plan providing health and welfare benefits without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date. The Retained Employees will continue to participate in the medical plans of the Company and its Subsidiaries through the end of calendar year 2024.
(e)Vacation Pay and Personal Holidays. Parent shall cause the Company and its Subsidiaries to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date that is either treated as Indebtedness or accrued in Working Capital; provided, however, that Parent is not required to continue the vacation and personal holiday pay plans of the Company or its Subsidiaries that are in effect immediately prior to the Closing Date, unless required to do so by applicable Law.
(f)Termination of 401(k) Plans. If requested by Parent at least five (5) Business Days prior to Closing, the Company shall adopt such necessary resolutions and any amendments required by Law to each Plan that is intended to be qualified under Section 401(a) of the Code (the “401(k) Plans”) to terminate the 401(k) Plans as of no later than the day prior to Closing. The form and substance of such resolutions and any necessary amendments required by Law shall be in accordance with the forms and such other documentation provided to the Company by Parent. The Company shall timely provide all relevant notices relating to the termination of such participation in the 401(k) Plans to the relevant service providers or insurance carriers, as applicable. The Company and its Subsidiaries agree to facilitate any communications with the service providers or insurance carriers and take any action reasonably requested by Parent to effect the termination of the 401(k) Plans.
(g)401(k) Plan Participation. Parent shall cause a defined contribution plan that is qualified under Section 401(a) of the Code and that is established or maintained by Parent (the “Parent

401(k) Plan”) to accept eligible rollover distributions from Retained Employees with respect to such individuals’ account balances in cash or, to the extent permitted by the Parent 401(k) Plan, promissory notes evidencing loans if elected by any such Retained Employees.
(h)Census Updates. Five (5) days prior to the Closing, the Company shall provide to Parent, to the extent permitted by applicable Law (i) a true, complete and accurate list of each Company Employee, dated within fifteen (15) calendar days of Closing and containing the information provided by the Company pursuant to Section 5.20(b), as well as the active or inactive status for the employees of Belcan Government Solutions, Inc., and each Company Employee’s date of birth, home address and social security number (where applicable and where such information can be transmitted securely without violating any applicable Law), provided in a mutually agreed format, and (ii) a true, complete and accurate list of each consultant or independent contractor, or contingent worker who renders services to the Company or any Subsidiary in any jurisdiction, whether operating in their own name or operating through any kind of personal services company or umbrella company, dated within fifteen (15) calendar days of Closing, and containing the information provided by the Company pursuant to Section 5.20(b).
(i)No Third-Party Beneficiaries. The provisions of this Section 10.03 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 10.03, nor shall the provisions of the UK Contracts (Rights of Third Parties) Act 1999 apply to any of the foregoing. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit or compensation plan, program, agreement or arrangement maintained or sponsored by the Company, Parent, the Surviving Company and their respective Subsidiaries or any of their respective Affiliates, (ii) alter or limit the ability of Parent, the Surviving Company or any of their respective Subsidiaries to amend, modify or terminate any Plan or any other benefit, compensation, or employment plan, program, agreement or arrangement after the Closing Date or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Parent, the Surviving Company or any of their respective Subsidiaries, or constitute or create an employment agreement with any employee.
10.04Antitrust Notification
(a)The Company and Parent shall file with the United States Federal Trade Commission and the United States Department of Justice, as promptly as reasonably practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement unless otherwise agreed by the parties in writing, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Parent shall file with any other Governmental Body, as promptly as reasonably practicable and before the expiration of any relevant legal deadline, but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, any other filings (including any pre-notification draft), reports, information and documentation as may be required for the transactions contemplated hereby pursuant to any Other Antitrust and FDI Regulations. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust and FDI Regulations. Parent shall be responsible for all filing fees payable in connection with the filings described in the first two (2) sentences of this Section 10.04(a). Neither Parent, the Company, nor any of their respective Affiliates shall enter into any agreement with any Governmental Body or extend any waiting period under the HSR Act or any Other Antitrust and FDI Regulations without the prior written consent of the other parties hereto (such consents shall not be unreasonably conditioned, delayed, or withheld).
(b)The Company and Parent shall: (i) use their reasonable best efforts to promptly obtain any clearance required under the HSR Act or any Other Antitrust and FDI Regulations for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any material communications with, and any inquiries or requests for additional information from any Governmental Body; and (iii) comply promptly with any such inquiry or request and supply to any Governmental Body without undue delay any additional information and documentary materials that may be requested, unless mutually agreed otherwise, certify substantial compliance with any requests for additional information and documentary materials (a “Second Request”) or similar request under any other antitrust Laws that may be issued pursuant to the HSR Act or Other Antitrust and FDI Regulations. Parent agrees to use (and cause its Affiliates to use) their reasonable best efforts to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the parties hereto to expeditiously close the Merger (and for the avoidance of doubt, so as to avoid an in depth or Second Request review by the relevant Governmental Body).
(c)The parties hereto commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act or any Other Antitrust and FDI Regulations at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor Parent shall participate in any meeting or discussion with any Governmental Body with respect to any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Parent or the Company, shall be limited to outside antitrust counsel only). The Company and Parent shall each approve the content of any filings (as contemplated by Section 10.04(a)), material communications, presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission; provided, however, that (A) copies of filings made under the HSR Act need not be shared and (B) shared materials may be redacted to (x) remove references to commercially or competitively-sensitive information and (y) address reasonable attorney-client privilege or confidentiality concerns. Notwithstanding the foregoing, Parent shall, in all cases in good faith consultation with the Company, determine the overall strategy relating to any filings with or responses to inquiries or requests for information made by any Governmental Body. The Company shall consult with Parent prior to making any filing or submission with any Governmental Body and shall not make any filing or submission, or include statements in any filing or submission, to which Parent objects.
ARTICLE XI

NO SURVIVAL OR CLAIMS FOR REPRESENTATIONS, WARRANTIES OR PRE-CLOSING COVENANTS
11.01Survival. None of the representations or warranties in this Agreement, any of the Company Documents, Parent Documents or Merger Sub Documents or any other Transaction Document, shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties from or after the Closing. None of the covenants in this Agreement to the extent required to be performed prior to the Closing shall survive the Closing and each such covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such covenants from or after the Closing. All other covenants which are to be performed at or after the Closing shall survive for the time periods specified therein and shall terminate once such covenants are fully performed. Notwithstanding any provision of this Section 11.01 to the contrary, nothing in this Section 11.01 shall impair Parent’s rights under the R&W Insurance Policy or to bring a claim (and, if successful, recover damages therefore) for Fraud in accordance with the terms and conditions hereof.
11.02Exclusive Remedy.
(a)From and after (i) the date hereof until the Closing, Parent’s, Merger Sub’s and their respective Non-Recourse Parties’ sole and exclusive remedy against the Company or any of its Subsidiaries, the Representative, the Unitholder, the Optionholders and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 9.01, Section 9.02 (it being understood for the avoidance of doubt that, following any termination of this Agreement, this Section 11.02 shall not limit any right or remedy of a party hereto to seek or obtain damages resulting from any willful breach of this Agreement prior to termination hereof) or Section 13.18 in accordance with the terms hereof and (ii) the Closing, Parent’s, Merger Sub’s and their respective Non-Recourse Parties’ sole and exclusive remedy against the Representative, the Unitholder, the Optionholders and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01, the provisions of the other Transaction Documents or the terms and conditions of the Unitholder’s Letter of Transmittal. In furtherance of the foregoing, Parent and Merger Sub each hereby waives and releases to the fullest extent permitted under applicable Law, the Unitholder, each Optionholder, the Representative and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against any Unitholder, any Optionholder, the Representative or any of their respective Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any exhibit, annex, Schedule or document delivered hereunder), regardless of the legal theory under which any such right, claim or cause of action may arise (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of “unjust enrichment” or otherwise) and including any rights to rescission of the transactions contemplated hereby, other than claims for breach of any agreement or covenant herein surviving and to the extent requiring performance at or after, the Closing to the extent provided in Section 11.01, the provisions of the other Transaction Documents, or the terms and conditions of the Unitholder’s Letter of Transmittal. The limits imposed on Parent’s, Merger Sub’s and their respective Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 11.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Unitholder and Optionholders hereunder. None of Parent, Merger Sub or any of their respective Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 11.02 shall limit a right of a party hereto to (i) seek specific performance of the other parties’

obligations hereunder in accordance with Section 13.18 or (ii) bring a claim (and, if successful, recover damages therefore) for Fraud in accordance with the terms and conditions hereof.
(b)From and after (i) the date hereof until the Closing, the Company’s and its Non-Recourse Parties’ sole and exclusive remedy against Parent, Merger Sub and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to (A) the provisions of Section 9.01, Section 9.02 (it being understood for the avoidance of doubt that, following any termination of this Agreement, this Section 11.02 shall not limit any right or remedy of a party hereto to seek or obtain damages resulting from any willful breach of this Agreement prior to termination hereof) or Section 13.18 in accordance with the terms hereof or (B) the Confidentiality Agreement and (ii) the Closing, the Company’s and its Non-Recourse Parties’ sole and exclusive remedy against Parent, Merger Sub and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively (A) for breach of any agreement or covenant herein requiring performance at or after, the Closing to the extent provided in Section 11.01 and (B) the provisions of the other Transaction Documents.
ARTICLE XII

TAX MATTERS
12.01Cooperation on Tax Matters. Following the Closing, Parent and the Company, on the one hand, and Representative, on the other hand, and their respective Affiliates shall cooperate, at the requesting party’s cost, in the preparation and review of all Tax Returns for any Tax periods and the conduct of any Tax proceeding, in each case to the extent relating to the Company and its Subsidiaries. Such cooperation shall include the retention and, upon the other party’s reasonable request, furnishing prior years’ Tax Returns of the Company and its Subsidiaries or return preparation packages containing information relevant to the preparation of such Tax Returns and making employees and representatives available for discussion of such Tax matters.
12.02Tax Returns.
(a)The Company shall, prepare and timely file (taking into account applicable extensions) on or prior to the Closing Date all income and other material Tax Returns with respect to any taxable period ending on or before the Closing Date originally due on or before the Closing Date, in a manner consistent with past practice of the Company and shall pay all Taxes shown as due and payable on such Tax Returns no later than the final due date for such Taxes. The Company shall use commercially reasonable efforts to provide Parent with copies of any such Tax Return at least two (2) weeks (and, with respect to any such Tax Return due within two weeks of the date hereof, as soon as possible after the date hereof) prior to the date such Tax Returns are required to be filed hereunder. To the extent any such Tax Return reflects an item that is not the subject of past practice, such Tax Return shall be subject to Parent’s review and approval (such approval not to be unreasonably withheld, conditioned, or delayed).
(b)Parent shall prepare and timely file, or cause to be prepared and timely filed, all

Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with the past custom, practice, and accounting methods of the Company and its Subsidiaries, except as otherwise required by applicable Law. If any such Tax Return includes an item that affects the calculation of Closing Cash Proceeds hereunder, it shall be submitted by Parent to the Representative, at least thirty (30) days prior to the due date (including valid extensions) of such Tax Return for Representative’s review and approval (such approval not to be unreasonably withheld, conditioned, or delayed); provided, that Representative’s review and approval rights shall become inoperative once the Closing Cash Proceeds has been finally determined hereunder. The parties agree that the Transaction Tax Deductions shall, to the extent such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) in a Pre-Closing Tax Period be reflected in the Pre-Closing Tax Period on all applicable Income Tax Returns. Parent shall, or shall cause the Company and its Subsidiaries to, (i) make the election pursuant to Revenue Procedure 2011-29, 2011-18 IRB 746, such that seventy percent (70%) of any success-based fees will be deductible for U.S. federal and applicable state or local income tax purposes and shall be included in the calculation of Transaction Tax Deductions and (ii) not elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code (or any analogous or similar state, local, or non-U.S. law) on any Tax Return to the extent such net operating losses arose in a Pre-Closing Tax Period.
(c)Parent and the Company shall, to the extent permitted under applicable Law, treat the Closing Date as the last day of the Tax period of the Company for all Tax purposes. If applicable Law does not permit the Company to close its taxable year as of the end of the Closing Date or in any case in which a Tax is assessed with respect to a Straddle Period, the amount of any Taxes based on or measured by income, receipts or transactions of the Company (including, income, sales, use, transfer, withholding and payroll Taxes) shall be calculated based on an interim closing of the books as of the end of the Closing Date, and the amount of any other Taxes of the Company shall be allocated to the portion of the Straddle Period up to and including the Closing Date by multiplying the amount of such Tax for the entire Straddle Period by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which shall be the number of days in the entire Straddle Period. For purposes of the above, income amounts under Sections 951, 951A and 956 of the Code (or any similar provision of state, local or foreign applicable Law) shall be computed as if the taxable year of any Subsidiary that is a controlled foreign corporation ended on the Closing Date. To the extent permitted by applicable Law, Parent covenants that it will file a consolidated U.S. federal income Tax Return with the Company and its Subsidiaries for the period starting on the day following the Closing Date, and, for U.S. federal income Tax purposes, the Company and its applicable Subsidiaries will become members of the affiliated group of corporations of which Parent is the common parent or of which Parent is a member on the day following the Closing Date.
12.03Tax Returns; Tax Elections. Until the Closing Cash Proceeds is finally determined pursuant to Section 3.03 and any disputes described in Section 3.03 are fully resolved, Parent and its Affiliates (including, after the Closing, the Company and its Subsidiaries) will not, without Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) (a) file or amend any Tax Returns with respect to the Company or its Subsidiaries for a Pre-Closing Tax Period in a manner inconsistent with past practice unless such past practice was not permitted under applicable Law or file in a jurisdiction where the Company and its Subsidiaries have not historically filed Tax Returns, (b) make, revoke or change any election with respect to the Company and its Subsidiaries that has retroactive effect to any Pre-Closing Tax Period, (c) compromise, concede or settle any Tax liability of the Company and its Subsidiaries, (d) initiate discussions or examinations with any Tax authority or voluntarily approach any Tax authority with respect to any Pre-Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period, or (e) change any Tax annual accounting period or adopt or change any Tax accounting method of the Company and its Subsidiaries if, in each case, such election or action could affect the calculation of

Closing Working Capital hereunder, the Tax liability of the Unitholder or the Optionholders or the amounts to be received by the Unitholder or the Optionholders under this Agreement (unless Parent agrees to disregard such election or action in calculating Indebtedness, Closing Working Capital, and the Closing Cash Proceeds).
12.04Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes (together with any penalties, interest, or additions with respect to any such Tax) applicable to, arising out of or imposed upon the transactions contemplated hereunder (“Transfer Taxes”) shall be borne by Parent. The person required to do so under applicable Law shall prepare and file any related Tax Return with respect to such Transfer Taxes and the non-filing party shall cooperate reasonably in the preparation of such Tax Returns. The non-filing party will have the right to review, comment on, and consent (not to be unreasonably withheld or delayed) to any return in respect of Transfer Taxes required by applicable Law.
12.05Tax Contests. Subject to Section 12.03, Parent shall have the responsibility for, and the exclusive right to control, any audit, litigation or other proceeding, and disposition thereof, with respect to any Tax Return or Taxes of the Company and its Subsidiaries.
12.06Sections 336 and 338 of the Code. Parent and its Affiliates shall not, and shall cause the Company and its Subsidiaries not to, make an election under Section 336 or Section 338 of the Code (or any similar provision under state, local, or non-U.S. Law) with respect to the transactions contemplated by this Agreement except as explicitly provided in this Section 12.06. If requested by Representative, Parent, the Company, Representative and their Affiliates agree to join in making a timely election under Section 336(e) of the Code, and any corresponding election permitted under any state or local Law (collectively, the “Section 336(e) Election”) with respect to the interests in RM NewCo distributed to Representative in the Reorganization. Parent, the Company and their Affiliates shall use commercially reasonable efforts to cooperate with Representative to take all actions necessary or appropriate to effect and preserve the Section 336(e) Election, including complying with the requirements described in Treasury Regulations Section 1.336-2(h). Following the Closing Date, Representative shall deliver to Parent a Section 336(e) election statement described in Treasury Regulations Section 1.336-2(h)(5) and (6). This Agreement, when executed, shall constitute a written binding agreement among the requisite parties, including the Company and RM NewCo to make the Section 336(e) Election, as required under Treasury Regulations Section 1.336-2(h)(1)(i). Parent, the Company and Representative shall (and shall cause their respective Affiliates to) prepare and timely file all Tax Returns (including all forms, attachments and schedules) necessary to effectuate the Section 336(e) Election.
12.07Post-Closing Transactions Not in the Ordinary Course. Parent agrees to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing as occurring on the day following the Closing Date to the extent permitted by applicable Law.
12.08FIRPTA. Prior to or at the Closing, the Company shall deliver to Parent an affidavit in the form attached hereto as Exhibit O stating that it is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS, which Parent shall deliver to the IRS on behalf of the Company upon the Closing.
12.09Intended Tax Treatment. The parties hereto agree that (a) for U.S. federal (and applicable state and local) income Tax purposes, the parties shall treat the Redemption as integrated with the sale of the Company Units pursuant to this Agreement pursuant to Zenz v. Quinlivan, 213 F.2D 917 (6th Cir. 1954)

and (b) unless otherwise required by a final “determination” within the meaning of Code Section 1313(a), no party shall take any position (on any Tax Return or otherwise) that is inconsistent with such intended Tax treatment U.S. federal (or applicable state and local) income Tax purposes.
12.10Tax Sharing Agreements. Any and all existing Tax sharing agreements binding upon the Company or any Subsidiary shall be terminated as of the Closing Date (other than agreements the primary purpose of which is not Taxes or which is solely between the Company or its Subsidiaries). After such date neither the Company nor any Subsidiary shall have any further rights or liabilities thereunder.
ARTICLE XIII

MISCELLANEOUS
13.01Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Effective Time, any other announcement or communication related to this Agreement or the transactions contemplated herein (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in accordance with a communication plan mutually agreed upon with Parent) shall be issued or made without the joint approval of Parent and the Representative, unless, and only to the extent, required by Law, by stock exchange or any regulatory or supervisory body or authority of competent jurisdiction to which the relevant party is subject or submits, whether or not such requirement has the force of law (in the reasonable opinion of counsel) in which case, to the extent reasonably practicable, Parent and the Representative shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Representative shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective investors and prospective investors in connection with their fundraising and reporting activities; provided, further, that the foregoing shall not prohibit Parent or its Affiliates from answering questions presented on investor calls or similar forums. Notwithstanding the foregoing (a) promptly after execution of this Agreement, Ultimate Parent will file a Current Report on Form 8-K pursuant to the Exchange Act of 1934, as amended, to report the execution of this Agreement and attaching this Agreement as an exhibit thereto and will issue a press release announcing the same, each, in a form that has been made available to the Representative prior to the execution of this Agreement and on which the Representative has had an opportunity to review and comment, (b) each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement, and (c) following the Closing, Parent shall be permitted to issue one or more press releases regarding this Agreement and the transactions contemplated hereby, and the Representative shall have an opportunity to review and comment on such press release prior to the issuance thereof.
13.02Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation and performance of this Agreement, the other Transaction Documents, the Company Documents, the Parent Documents and the Merger Sub Documents, and the consummation of the transactions contemplated hereby and thereby (a) by the Company, its Subsidiaries, the Unitholder or the Optionholders shall be paid by the Unitholder and the Optionholders or, prior to the Closing, by the Company and its Subsidiaries or (b) by Parent or Merger Sub shall be paid by Parent; provided, that if the Closing occurs, the Surviving Company may pay such fees, costs and expenses of Parent and Merger Sub (it being acknowledged that such fees, costs and expenses shall not be considered Transaction Expenses hereunder and will not be included as a payable in the calculation of Working Capital hereunder). Without limiting the generality of the foregoing, and for the avoidance of doubt, Parent shall pay any and all expenses relating to the R&W Insurance Policy.
13.03Notices. Except as otherwise expressly provided herein, all notices, requests, consents, claims, demands, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when sent by electronic mail on a Business Day (or on the next Business Day if sent on any non-Business Day), unless the sender receives a failure of transmission in connection therewith, (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth on Annex 13.03, or at such other address as such party may specify by written notice to the other party hereto.
13.04Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either Parent, Merger Sub or the Company without the prior written consent of the other parties hereto; provided, that, at or following the Closing, each of Parent, Merger Sub and the Surviving Company may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements; provided, further, that at or following the Closing, each of Parent or Merger Sub may assign their respective rights under this Agreement to any Affiliate of Parent or Merger Sub, but no such assignment shall relieve Parent or Merger Sub of any Liability hereunder.
13.05Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
13.06Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto hereby agree that time is of the essence with respect to the performance of each of the parties’ obligations under this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules, annexes or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, exhibits or annexes in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, annexes or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections in Article V and Article VI; provided, that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in Article V or Article VI, in each case, if the relevance of such information to such other section of the Disclosure Schedules is readily apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, in the Disclosure Schedules, exhibits and annexes hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).
13.07Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules, exhibits or annexes hereto may be amended or waived only in a writing signed by Parent, the Company and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
13.08Complete Agreement. This Agreement, the other Transaction Documents and the other agreements, instruments, and documents contemplated hereby or thereby or executed in connection herewith or therewith (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including any letter of intent. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.
13.09Third-Party Beneficiaries. The Unitholder and the Optionholders are third-party beneficiaries of this Agreement and may suffer losses for any breach of this Agreement by Parent (or, after the Closing, the Surviving Company or Merger Sub). The provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the Representative for the benefit of, the Unitholder and Optionholders, and the Representative shall have the right, but not the obligation, to enforce any obligations of Parent, Merger Sub, or the Surviving Company under this Agreement for the benefit of the Unitholder and Optionholders. Section 8.02 shall be enforceable by each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives and Section 13.14 shall be enforceable by K&E. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any legal or equitable rights, remedy, or claim under or with respect to this Agreement or any provision of this Agreement to any Person other than (a) the parties to this Agreement, the Unitholder, the Optionholders, (b) for purposes of Section 8.02, each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives and (c) for purposes of Section 13.14, K&E.
13.10Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two (2) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or to any signed agreement or instrument entered into in connection with this Agreement, or any amendments hereto or thereto, shall re-execute the original form of this Agreement, or the applicable signed agreement, instrument or amendment, and deliver such form to all other parties hereto or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.
13.11GOVERNING LAW; CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES AND ANNEXES ATTACHED HERETO AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTE OF LIMITATIONS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE.
13.12Arbitration; WAIVER OF JURY TRIAL.
(a)Except for (i) disputes, controversies or claims arising under Section 3.03 (which will be resolved in accordance with the dispute resolution provisions set forth therein), (ii) claims seeking injunctive relief (for which the provisions of Section 13.18 will be applicable) or (iii) as otherwise explicitly set forth in another Transaction Document, all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise), including any question regarding the existence, validity, scope or enforceability of this Section 13.12, will be settled by a confidential, final and binding arbitration held in Wilmington, Delaware (or such alternative location or via telephonic or video conference as mutually agreed by the parties or determined by the arbitrators in their reasonable discretion), administered by JAMS in accordance with the JAMS Comprehensive Arbitration Rules & Procedures in effect at the time the arbitration is commenced (the “Comprehensive Arbitration Rules”), which rules are deemed incorporated by reference into this Section 13.12. For the avoidance of doubt, in the event of a conflict between this Section 13.12 and the Comprehensive Arbitration Rules, this Section 13.12 shall control.
(b)Any arbitration proceedings shall be conducted before three (3) neutral arbitrators to be selected pursuant to the Comprehensive Arbitration Rules (the “Arbitrators”) as expeditiously as possible. The award of the Arbitrators on the points in dispute (the “Award”) will be final, non-appealable and binding, and judgment on the Award may be entered by any court having jurisdiction thereof. The Arbitrators will only be authorized to interpret the provisions of this Agreement, and will not amend, change or add to any such provisions. The parties hereto agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any party with respect to this Agreement (other than disputes, controversies or claims arising under Section 3.03 (which will be resolved in accordance with the dispute resolution provisions set forth therein) or claims seeking injunctive relief (for which the provisions of Section 13.18 will be applicable)). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.
(c)Except as may be necessary in connection with a court application for a provisional or preliminary remedy, a court action to challenge or enforce the Award by the Arbitrators, a financial audit or as otherwise required by law or judicial decision, the parties hereto and the Arbitrators will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, the existence of any controversy under this Section 13.12, the referral of any such controversy to arbitration or the status or resolution thereof. The parties hereto further agree that the Arbitrators shall render the Award in writing and explain the decision, which, to the extent possible, shall not include confidential information. The Arbitrators will have the discretion to require one party to such arbitration to bear all or a portion of the expenses (including reasonable attorneys’ and other advisory fees actually incurred) of the other party(ies) to the arbitration, but any such fee shifting must be based on a finding that the party’s position on the merits or conduct of the arbitration was unreasonable or in bad faith.
(d)Entry of judgment upon any award in any arbitration pursuant to this Section 13.12 shall be governed by the governing law set forth in Section 13.11. Each of the parties (i) hereby irrevocably submits to the jurisdiction of the state and federal courts in the State of Delaware, County of Newcastle, for purpose of enforcing the award or decision in any such proceeding or in any action seeking injunctive relief or otherwise and (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable Law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereby waives personal service of any summons, complaint, or other process in any action pursuant to this sub-paragraph and consents to service of process by registered mail pursuant to the notice provisions in Section 13.03, or by any other method authorized by the Delaware long arm statute. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other parties hereto. Final judgment against any party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.
(e)SUBJECT TO THE OTHER PROVISIONS IN THIS SECTION 13.12, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).
13.13Representative.

(a)The Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney in fact (coupled with an interest) for all the equityholders of the Company for all purposes under this Agreement including the full power and authority on behalf of all the equityholders of the Company: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, the adjustment of Closing Cash Proceeds contemplated by Section 3.03); (iii) to receive and disburse to, or cause to be received or disbursed to, any equityholder of the Company any funds received on behalf of such equityholder under this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or otherwise; (iv) to withhold any amounts received on behalf of any equityholder of the Company pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or to satisfy any and all obligations or liabilities of any equityholder of the Company or the Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations in connection with the adjustment of Closing Cash Proceeds contemplated by Section 3.03); (v) (A) to dispute or refrain from disputing, on behalf of the Unitholder or any Optionholder relative to any amounts to be received by the Unitholder or any Optionholder under this Agreement or any other Transaction Document (including the Escrow Agreement), any claim made by Parent or Merger Sub under this Agreement or any other Transaction Document (including the Escrow Agreement), (B) to negotiate and compromise, on behalf of the Unitholder or any Optionholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other Transaction Document (including the Escrow Agreement) and (C) to execute, on behalf of the Unitholder or any Optionholder, any settlement agreement, release or other document with respect to such dispute or remedy; (vi) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of any equityholder of the Company); (vii) to receive and disburse to, or cause to be received or disbursed to, any individual pursuant to any incentive compensation agreement providing for a transaction bonus, in effect as of the Closing; and (viii) to take all other actions to be taken by or on behalf of any equityholder of the Company in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each equityholder of the Company. All decisions and actions by the Representative shall be binding upon each equityholder of the Company, and no such equityholder shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.
(b)The Representative and its Non-Recourse Parties shall be indemnified, held harmless and reimbursed by each equityholder of the Company severally (based on each equityholder of the Company’s respective Equityholder Allocation Percentage), and not jointly, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by the Representative and its Non-Recourse Parties in connection with any claim, action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement (including, for the avoidance of doubt, the satisfaction of payment obligations in connection with the adjustment of Closing Cash Proceeds contemplated by Section 3.03). Any and all amounts paid or incurred by the Representative and its Non-Recourse Parties in connection with any claim, action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement are on behalf of the equityholders of the Company (and, not for the avoidance, on behalf of the Representative in any other capacity, as the Unitholder or otherwise).
(c)Neither the Representative nor any of its Non-Recourse Parties shall incur any liability to any equityholder of the Company by virtue of the failure or refusal of the Representative or any of its Non-Recourse Parties for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder. The Representative and its Non-Recourse Parties shall have no liability in respect of any action, claim or proceeding brought against any such Person by any equityholder of the Company, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith.
(d)If the Representative pays or causes to be paid any amounts in connection with any obligation or liability of an equityholder of the Company in connection with the transactions contemplated hereby (including, for the avoidance of doubt, the adjustment of Closing Cash Proceeds contemplated by Section 3.03), any such payments and the reasonable expenses of the Representative incurred in administering or defending the underlying dispute or claim may be reimbursed, when and as incurred, from the Representative Holdback Amount (and, if not so reimbursed from the Representative Holdback Amount, the Representative shall be indemnified, held harmless and reimbursed by each equityholder of the Company severally (based on the Equityholder Allocation Percentage of such equityholder of the Company), and not jointly, for such amount(s)). The Representative may, in its sole and absolute discretion, distribute, or cause to be distributed, any or all of the funds received or held by it on behalf of the equityholders of the Company (including, for the avoidance of doubt, any portion of the Merger Consideration) to one (1) or more of such equityholders at any time after the date hereof, which such distribution(s) of funds may be different (i.e., with respect to amount, timing, conditionality or otherwise) for each such equityholder. Upon full reimbursement of all expenses, costs, obligations or liabilities incurred by the Representative in the performance of its duties hereunder, the Representative shall distribute, or cause to be distributed, all remaining funds held by it on behalf of the equityholders of the Company to such equityholders; provided, that to ensure compliance with Treasury Regulation 1.409A-3(i)(5)(iv), the Optionholders shall not be entitled to receive any payment, and no payment shall be made to the Optionholders, in connection with the transaction contemplated hereby later than the date which is five (5) years after the Closing Date (it being understood that the Unitholder may receive payments after the date which is five (5) years after the Closing Date, including, for the avoidance of doubt, amounts that, if paid prior to the date which is five (5) years after the Closing Date, would have been paid to the Optionholders).
(e)Notwithstanding anything to the contrary set forth herein, the Representative and its Affiliates shall not be liable to any equityholder of the Company for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by Parent or Merger Sub or the Surviving Company.
(f)All references to the “Representative” herein mean such Person in its capacity as representative of the equityholders of the Company and not, for the avoidance of doubt, in any other capacity, as the Unitholder or otherwise.
(g)Parent and Merger Sub shall be entitled to deal exclusively with Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any equityholder of the Company by Representative, and on any other action taken or purported to be taken on behalf of any by Representative, as being fully binding upon such Person. Notices or communications to or from Representative shall constitute notice to or from each of the equityholders of the Company. Any decision or action by Representative hereunder, including any agreement between Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all equityholders of the Company and shall be final, binding and conclusive upon each such Person. No equityholder of the Company shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 13.13, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of the Representative, or by operation of Law, whether by death or other event.
(h)Except as may have been expressly and specifically agreed to in writing by an equityholder of the Company, on the one hand, and Kirkland & Ellis LLP (“K&E”), on the other hand, and except for the Representative, the AEI Consultants and their respective Affiliates (i) K&E has not and is not representing, and shall not be deemed to have represented any equityholder of the Company in connection with the transactions contemplated hereby and (ii) K&E has not and is not providing any advice or counsel (including legal advice or counsel), and shall not be deemed to have provided counsel or advice, to any equityholder of the Company in connection with the transactions contemplated hereby. Each equityholder of the Company agrees that K&E may represent the Representative, the AEI Consultants and their respective Affiliates in any matter related to the transactions contemplated hereby including matters which maybe adverse to such equityholders and, in furtherance thereof, each such equityholder consents to, and waives, restriction or condition of any kind, any actual or potential conflict or other actual or potential objection with respect to K&E’s representation of the Representative, the AEI Consultants and their respective Affiliates in any matter related to the transactions contemplated hereby.
13.14Privilege. Following consummation of the transactions contemplated hereby, K&E may serve as counsel to each and any of the Representative, the Unitholders, the Optionholders and their respective Non-Recourse Parties, in connection with any matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including the Representative, the AEI Consultants and their respective Affiliates), and each of the parties hereto (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom including, for the avoidance of doubt, the resolution and finalization of the Closing Cash Proceeds pursuant to Section 3.03; provided that, such representation, consent and waiver shall not include any representation by K&E in respect of any litigation or dispute proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent. The Company and its Subsidiaries further acknowledge that Parent is also a client of K&E, but not with respect to this Agreement or the transactions contemplated hereby. Parent and the Company hereby acknowledge that K&E’s concurrent representation of each of Parent (in other matters) and the Company (in connection with this Agreement and the transactions contemplated hereby) is with the understanding that such representation will not preclude K&E from continuing its current and ongoing representations of either clients or assuming any future representation in other matters that Parent or the Company, as applicable, may request; provided that, such future representation shall not include any representation by K&E in respect of any litigation or dispute proceeding adverse to Parent or any of its Affiliates without the prior written consent of Parent. Any attorney-client privilege, work product protection or expectation of confidentiality arising out of or as a result of K&E’s representing the Company or any of its Subsidiaries in any matter relating in any way to the Representative, the AEI Consultants and their respective Affiliates to the extent related to the transactions contemplated by this Agreement (collectively, the “Privileges”) shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any Company Document, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Privileges (collectively, “Privileged

Materials”) shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, the Representative. For the avoidance of doubt, as to any Privileged Materials, Parent, Merger Sub and the Company (including, after the Closing, the Surviving Company), together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing, and the Representative, the AEI Consultants and their respective Affiliates shall have the right to assert any of the Privileges against the Company (including, after the Closing, the Surviving Company) and its Subsidiaries. Notwithstanding anything in this Section 13.14 to the contrary, in the event that a dispute arises between Parent or any Affiliate of Parent (including the Company or any of its Subsidiaries), or any of their respective successors-in-interest, on the one hand, and any third party other than the Representative, the Unitholder, the Optionholders and their respective Non-Recourse Parties, on the other hand, Parent or such Affiliate may assert the attorney-client privilege to prevent the disclosure of the Privileged Materials to any such third party. The Company (including, after the Closing, the Surviving Company) further agrees that, on its own behalf and on behalf of its Subsidiaries, K&E’s retention by the Surviving Company or any of its Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing. The Surviving Company shall cause each of its future direct and indirect Subsidiaries and its and their successors and assigns that are not signatories to this Agreement to fulfill and comply with the terms of this Section 13.14 and take any and all other steps necessary to effect the agreements in this Section 13.14. In the event Parent or the Surviving Company is legally required or requested by any Governmental Body to access or obtain a copy of all or a portion of the Privileged Materials, Parent or the Surviving Company, as applicable, shall be entitled to access or obtain a copy of and disclose the Privileged Materials to the extent necessary to comply with any such legal requirement or request; provided that Parent shall promptly notify the Representative in writing (prior to the disclosure by Parent or the Surviving Company, as applicable, of any Privileged Materials to the extent reasonably practicable) so that the Representative can seek a protective order and the Parent agrees to use commercially reasonable efforts (at the sole cost and expense of the Representative) to assist therewith.
13.15Non-Recourse Parties. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party.
13.16Deliveries to Parent. Parent agrees and acknowledges that any reference to documents or other items having been “made available” or “provided” to Parent means uploaded and made available to Parent, Merger Sub or their representatives in either (a) the online “data room” established by Datasite for project “Eagle” or (b) the online “data room” established by SharePoint for “Belcan 3rd Party Contract Review Documents”, in each case, on or before the date that is three (3) Business Days prior to the date hereof.
13.17Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.
13.18Specific Performance.
(a)The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith, and no party hereto shall assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at law. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.
(b)If, before the Outside Date, any party hereto brings any action, to enforce specifically the performance of the terms and provisions hereof by any other party, then the Outside Date will automatically be extended (i) for the period during which such action is pending and until such action has been finally resolved by a non-appealable ruling by an arbitrator or court of competent jurisdiction in accordance with the terms hereof, plus ten (10) Business Days or (ii) by such greater time period established by the court or arbitrator presiding over such action, as the case may be.
13.19Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in Section 13.13, in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.
13.20Prevailing Parties. Except as otherwise provided in Section 3.03, in any dispute arising out of or related to this Agreement (including, for the avoidance of doubt, any dispute arbitrated under Section 13.12), any of the exhibits, annexes or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits, annexes or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits, annexes or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby; provided that, notwithstanding the foregoing, no prevailing party in any such action shall be entitled to an award of attorneys’ fees based on any contingency, “success fee” or similar arrangement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first above written.

COMPANY:
PROPULSION HOLDINGS, LLC
By:    /s/ Lance Kwasniewski
Name:    Lance Kwasniewski
Title:    Chief Executive Officer and President
Signature Page to Agreement and Plan of Merger

PARENT:
COGNIZANT DOMESTIC HOLDINGS CORPORATION

By:    /s/ Carrie Ryan
Name:    Carrie Ryan
Its:    Vice President, Legal and Secretary

MERGER SUB:
EAGLE ACQUISITION SUB, LLC
By: COGNIZANT DOMESTIC HOLDINGS
CORPORATION, its Sole member

By:    /s/ Carrie Ryan
Name:    Carrie Ryan
Its:    Vice President, Legal and Secretary

Signature Page to Agreement and Plan of Merger

REPRESENTATIVE:

PROPULSION INTERMEDIATE, LP

By: AE Industrial Partners Extended Value Fund GP, LP
Its: General Partner

By: AeroEquity GP, LLC
Its: General Partner

By:    /s/ Michael Greene
Name:    Michael Greene
Title:    Authorized Signatory
Signature Page to Agreement and Plan of Merger